     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  CORIO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                             7371                            77-0492528
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                           959 SKYWAY ROAD, SUITE 100
                          SAN CARLOS, CALIFORNIA 94070
                                 (650) 232-3000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 GEORGE KADIFA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  CORIO, INC.
                           959 SKYWAY ROAD, SUITE 100
                          SAN CARLOS, CALIFORNIA 94070
                                 (650) 232-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              HOWARD S. ZEPRUN, ESQ.                             STEVEN B. STOKDYK, ESQ.
               CAINE T. MOSS, ESQ.                                   ALBERT LIU, ESQ.
         WILSON SONSINI GOODRICH & ROSATI                          SULLIVAN & CROMWELL
             PROFESSIONAL CORPORATION                       1888 CENTURY PARK EAST, SUITE 2100
                650 PAGE MILL ROAD                            LOS ANGELES, CALIFORNIA 90067
           PALO ALTO, CALIFORNIA 94304                                (310) 712-6600
                  (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES                  PROPOSED MAXIMUM AGGREGATE                  AMOUNT OF
TO BE REGISTERED                                       OFFERING PRICE(1)                REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share.........            $50,000,000                         $13,200
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion. Dated        , 2000.

                                            Shares

     [CORIO LOGO]
                                  CORIO, INC.

                                  Common Stock
                             ----------------------

     This is an initial public offering of shares of common stock of Corio, Inc.
All of the           shares of common stock are being sold by Corio.

     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per
share will be between $     and $     . Corio has applied for quotation of its
common stock on the Nasdaq National Market under the symbol "CRIO."

     See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of the common stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Share     Total
                                                              ---------     -----
Initial public offering price...............................
Underwriting discount.......................................
Proceeds, before expenses, to Corio.........................

     To the extent that the underwriters sell more than           shares of
common stock, the underwriters have the option to purchase up to an additional shares from Corio at the initial public offering price less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on             , 2000.
GOLDMAN, SACHS & CO.
                        MERRILL LYNCH & CO.
                                             ROBERTSON STEPHENS
                                                            AMERITRADE
                             ----------------------

                      Prospectus dated             , 2000.

                    DESCRIPTION OF GRAPHICS FOR FRONT COVER

     At the top right-hand margin of the page appears the Corio logo and, to the right of the logo, the name "Corio." Below the Corio logo and name appears the phrase, "The Next Generation ASP -- more than just hosting an application." Below this phrase is a graphic of a globe transposed on a series of concentric circles traversed by spokes radiating from the center of the inner circle. On the right margin below this graphic appears the phrase, "First generation Application Service Providers (ASPs) simply outsource the existing application process." Below this phrase appears the phrase, "Next generation ASPs address integration, customization, automation and multi-tenancy. They provide a lower total cost of ownership and a more compelling value proposition to all stakeholders." Located below this phrase in the bottom right-hand corner of the page appears the phrase, "Corio -- the next generation ASP." Extending from the bottom left-hand corner of the page and extending halfway up and across the page is a rectangular graphic depicting the first five characters of an URL address. Along the right side of this rectangular graphic are ten rows of faint images of the Corio logo and name.

                     DESCRIPTION OF GRAPHICS FOR BACK COVER

     Traversing the top quarter of the page is a black rectangular graphic containing the phrase, "How do companies reduce the cost of enterprise applications?" Below this phrase, highlighted by a rectangular border is the phrase, "They hire Corio." Below the black rectangular graphic is the phrase, "Our entire delivery model is designed to provide maximum value to our customers:" Below this phrase, running down the right margin of the page, are six rows of phrases marked by bullets. The first phrase is "Lower IT personnel costs." The second phrase is "Lower implementation costs." The third phrase is "Integration and interface savings." The fourth phrase is "Lower software and maintenance costs." The fifth phrase is "Reduced upgrade expenses." The sixth phrase is "Reduced server hardware, network and maintenance costs." To the left of the six rows of phrases is a graphic of a man's bespectacled face. In the background of this graphic is an image of a woman. Below the graphic of the man's face are the letters "www." In the bottom left corner of the page, immediately below the letters "www.", is a graphic of an hourglass. To the right of the graphic of the hourglass are faint images of a set of indecipherable charts and graphic and the Corio name and logo.

                   DESCRIPTION OF GRAPHICS FOR FRONT GATEFOLD

     Below the top of the front gatefold, beginning near the left margin of the front gatefold and extending across to the right margin, is a thin black line. Above this line and at the left margin of the front gatefold is the phrase, "Corio is . . .". Approximately halfway across the front gatefold and above the thin black line is the phrase, "Enabling a world where any company can get best-of-breed e-business capabilities without the cost and challenges." Below the thin black line and under the phrase "Corio is . . . " is the following text: "A leading Application Service Provider (ASP) providing e-business capabilities to any company. We provide a suite of integrated, best-of-breed business applications hosted on a technology platform over a secure network for a monthly fee. We are the single point of accountability for everything -- application management, security, infrastructure, data center and network management." Below this phrase is the phrase "Customer Benefits:", followed by six rows of phrases, each marked by a bullet. The first phrase is "Business process integration: internal processes and exchanges with suppliers, partners and customers." The second phrase is, "Projected 30% or greater total cost of ownership reduction." The third phrase is, "Rapid access to best-of-breed applications they will never outgrow." The fourth phrase is "Implementation typically in 2 to 14 weeks." The fifth phrase is "Ability to focus on their core business." The sixth phrase is "Industry-leading customer service and support." To the right of the six rows of bulleted text is a graphic, entitled the "Corio Intelligence Enterprise", of a man sitting at a desk before a large computer console on which appears an enlarged graphical representation of the Corio Intelligent Enterprise. A cable extends from the right side of the computer console and up the center of the front gatefold to connect to the left side of another graphic entitled "Application Management Center." This graphic depicts four people sitting at a desk in front of a large computer console on which appears a globe, a pie chart, a bar chart and indecipherable text. From the right side of this graphic extends a cable that connects to a graphic entitled "Data Centers." Above the cable between Application Management Center and Data Centers is the text "Secure Network." This graphic depicts a man standing in front of four rectangular structures. Below the "Application Management Center" and "Data Centers" graphics is a box divided into three sections of text. The first section is entitled Corio Intelligent Enterprise, and contains the sentence "The Corio Intelligent Enterprise is a suite of integrated applications covering best-of-breed enterprise resource planning, customer relationship management and e-commerce." The second section of text is entitled "Application Management Center", and contains the following text: Our Application Management Center manages and supports the software applications, security infrastructure, networks, hardware and data centers we use 24 hours a day, seven days week." The third section of text is entitled, "Orion -- Our Technology Platform," followed by four rows of phrases, each marked with a bullet. The first phrase is "Enables integration -- within our Corio Intelligent Enterprise as well as across installed legacy applications." The second phrase is, "Provides software automation management facilitating software upgrades, patching and testing." The third phrase is, "Provides customization through a repository of robust extensions -- providing our customers with additional functionality at a lower cost." The fourth phrase is, "Delivers software applications to our customers in a multi-tenant environment over a secure network. At the bottom of the front gatefold, beginning near the left margin and extending beneath the graphic of the Corio Intelligent Enterprise to the right margin, is a thin black line. At the bottom left margin is a box titled "Enterprise Software Vendors" that contains the logos of BroadVision, Changepoint, Commerce One, Moai, PeopleSoft, Portal, SAP and Siebel. To the right of this box is another box titled "Infrastructure Providers" that contains the logos of Concentric Network and Sun Microsystems.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information appearing elsewhere in this prospectus, especially "Risk Factors" and the financial statements and notes thereto.

     Except as otherwise specified in this prospectus, all information herein:

     - assumes no exercise of the underwriters' over-allotment option;

     - gives effect to our two-for-one stock split in July 1999; and

     - gives effect to conversion of all outstanding shares of preferred stock
       into           shares of common stock upon consummation of this offering,
       assuming an offering price of $          .

                                  CORIO, INC.

     We are a leading enterprise application service provider, or ASP. We implement, integrate and manage the Corio Intelligent Enterprise, a suite of scalable, best-of-breed enterprise software applications from leading vendors, which we offer to our customers over a secure network. This suite of applications is designed to accommodate the requirements of rapidly growing as well as larger, more mature companies. We enable our customers to avoid the significant upfront licensing, implementation and integration costs and the unpredictable and often greater ongoing application management costs usually associated with internally-operated enterprise application systems. Following the rapid implementation of applications, usually performed for a fixed fee, our customers pay a predictable monthly service fee based largely on the number of applications hosted and total users. By providing application implementation, integration, management and various upgrade services and related hardware and network infrastructure, we reduce the information technology, or IT, burdens of our customers, enabling them to focus on their core businesses and react quickly to dynamic market conditions.

     We offer software applications from PeopleSoft and SAP for enterprise resource planning, Siebel Systems for customer relationship management, BroadVision, Commerce One and Moai for e-commerce and Changepoint, Cognos, E.piphany and Portal Software for business intelligence and industry-specific solutions. We leverage the capabilities of companies such as Concentric Network to provide our customers leading data center and network infrastructure technologies.

     The ASP industry arose in the late 1990s in response to opportunities created within the IT industry due to the emergence of the Internet, the proliferation of emerging high-growth and middle-market companies requiring rapid and cost-effective deployment of IT infrastructure and the increasing importance of e-business to companies of all sizes. Gartner Group estimates that the ASP market will grow from $900 million in 1998 to $23 billion by 2003.

     Our objective is to be the leading enterprise ASP worldwide. Key elements of our strategy to achieve this objective include:

     - offering a compelling value proposition to our customers by providing them with reduced and more predictable IT costs and accelerated time to benefit;

     - leveraging our "one-to-many" business model by providing standardized services to numerous customers;

     - maintaining our technology leadership position by continuing to invest in research and development;

     - working with leading network and data center providers to provide our customers with state-of-the-art and secure network infrastructure;

     - leveraging our strategic relationships to help build our customer base and scale our services;

     - broadening our service offerings; and

     - continuing our commitment to customer satisfaction.

     We were incorporated in Delaware in September 1998. Our principal executive offices are located at 959 Skyway Road, Suite 100, San Carlos, California 94070, and our telephone number at that location is (650) 232-3000. Our website is located at www.corio.com. The information contained on our website does not constitute part of this prospectus.

     Corio, the Corio logo, Orion and other marks relating to our services are our trademarks or service marks. All other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING

Common stock offered by Corio....                   shares

Common stock to be outstanding
after this offering..............                   shares

Use of proceeds..................    For repayment of indebtedness, working
                                     capital and general corporate purposes and, potentially, for acquisition opportunities that may arise.

Proposed Nasdaq National Market
symbol...........................    CRIO

     The number of shares to be outstanding upon completion of this offering is based on 32,604,990 shares outstanding as of March 31, 2000. This number assumes the conversion into common stock of all of our preferred stock outstanding on that date and excludes:

     - 9,973,173 shares of common stock subject to outstanding options as of March 31, 2000;

     - 6,944,350 additional shares of common stock available for grant under our 1998 Stock Plan as of March 31, 2000;

     - 1,000,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan 2000;

     - 50,000 shares of common stock subject to outstanding warrants at an exercise price of $6.50 per share;

     - 681,213 shares of series A preferred stock subject to outstanding warrants at an exercise price of $1.24 per share;

     - 307,692 shares of series C preferred stock subject to outstanding warrants at an exercise price of $6.50 per share; and

     - 43,077 shares of series C preferred stock subject to an outstanding warrant at an exercise price of $6.50 per share, assuming this offering is completed on or before June 30, 2000.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                              1998(1)      1999
                                                              -------    --------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Application management services...........................  $   --     $    746
  Professional services and other...........................   1,292        5,036
     Total revenues.........................................   1,292        5,782
Loss from operations........................................  (3,130)     (44,522)
Net loss....................................................  (3,201)     (45,000)
Basic and diluted net loss per share........................  $(3.89)    $ (38.96)
                                                              =======    ========
Weighted-average shares.....................................     823        1,155
                                                              =======    ========
Pro forma net loss per share (unaudited)(2):
Basic and diluted...........................................             $
Weighted-average shares.....................................

                                                         AS OF DECEMBER 31, 1999
                                                -----------------------------------------
                                                                             PRO FORMA
                                                ACTUAL     PRO FORMA(3)    AS ADJUSTED(4)
                                                -------    ------------    --------------
BALANCE SHEET DATA:
Cash and cash equivalents.....................  $37,117      $ 91,617         $
Working capital...............................   24,448        78,948
Total assets..................................   61,596       116,096
Notes payable and capital lease obligations,
  less current portion........................    7,335         7,335
Total stockholders' equity....................   36,484        90,984

---------------
(1) Period from September 1, 1998 (date of inception) to December 31, 1998.

(2) Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted-average number of shares of common stock outstanding, including the pro forma effect of the automatic conversion of our preferred stock and mandatorily redeemable preferred stock into shares of our common stock effective upon the closing of this offering, as if such conversion occurred on January 1, 1999, or at the date of issuance, if later. Pro forma common equivalents, consisting of incremental common stock issuance upon the exercise of stock options and warrants, as well as shares subject to repurchase agreements are not included in pro forma diluted net loss per share because they would be antidilutive.

(3) The pro forma column gives effect to the gross proceeds from the sale of our senior series E mandatorily redeemable preferred stock in April 2000 on an
    as if converted basis. Assuming an initial offering price of $     , all
    outstanding shares of our preferred stock will convert into shares of common stock upon the closing of this offering.

(4) The pro forma as adjusted column gives effect to the sale of shares of common stock offered by us at an assumed initial public offering
    price of $     per share and the application of the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOW, EXPECT THIS TO CONTINUE AT LEAST FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.

     We have spent significant funds to date to develop and refine our current services, to create an operations organization, consisting of application management and customer support services personnel, to build a professional services organization and to develop our sales and marketing resources. We have incurred significant operating losses and negative cash flow and have not achieved profitability. As of December 31, 1999, we had an accumulated deficit of $48.2 million.

     We expect to continue to invest significantly in our operations organization and in research and development to enhance current services and expand our service offerings. We also plan to continue to grow our professional services organization and sales force and to spend significant funds to promote our company and our services. We expect to continue to hire additional people in all other areas of our company in order to support our growing business. In addition, we expect to continue to incur significant fixed and other costs associated with customer acquisitions and with the implementation and configuration of software applications for customers. As a result of all of these factors, to achieve operating profitability, excluding non-cash charges, we will need to increase our customer base, to decrease our overall costs of providing services, including the costs of our licensed technology and the costs of customer acquisition, and to increase our number of users and revenues per customer. We cannot assure you that we will be able to increase our revenues or increase our operating efficiencies in this manner. Moreover, because we expect to continue to increase our investment in our business faster than we anticipate growth in our revenues, we expect that we will continue to incur significant operating losses and negative cash flow for the foreseeable future and we may never be profitable.

     Even if we are able to generate revenues that exceed our operating costs, we expect to incur substantial accounting charges over the next seven years associated with our issuance of warrants to Ernst & Young on behalf of its consulting division, E&Y Consulting, which will likely result in significant operating losses through this entire period. For detailed information relating to the issuance of these warrants and potential substantial accounting charges associated with this issuance, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE A LIMITED OPERATING HISTORY AND IF WE DO NOT ADDRESS THE RISKS ASSOCIATED WITH OUR EARLY STAGE OF DEVELOPMENT OUR BUSINESS WILL SUFFER.

     Our industry is new, we have not been in business long and we have offered our services for a relatively short period of time. Prior to September 1998, our predecessor company, DSCI, carried on a different business. Accordingly, we have a limited operating history under our current business model. We have a limited number of customers, have implemented our services a limited number of times and only a portion of our customers are operating on our system. An investor in our common stock must consider these facts as well as the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the market for Internet-based software application services. Some of the risks and difficulties relate to our potential inability to:

     - acquire new customers;

     - reduce costs associated with the delivery of services to our customers;

     - expand and maintain our pipeline of sales prospects in order to promote greater predictability in our period-to-period sales levels;

     - complete successful implementations of our software applications in a manner that is repeatable and scalable;

     - integrate successfully software applications we manage with each other and with our customers' existing systems;

     - continue to offer new services that complement our existing offerings;

     - increase awareness of our brand; and

     - maintain our current, and develop new, strategic relationships.

     We cannot assure you that we will successfully address these risks or difficulties. If we fail to address any of these risks or difficulties adequately, our business may suffer.

OUR QUARTERLY OPERATING RESULTS MAY VARY IN THE FUTURE, WHICH COULD CAUSE OUR STOCK PRICE TO DROP.

     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control. In order to promote future growth, we expect to continue to expend significant sums in all areas of our business, particularly in our operations, professional services, research and development and sales and marketing organizations. Because the expenses associated with these activities are relatively fixed in the short-term, we may be unable to adjust spending quickly enough to offset any unexpected shortfall in revenue growth or any decrease in revenue levels. As a result, we expect our quarterly operating results to fluctuate.

     Important factors that could cause our quarterly results and stock price to fluctuate materially include:

     - the timing of obtaining, implementing and establishing connectivity with individual customers;

     - the loss of or change in our relationship with important customers;

     - the timing and magnitude of capital expenditures;

     - costs, including license fees, relating to the software applications we use;

     - costs relating to the expansion of our operations;

     - customer discounts and credits;

     - changes in our pricing policies or those of our competitors;

     - changes in our revenue mix from professional services revenues to application management services revenues;

     - potential changes in the accounting standards associated with accounting for stock or warrant issuances and for revenue recognition; and

     - accounting charges associated with the warrants that we have issued to E&Y Consulting and a software vendor, as well as potential accounting charges we may incur in the future relating to stock or warrant issuances to future strategic partners.

     These factors make it difficult to predict our financial performance. As our quarterly results fluctuate, they may fall short of the expectations of public market analysts or investors. If this occurs, the price of our common stock may drop.

WE DEPEND ON SOFTWARE VENDORS TO SUPPLY US WITH THE SOFTWARE NECESSARY TO PROVIDE OUR SERVICES, AND THE LOSS OF ACCESS TO THIS SOFTWARE, ANY DECLINE IN ITS FUNCTIONALITY OR LIMITS ON ITS USE COULD CAUSE OUR BUSINESS TO SUFFER.

     We offer our customers software applications from third parties, such as BroadVision, Commerce One, PeopleSoft, SAP and Siebel Systems, that we in turn incorporate into the services we provide to customers. Our agreements with third-party software vendors are non-exclusive, are for limited terms ranging from two to five years and typically permit termination in the event of our breach of the agreements. If we lose the right to use the software that we license from third-parties, if the cost of licensing such software applications becomes prohibitive, or if we change the vendors from whom we currently license software, our customers' businesses could be significantly disrupted, which could harm our business. We cannot assure you that our services will continue to support the software of our third-party vendors, or that we will be able to adapt our own offerings to changes in third-party software. In addition, if our vendors were to experience financial or other difficulties, it could adversely affect the availability of their software. It is also possible that improvements in software by third-parties with whom we have no relationship could render the software we offer to our customers less compelling or obsolete.

     Furthermore, the licenses we have for the third-party software we use to deliver our services typically restrict our ability to sell our services to customers with revenue above or below specified revenue levels and in specified countries. Our operating results and ability to grow could be harmed to the extent these licenses prohibit us from selling our services to customers to which we would otherwise sell our services, or in countries in which we would otherwise sell our services.

POOR PERFORMANCE OR DISRUPTIONS IN OUR BUSINESS-CRITICAL SERVICES COULD HARM OUR REPUTATION AND SUBJECT US TO LIABILITIES.

     Our customers depend on our hosted software applications for their critical systems and business functions, including enterprise resource planning, customer relationship management and e-commerce. Our customers' businesses could be seriously harmed if the applications we provide to them work improperly or fail, even if only temporarily. Accordingly, if the software that we license from our vendors or our implementation of such software performs poorly, experiences errors or defects or is otherwise unreliable, our customers would likely be extremely dissatisfied, which could cause our reputation to suffer, force us to divert research and development and management resources, cause a loss of revenues or hinder market acceptance of our services. It is also possible that any customer disruptions resulting from failures in our applications could force us to refund all or a portion of the fees customers have paid for our services or result in other significant liabilities to our customers.

WE CANNOT ASSURE YOU THAT WE WILL HAVE SUCCESS IMPLEMENTING, HOSTING OR MANAGING ENTERPRISE SOFTWARE APPLICATIONS, AND WE HAVE LIMITED OR NO EXPERIENCE WITH SOME OF THE APPLICATIONS WE OFFER OR ANY OF THE APPLICATIONS WE MAY OFFER IN THE FUTURE.

     Implementations of integrated enterprise software applications can be complicated, and we have limited experience to date completing implementations of integrated software applications for our customers. We cannot assure you that we will develop the requisite expertise or that we can convince customers that we have the expertise required to implement, host or manage these applications. In addition, because PeopleSoft software applications were our first application offerings, our customers to date have primarily implemented our PeopleSoft application offerings. We have limited experience installing many of the applications we offer, particularly some of the applications we have recently begun to offer. Our reputation will be harmed and our business could suffer significantly if we are not able to complete successfully repeated implementations of our enterprise software applications, including those applications with which we have limited or no implementation, hosting or management experience to date.

WE HAVE ONLY IMPLEMENTED OUR ORION TECHNOLOGY PLATFORM FOR A SMALL NUMBER OF CUSTOMERS, AND IT MAY NOT PROVIDE THE BENEFITS WE EXPECT.

     We have only implemented Orion, our technology platform, for a small number of customers, and it may not be an effective means to integrate applications. In addition, we are investing substantial resources to continue to develop and improve this platform. We cannot assure you that our Orion platform will achieve market acceptance or will work in the manner we expect or that we will be able to achieve a return on our investment.

OUR STRATEGIC ALLIANCE WITH E&Y CONSULTING MAY NOT BE AS BENEFICIAL TO US AS WE EXPECT AND WILL SUBJECT US TO LARGE AND UNPREDICTABLE EXPENSES.

     We have entered into a strategic marketing alliance with Ernst & Young on behalf of its consulting division, E&Y Consulting, and have granted to E&Y Consulting warrants to purchase approximately 4.7 million shares of our common stock upon consummation of this offering and up to approximately 2.3 million shares based on specific performance metrics achieved by E&Y Consulting. The warrants likely will subject us to accounting charges in significant and unpredictable amounts. These expenses will likely affect our operating results in a significant and adverse manner and may make our financial performance difficult to predict. Because of the accounting policies associated with these warrants, the charges associated with the warrants will be based in part on the performance of our stock. Accordingly, significant increases in our stock price could result in non-cash accounting charges amounting to hundreds of millions of dollars.

     Our agreement with E&Y Consulting provides for exclusive client referrals from E&Y Consulting for emerging high-growth and middle-market clients in the Americas. These limitations on exclusivity may limit our ability to benefit from the marketing alliance. This strategic alliance will not be considered a success if it does not generate a large number of customers for us. Moreover, this alliance may adversely affect our ability to generate new customers through relationships with other systems integration and consulting firms. Finally, it is possible that we may become dependent on E&Y Consulting for implementation of our services and, if our relationship with E&Y Consulting terminates, we may not be able to find systems integrators to replace the services E&Y Consulting is expected to provide us.

     If our relationship with E&Y Consulting was determined to impinge upon E&Y Consulting's independence with respect to any of Ernst & Young's audit clients, we may be forced to either terminate our relationship with E&Y Consulting or cease our alliance with, or not enter into relationships with, customers and potential customers who are Ernst & Young's audit clients. Under these circumstances, we likely would not realize the benefits we expect from this alliance.

ANY INABILITY TO EXPAND SUFFICIENTLY OUR IMPLEMENTATION AND CONSULTING CAPABILITIES COULD LIMIT OUR ABILITY TO GROW.

     We depend on third-party systems integrators to provide implementation and consulting services to our customers, and we expect to increase our dependence on them as our business grows. A failure to establish and maintain relationships with third-party systems integrators could have a material adverse effect on our business. Because of our relationship with E&Y Consulting, we may have difficulty retaining the services of other systems integrators, which we may need if our alliance with E&Y Consulting terminates or if E&Y Consulting performs services in a manner below our customers' expectations. If sales increase rapidly or if we were to agree to undertake client relationships requiring particularly large or complex implementations, our internal professional services personnel may be unable to meet the demand for implementation services. In that case, if we are unable to retain or hire highly-trained third-party systems integrators and consultants to implement our services, we would be unable to meet customer demands for our implementation and consulting services, which could hinder our ability to grow our business. In addition, we typically contract with our customers for implementation on a fixed-price basis. As a result, unexpected complexities in implementing software applications for our customers could result in unexpected losses for us or increases in losses. Our business and reputation also could be seriously harmed if third-party systems integrators were unable to perform their services for our customers in a manner that meets customer expectations.

INCREASED DEMAND FOR CUSTOMIZATION OF OUR SERVICES COULD REDUCE THE SCALABILITY AND PROFITABILITY OF OUR BUSINESS.

     Companies may prefer more customized applications and services than our business model contemplates. Most of our customers have required some level of customization of our services, and our customers may continue to require customization in the future, perhaps to a greater extent than we currently anticipate. If we do not offer the desired customization, there may be less demand for our services. Conversely, providing customization of our services increases our costs and reduces our flexibility to provide similar services to many customers. Accordingly, increased demand for customization of our services could reduce the scalability and profitability of our business and increase risks associated with completing software upgrades.

WE ARE GROWING RAPIDLY, AND OUR FAILURE TO MANAGE THIS GROWTH SUCCESSFULLY COULD HARM OUR BUSINESS.

     We have rapidly expanded our operations since our current business started in September 1998. The number of our employees increased from 58 at December 31, 1998, to 108 at June 30, 1999, to 279 at December 31, 1999 and to 456 at March 31, 2000. We expect our business to continue to grow in terms of headcount, geographic scope, number of customers and the number of services we offer. We cannot be sure that we will successfully manage our growth. In order to manage our growth successfully, we must:

     - improve our management, financial and information systems and controls;

     - maintain a high level of customer service and support;

     - expand our implementation and consulting resources internally and with third-parties; and

     - expand, train, manage and integrate our employee base effectively.

     There will be additional demands on our customer service support, research and development, sales and marketing and administrative resources as we try to increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by our limited operating history. If we cannot manage our growth effectively, our business and results of operations could be adversely affected.

AS OUR SOFTWARE VENDORS UPGRADE THEIR SOFTWARE APPLICATIONS, WE WILL NEED TO PERFORM SOFTWARE UPGRADES, AND WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL IN DOING SO.

     Our software vendors from time to time will upgrade their software applications, and at such time we will be required to implement these software upgrades for our customers. For example, PeopleSoft, from whom we license a substantial amount of software applications, has scheduled a new release of its software in the third quarter of 2000. Implementing software upgrades can be a complicated process, particularly implementation of an upgrade simultaneously across multiple customers, and we have not performed a software upgrade to date. Accordingly, we cannot assure you that we will be able to perform these upgrades successfully. We may also experience difficulty implementing software upgrades to a large number of customers, particularly if different software vendors release upgrades simultaneously. If we are unable to perform software upgrades successfully and to a large customer base, our customers could be subject to increased risk of interruptions or errors in their business-critical software, and our reputation and business would likely suffer. It will also be difficult for us to predict the timing of these upgrades, the cost to us of these upgrades and the additional resources that we may need to implement these upgrades. Therefore, any such upgrades could strain our development and engineering resources, require significant unexpected expenses and cause us to miss our financial forecasts or those of securities analysts. Any of these problems could impair our customer relations and our reputation, which could result in significant adverse business consequences including litigation.

SECURITY RISKS AND CONCERNS MAY DECREASE THE DEMAND FOR OUR SERVICES, AND SECURITY BREACHES WITH RESPECT TO OUR SERVICES MAY HARM OUR BUSINESS.

     A significant requirement for effective electronic commerce and communications is the secure transmission of confidential information. If any compromises of our security systems were to occur, they could have the effect of substantially reducing the demand for our services. Security is particularly important when dealing with business-critical information. Anyone who circumvents our security measures could misappropriate business-critical proprietary information or cause interruptions in our services or operations. In addition, computer "hackers" could introduce computer viruses into our systems or those of our customers, which could disrupt our services or make them inaccessible to customers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Our services involve the storage and transmission of business-critical, proprietary information; security breaches could expose us to a risk of loss of such information, litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our business would be harmed if we do not prevent them.

IF WE ARE UNABLE TO ADAPT OUR SERVICES TO RAPIDLY CHANGING TECHNOLOGY, OUR REPUTATION AND OUR ABILITY TO GROW OUR REVENUES COULD BE HARMED.

     The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. We cannot assure you that we will be able to enhance existing or develop new services that meet changing customer needs in a timely and cost-effective manner. For example, as software application architecture changes, the software for which we have licenses could become out of date or obsolete and we may be forced to upgrade or replace our technology. This may require substantial time and expense and even then we cannot be sure that we will succeed in adapting our business to these technological developments. Prolonged delays resulting from our efforts to adapt to rapid technological change, even if ultimately successful, could harm our reputation within our industry and our ability to grow our revenues.

THE EMERGING HIGH-GROWTH AND MIDDLE-MARKET COMPANIES THAT CURRENTLY COMPRISE OUR CUSTOMER BASE MAY BE VOLATILE, WHICH COULD SERIOUSLY HARM OUR BUSINESS AND OPERATING RESULTS.

     Our current customer base consists of emerging high-growth and middle-market companies. These companies may be more likely to be acquired, experience financial difficulties or cease operations than other companies. As a result, our client base will likely be more volatile than that of competitors whose customers consist of more mature and established companies. If we experience greater than expected customer loss or an inability to collect fees from our customers for any reason, our business and operating results could be seriously harmed.

OUR CUSTOMER AGREEMENTS ARE TYPICALLY LONG-TERM, FIXED-PRICE CONTRACTS, WHICH MAY HINDER OUR ABILITY TO BECOME PROFITABLE.

     We enter into agreements with our customers to provide services for long periods, typically three to five years. Most of these agreements are in the form of fixed-price contracts that do not provide for price adjustments to reflect any cost overruns associated with providing our services, such as potential increases in the costs of software applications we license from third parties and the costs of upgrades, inflation or other factors. Furthermore, we may be required to bundle implementation and application management services for some of our customers for competitive reasons. As a result, unless we are able to provide our services in a more cost-effective manner than we do today and unless the number of users at individual customers increases to provide us higher revenue levels per customer, we may never achieve profitability for a particular customer. In addition, customers may not be able to pay us or may cancel our services before becoming profitable for us.

IF WE DO NOT MEET THE SERVICE LEVELS PROVIDED FOR IN OUR CONTRACTS WITH CUSTOMERS, WE MAY BE REQUIRED TO GIVE OUR CUSTOMERS CREDIT FOR FREE SERVICE, AND OUR CUSTOMERS MAY BE ENTITLED TO CANCEL THEIR SERVICE CONTRACTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     Our application management services contracts contain service level guarantees that obligate us to provide our applications at a guaranteed level of performance. If we fail to meet those service levels, we may be obligated to provide our customers credit for free service. If we continue to fail to meet these service levels, our customers have the right to cancel their contracts with us. These credits or cancellations would adversely affect our financial results and could harm our reputation and adversely affect our business.

IF WE CANNOT OBTAIN ADDITIONAL SOFTWARE APPLICATIONS, WE WILL BE UNABLE TO EXPAND OR ENHANCE OUR APPLICATION SERVICE OFFERINGS.

     Part of our strategy is to expand our services by offering our customers additional software applications that address their business needs. We cannot be sure, however, that we will be able to license these applications at a commercially viable cost or at all or that we will be able to cost-effectively develop the applications in-house. If we cannot obtain these applications on a cost-effective basis and, as a result, cannot expand the range of our service offerings, our business could be materially adversely affected.

WE HAVE MANY COMPETITORS AND EXPECT NEW COMPETITORS TO ENTER OUR MARKET, WHICH COULD PUT PRESSURES ON US.

     The market for our services is extremely competitive and the barriers to entry in our market are relatively low. We currently have no patented technology that would bar competitors from our market.

     Our current and potential competitors primarily include:

     - application service providers and business process outsourcers, such as Applicast, AristaSoft, Breakaway Solutions, NaviSite, Qwest Cyber.Solutions, ResourcePhoenix.com and USinternetworking;

     - systems integrators, such as Andersen Consulting, Breakaway Solutions, Electronic Data Systems and PricewaterhouseCoopers;

     - Internet service providers and web hosting providers, such as Concentric Network, DIGEX, Exodus Communications, Frontier Corporation, GTE Internetworking, MCI Worldcom and PSINet;

     - software vendors, such as J.D. Edwards, Microsoft, Oracle, PeopleSoft, SAP and Siebel Systems;

     - major technology providers, such as Cisco Systems, IBM, Intel and Nortel Networks;

     - Internet portals, such as AOL, Excite@Home and Yahoo; and

     - telecommunications companies.

     Many of our competitors and potential competitors have substantially greater financial, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

     - develop and expand their network infrastructures and service offerings more quickly;

     - adapt to new or emerging technologies and changing customer needs faster;

     - take advantage of acquisitions and other opportunities more readily;

     - negotiate more favorable licensing agreements with software application vendors;

     - devote greater resources to the marketing and sale of their products; and

     - address customers' service-related issues more effectively.

     Some of our competitors may also be able to provide customers with additional benefits at lower overall costs or to reduce their application service charges aggressively in an effort to increase market share. We cannot be sure that we will be able to match cost reductions by our competitors.

     Our competitors and other companies may form strategic relationships with each other to compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements, which arrangements may increase our competitors' ability to address customer needs with their product and service offerings. We believe that there is likely to be consolidation in our markets, which could lead to increased price competition and other forms of competition that could cause our business to suffer.

WE MAY BE UNABLE TO DELIVER EFFECTIVELY OUR SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR TECHNOLOGY INFRASTRUCTURE.

     We depend on third-parties, such as Concentric Network, for our data center management services and for key components of our network infrastructure. Our contracts with these data center and network infrastructure providers are for a fixed term and for a specified amount of services, which may be insufficient to meet our needs as our business grows. We depend on suppliers such as Sun Microsystems for our computer hardware and Active Software and Netegrity for our software technology platform. If any of these relationships fail to provide needed products or services in a timely and effective manner or at an acceptable cost, our business could be seriously harmed. Some of the key components of our infrastructure are available only from sole or limited sources in the quantity and quality we demand. We do not carry significant inventories of those components that we obtain from third-parties and have no guaranteed supply arrangements for some of these components.

A NATURAL DISASTER OR SIMILAR DISRUPTION COULD SEVERELY HARM OUR OPERATIONS, WHICH COULD HARM OUR REPUTATION AND SUBJECT US TO LIABILITY.

     A natural disaster or similar disruption could severely interrupt our service and harm our operations for an indeterminate length of time. Our operations depend upon our ability and the ability of our third-party data center and network providers to maintain and protect the computer systems on which we host our customers' applications. We currently use two data centers to house our hardware and to provide network services, but each of our customers is serviced at a single site. While our data center and network providers maintain back-up systems, a natural disaster or similar disruption at their site could impair our ability to provide our services to our customers until the site is repaired or back-up systems become operable. Each of our data center providers, as well as our corporate headquarters, is located in Northern California, near known earthquake fault zones. Our systems and the data centers are also vulnerable to damage from fire, flood, power loss, telecommunications failures and similar events. Any loss of customer data or an inability to provide service for a period of time from these or other events could significantly harm our reputation and could subject us to significant potential liabilities.

IF WE ARE UNABLE TO RETAIN OUR EXECUTIVE OFFICERS AND KEY PERSONNEL, OR TO INTEGRATE NEW MEMBERS OF OUR SENIOR MANAGEMENT THAT ARE CRITICAL TO OUR BUSINESS, OUR BUSINESS WOULD BE HARMED.

     Our future success depends upon the continued service of our executive officers and other key personnel. None of our executive officers or key employees is bound by an employment agreement for any specific term. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, our business could be seriously harmed. Most of the members of our senior management joined us in the second half of 1999 and the beginning of 2000, including our Chief Executive Officer and Chief Financial Officer. Our success depends on the performance of our senior management and their ability to work together. Failure to properly integrate them would harm our business.

IF WE ARE UNABLE TO HIRE AND RETAIN SUFFICIENT SALES, MARKETING, TECHNICAL AND OPERATIONS PERSONNEL, OUR BUSINESS WOULD BE HARMED.

     If we fail to hire and retain sufficient numbers of sales, marketing, technical and operations personnel, our business, operating results and financial condition would be harmed. We need to expand substantially our sales operations and marketing efforts, both domestically and internationally, in order to try to increase market awareness and sales of our services. We will also need to increase our technical staff in order to service customers and perform research and development. Competition for qualified sales, marketing, technical and operations personnel is intense as these personnel are in limited supply and in high demand, particularly in Northern California, and we might not be able to hire and retain sufficient numbers of these personnel to grow our business or to service our customers effectively.

ANY FUTURE ACQUISITIONS OF BUSINESSES, TECHNOLOGIES OR SERVICES MAY RESULT IN DISTRACTION OF OUR MANAGEMENT AND DISRUPTIONS TO OUR BUSINESS.

     We expect significant consolidation in our industry to occur. We may acquire or make investments in complementary businesses, technologies or services if appropriate opportunities arise. From time to time we may engage in discussions and negotiations with companies regarding acquiring or investing in their businesses, technologies or services. We cannot make assurances that we will be able to identify suitable acquisition or investment candidates, or that if we do identify suitable candidates, we will be able to make the acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty assimilating that company's personnel, operations, technology or products and service offerings. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity or convertible debt securities could be dilutive to our existing stockholders.

ANY INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD REDUCE OUR COMPETITIVE ADVANTAGE, DIVERT MANAGEMENT ATTENTION, REQUIRE ADDITIONAL INTELLECTUAL PROPERTY TO BE DEVELOPED OR CAUSE US TO INCUR EXPENSES TO ENFORCE OUR RIGHTS.

     We cannot assure you that we will be able to protect or maintain our intellectual property from infringement or misappropriation from others. In particular, our business would be harmed if we were unable to protect our Orion technology platform, our trademarks or our other software and confidential and proprietary information. Agreements on which we rely to protect our intellectual property rights and the trade secret, copyright and other laws on which we rely may only afford limited protection to these rights. In addition, we currently have no patents and no patent applications pending, which limits significantly our ability to protect our proprietary rights in the event they are infringed. Any infringement or misappropriation of our intellectual property could reduce our competitive advantage, divert management attention, require us to develop technology and cause us to incur expenses to enforce our rights.

ANY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US COULD COST A SIGNIFICANT AMOUNT OF MONEY AND COULD DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

     As the number of software applications used by our customers increases and the functionality of these products further overlaps and integrates, software industry participants may become increasingly subject to infringement claims. In addition, we have agreed, and may agree in the future, to indemnify some of our customers against claims that our services infringe upon the intellectual property rights of others. Someone may claim that our technology or the applications we offer infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend, may divert management's attention and resources and could cause service delays. Such claims could require us to enter into costly royalty or licensing agreements. If successful, a claim of infringement against us and our inability to modify or license the infringed or similar technology could adversely affect our business. In addition, if our software vendors cease to offer their software applications to us because of infringement claims against them, we would be forced to license different software applications to our customers that may not meet our customers' needs. This could harm our reputation and cause our business to suffer.

                         RISKS RELATED TO OUR INDUSTRY

WE CANNOT ASSURE YOU THAT THE ASP MARKET WILL BECOME VIABLE OR GROW AT A RATE THAT WILL ALLOW US TO ACHIEVE PROFITABILITY.

     Growth in demand for and acceptance of ASPs and their hosted business software applications is highly uncertain. The market for Internet services, private network management solutions and widely distributed Internet-enabled application software has only recently begun to develop and is now evolving rapidly. We believe that many of our potential customers are not fully aware of the benefits of hosted and managed solutions. It is possible that these solutions will never achieve market acceptance. It is also possible that potential customers will decide that the risks associated with hiring ASPs to implement and manage their critical systems and business functions outweigh the efficiencies associated with the products and services we provide. Concerns over transaction security and user privacy, inadequate network infrastructure for the entire Internet and inconsistent performance of the Internet could also limit the growth of Internet-based business software solutions. We cannot be certain that this market will become viable or, if it becomes viable, that it will grow at a rate that will allow us to achieve profitability. If the market for our services does not grow or grows more slowly than we currently anticipate, our business would be materially adversely affected.

INCREASING GOVERNMENT REGULATION COULD LIMIT THE MARKET FOR, OR IMPOSE SALES AND OTHER TAXES ON THE SALE OF, OUR SERVICES.

     As electronic commerce evolves, we expect that state, federal and foreign agencies will adopt regulations covering issues such as user privacy, pricing, taxation of goods and services provided over the Internet and content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for our services.

     The taxation of commerce activities in connection with the Internet has not been established, may change in the future and may vary from jurisdiction to jurisdiction. One or more states or countries may seek to impose sales or other taxes on companies that engage in or facilitate electronic commerce. A number of proposals have been made at the local, state, national and international levels that would impose additional taxes on the sale of products and services over the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could significantly harm our business. Moreover, if any state or country were to assert successfully that we should collect sales or other taxes on the exchange of products and services over the Internet, our business may be harmed.

AS WE EXPAND OUR BUSINESS OUTSIDE THE UNITED STATES WE WILL BE SUBJECT TO UNFAVORABLE INTERNATIONAL CONDITIONS AND REGULATIONS THAT COULD CAUSE OUR INTERNATIONAL BUSINESS TO FAIL.

     We plan to expand our business outside of the United States in the foreseeable future. Conducting our business outside of the United States is subject to complexities associated with foreign operations and to additional risks related to our business, including the possibility that the scarcity of cost-effective, high-speed Internet access and the slow pace of future improvements in access to the Internet will limit the market for hosting software applications over the Internet or adversely affect the delivery of our services to customers. Additionally, some countries outside of the United States do not permit hosting applications on behalf of companies.

     The European Union has adopted a privacy directive that regulates the collection and use of information. This directive may inhibit or prohibit the collection and sharing of personal information in ways that could harm us. The globalization of Internet commerce may be harmed by these and similar regulations since the European Union privacy directive prohibits transmission of personal information outside the European Union unless the receiving country has enacted individual privacy protection laws at least as strong as those enacted by the European Union privacy directive. The United States and the European Union have not yet resolved this matter and they may not ever do so in a manner favorable to our customers or us.

CHANGES IN ACCOUNTING STANDARDS COULD ADVERSELY AFFECT THE CALCULATION OF OUR FUTURE OPERATING RESULTS.

     The ASP industry is new, and we anticipate the ASP business model is likely to evolve over time. As a result, the application of accounting standards to the ASP industry is also likely to change. Changes in the application of accounting standards could force us to defer revenue recognition over a longer period of time than is our current practice, result in large write-offs or cause us to modify our customer contracts. For example, the Securities and Exchange Commission has recently requested that the Emerging Issues Task Force of the Financial Accounting Standards Board address issues of accounting for multiple-element revenue arrangements. We currently recognize revenue for professional services as the services are performed. If accounting standards were modified to require deferral of professional services revenue and recognition of that revenue over the life of the application management services contract, our reported revenues would be substantially reduced. These changes could adversely affect our operating results or require us to restate our financial statements. For detailed information regarding potential accounting standards changes that could adversely affect our business, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DOMESTIC AND INTERNATIONAL REGULATIONS MAY MAKE IT DIFFICULT FOR US TO SAFEGUARD THE INFORMATION THAT WE TRANSMIT OVER NETWORKS.

     In order to safeguard the flow of personal information over networks, we intend to offer our customers various forms of cryptographic technology. The export of this technology is regulated by the U.S. government and may require a license or other authorization. There is no guarantee that we will be able to obtain such a license. In addition, many other countries regulate the export, import, or use of cryptography. There is no guarantee that we will be able to obtain the necessary permission to engage in our business, and if we are unsuccessful in obtaining this permission, we may not be able to adequately secure the information we transmit over networks.

                         RISKS RELATED TO THIS OFFERING

INVESTORS WILL BE RELYING ON OUR MANAGEMENT'S JUDGMENT REGARDING THE USE OF PROCEEDS FROM THIS OFFERING.

     We do not have a definitive quantified plan with respect to the use of the net proceeds of this offering and have not committed the substantial majority of these proceeds to any particular purpose. We anticipate repayment of a portion of approximately $10.0 million of outstanding debt. Our management will have broad discretion with respect to the use of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of these proceeds. We have only made preliminary determinations as to the amount of net proceeds to be used based upon our current expectations regarding our financial performance and business needs over the foreseeable future. These expectations may prove to be inaccurate, as our financial performance may differ from our current expectations or our business needs may change as our business and the industry we address evolve. As a result, the proceeds we receive in this offering may be used in a manner significantly different from our current allocation plans.

WE WILL LIKELY NEED OR DESIRE TO RAISE ADDITIONAL FINANCING IN THE FORESEEABLE FUTURE, AND OUR ABILITY TO RAISE FURTHER FINANCING IS UNCERTAIN.

     We anticipate that we will need to raise significant additional capital in the future to fund continued operations. We expect that we will need additional funding at some point after approximately eighteen months, and potentially sooner depending on the risks and uncertainties associated with our business and inherent in our rapidly growing and evolving industry. We may also desire to raise additional financing at times when we believe terms are favorable and it is advantageous to our growth strategy. We expect that we could require additional financing to:

     - fund continued business expansion;

     - fund additional marketing expenditures and development of sales resources;

     - develop new and enhance existing services;

     - enhance our operating infrastructure;

     - hire additional personnel;

     - respond to competitive pressures; and

     - acquire complementary businesses or technologies.

     If we raise additional funds through the issuance of equity or convertible debt securities, it will reduce the percentage ownership of our stockholders. In addition, the equity may be issued at lower prices per share than that of this offering and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If we raise additional funds through the issuance of debt securities, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these securities could also impose restrictions on our operations. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products and services or otherwise respond to competitive pressures would be significantly limited.

MARKET PRICES OF INTERNET AND TECHNOLOGY COMPANIES HAVE BEEN HIGHLY VOLATILE, AND THE MARKET FOR OUR STOCK MAY BE VOLATILE AS WELL.

     The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies generally, and Internet-related software companies particularly, have been extremely volatile. Recent initial public offerings by technology companies have been accompanied by exceptional share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE TANGIBLE NET BOOK VALUE OF THEIR SHARES.

     We expect the initial public offering price to be substantially higher than the net tangible book value per share of our common stock. The net tangible book value of a share of common stock purchased at an assumed initial public offering
price of $     per share will be only $          . Additional dilution may be
incurred if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase common stock.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. Upon completion of this offering, based upon shares outstanding as of
               , 2000, we will have                shares of our common stock
outstanding. All of the shares we are selling in this offering may be resold in the public market immediately. Another 23,486,848 shares are subject to lock-up agreements and will become available for resale in the public market beginning 180 days after the date of this prospectus. In specified circumstances, the 180 day restriction will terminate as to 15% of the shares subject to the restriction after 90 days and 20% of such shares after 120 days. An additional shares subject to outstanding options will be available for sale in the public market beginning 180 days after the date of this prospectus. As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See "Shares Eligible for Future Sale."

MANY CORPORATE ACTIONS WILL BE CONTROLLED BY OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES REGARDLESS OF THE OPPOSITION OF OTHER INVESTORS OR THE DESIRE OF OTHER INVESTORS TO PURSUE AN ALTERNATIVE CAUSE OF ACTION.

     Our executive officers, directors and entities affiliated with them will,
in the aggregate, beneficially own approximately      % of our common stock
following this offering. If they were to act together, these stockholders would be able to exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could cause our stock price to drop. These actions may be taken even if they are opposed by the other investors, including those who purchase shares in this offering.

DELAWARE LAW AND OUR CHARTER, BYLAWS AND CONTRACTS PROVIDE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Provisions of our certificate of incorporation, bylaws and contracts and of Delaware law could delay, defer or prevent an acquisition or change of control of us or otherwise adversely affect the price of our common stock.

     - Our bylaws limit the ability of our stockholders to call a special meeting and do not permit stockholders to act by written consent.

     - We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

     - Several members of our senior management have contracts with us that provide for the acceleration of the vesting of their stock options upon termination following a change of control.

     - Our certificate of incorporation permits our board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of shares of preferred stock could adversely affect the price of the common stock.

     - Additional provisions of our certificate of incorporation that may serve to delay or prevent an acquisition include a staggered board, advance notice procedures for stockholders to nominate candidates for election as directors, authorization of our board to alter the number of directors without stockholder approval and lack of cumulative voting.

THE LIQUIDITY OF OUR COMMON STOCK IS UNCERTAIN SINCE IT HAS NOT BEEN PUBLICLY TRADED, AND OUR STOCK MAY BE ILLIQUID, RESULTING IN MORE VOLATILITY.

     There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

WE MAY FACE ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US WHICH COULD MATERIALLY IMPAIR OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     In addition to the risks specifically identified in this section or elsewhere in this prospectus, we may face additional risks and uncertainties not presently known to us or that we currently deem immaterial which ultimately may impair our business, results of operations and financial condition in a material fashion.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve inherent risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. We use words such as "may," "will," "should," "expect," "anticipate," "estimate," "seek," "project," "believe," "plan," "intend," "future," "strategy" and other similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. Factors that could contribute to differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

     You should rely only on the information contained in this prospectus when making a decision about whether to invest in our common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus or any shares of our common stock is delivered.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the           shares being offered
by us at an assumed initial public offering price of $     per share, after
deducting estimated underwriting discounts and commissions and estimated
offering expenses, are estimated to be approximately $          , or
approximately $          if the underwriters' over-allotment option is exercised
in full.

     The size of the offering has been determined primarily based upon our desire to raise a sufficient amount of capital to afford to us significant business flexibility in the future.

     The principal purposes of this offering are to:

     - create a public market for our common stock;

     - facilitate future access by us to public equity markets; and

     - enhance our ability to use our stock to make future acquisitions due to the fact that our shares will be publicly traded.

     We intend to use a portion of the net proceeds of this offering to repay in part outstanding indebtedness to Comdisco of approximately $4.0 million under a loan and security agreement and approximately $6.0 million under various capital leases and other debt. Indebtedness under the loan and security agreement has been accruing interest at a fixed rate of 11.5% and matures through 2003, and indebtedness under the capital leases accrue interest at rates ranging from 7.5% to 11.5% and mature at various dates through 2003. We expect to use the remainder of the net proceeds for working capital and general corporate purposes, including increased spending on sales and marketing, operations, professional services, research and development, expansion of our operational and administrative infrastructure and the leasing of additional facilities. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product lines or products. However, we have no current plans, agreements or commitments with respect to any such acquisition, and we are not currently engaged in any negotiations with respect to any such transaction.

     Pending use, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

                                DIVIDEND POLICY

     The payment of dividends is within the discretion of our board of directors. Our ability to pay any future dividends will depend on our earnings, operating and financial condition, projected capital requirements, and restrictions under our credit facilities. However, we have never declared or paid any cash dividends on shares of our capital stock and do not intend to do so at any time in the foreseeable future.

                                 CAPITALIZATION

     The table below sets forth the following information as of December 31, 1999:

     - our actual capitalization;

     - our pro forma capitalization after giving effect to the gross proceeds from the sale of our senior series E mandatorily redeemable preferred stock in April 2000 and the conversion of all outstanding shares of
       preferred stock into           shares of common stock upon completion of
       this offering assuming an initial public offering price of $     per
       share; and

     - our pro forma capitalization as adjusted to reflect the receipt of net
       proceeds from our sale of           shares of common stock at an assumed
       initial public offering price of $     per share in this offering, less
       assumed underwriting discounts and commissions and estimated offering expenses payable by us.

                                                               DECEMBER 31, 1999
                                                      ------------------------------------
                                                                                PRO FORMA
                                                       ACTUAL     PRO FORMA    AS ADJUSTED
                                                      --------    ---------    -----------
                                                                 (IN THOUSANDS)
Notes payable and capital lease obligations, less
  current portion...................................  $  7,335    $  7,335      $  7,335
Stockholders' equity:
Preferred stock: $0.001 par value, 33,127,000 shares
  authorized; 29,964,795 shares issued and
  outstanding, actual;           shares issued and
  outstanding, pro forma; none issued and
  outstanding, pro forma as adjusted................        30          --            --
Common stock: $0.001 par value, 50,000,000 shares
  authorized; 1,574,584 shares issued and
  outstanding, actual;           shares issued and
  outstanding, pro forma;           shares issued
  and outstanding, pro forma as adjusted............         2
Additional paid-in capital..........................    99,649
Note receivable from stockholder....................       (15)        (15)          (15)
Deferred stock compensation.........................   (14,981)    (14,981)      (14,981)
Accumulated deficit.................................   (48,201)
                                                      --------    --------      --------
     Total stockholders' equity.....................    36,484      90,984
                                                      --------    --------      --------
     Total capitalization...........................  $ 43,819    $ 98,319      $
                                                      ========    ========      ========

     This table does not include:

     - 8,754,951 shares of common stock subject to outstanding options as of December 31, 1999 at a weighted average exercise price of $0.70 per share;

     - 618,467 shares of common stock available for grant under our 1998 Stock Plan as of December 31, 1999;

     - 50,000 shares of common stock subject to outstanding warrants at an exercise price of $6.50 per share;

     - 681,213 shares of series A preferred stock subject to outstanding warrants at an exercise price of $1.24 per share;

     - 307,692 shares of series C preferred stock subject to outstanding warrants at an exercise price of $6.50 per share; and

     - 43,077 shares of our series C preferred stock subject to an outstanding warrant at an exercise price of $6.50 per share, assuming this offering is completed on or before June 30, 2000; and

                                    DILUTION

     Our pro forma net tangible book value as of December 31, 1999, after giving effect to the sale of our senior series E mandatorily redeemable preferred stock on April 20, 2000 and the automatic conversion of our preferred stock upon the
closing of this offering, was $          , or $     per share of common stock.
Net tangible book value per share is determined by dividing our tangible book value by the number of outstanding shares of common stock at that date. After
giving effect to the sale of the           shares of our common stock offered
hereby at an assumed initial public offering price of $     per share and after
deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at December 31, 1999 would have
been $          , or $     per share. This represents an immediate increase in
pro forma net tangible book value to existing stockholders of $     per share
and an immediate dilution to new investors of $     per share. The following
table illustrates the per share dilution:

Assumed initial public offering price per share.............          $
  Pro forma net tangible book value per share...............  $
  Increase per share attributable to new investors..........
                                                              ----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                      ----
Net tangible book value dilution per share to new
  investors.................................................          $
                                                                      ====

     The following table summarizes, on a pro forma basis as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new public investors based upon an assumed
initial public offering price of $     per share and before deducting estimated
underwriting discounts and commissions and estimated offering expenses:

                                      SHARES PURCHASED      TOTAL CONSIDERATION
                                    --------------------    -------------------    AVERAGE PRICE
                                     NUMBER      PERCENT     AMOUNT     PERCENT      PER SHARE
                                    ---------    -------    --------    -------    -------------
Existing stockholders.............                    %     $                %        $
New public investors..............
                                    ---------      ---      --------      ---
  Total...........................                    %     $                %
                                    =========      ===      ========      ===

     The above discussion and tables assume no exercise of stock options or warrants outstanding as of December 31, 1999. To the extent that any of these options or warrants are exercised, there will be further dilution to the new public investors. See "Capitalization," "Management -- Compensation Plans" and Notes 9, 10 and 11 of the notes to our financial statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read together with the financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other information contained in this prospectus. The statements of operations data set forth below with respect to the year ended September 30, 1997, the period from October 1, 1997 to September 4, 1998, the period from September 1, 1998 to December 31, 1998, and for the year ended December 31, 1999, and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements that have been audited by KPMG LLP, independent auditors, included elsewhere in this prospectus. The statements of operations data for the years ended September 30, 1995 and 1996 and the balance sheet data as of September 30, 1996, 1997 and September 4, 1998 are derived from the unaudited financial statements of DSCI that are not included in this prospectus.

                                                                                   CORIO
                                                     DSCI(1)                 ------------------
                                        ----------------------------------       YEAR ENDED
                                        YEAR ENDED SEPTEMBER 30,                DECEMBER 31,
                                        ------------------------             ------------------
                                         1995     1996     1997    1998(2)   1998(3)     1999
                                        ------   ------   ------   -------   -------   --------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues:
  Application management services.....  $   --   $   --   $   --   $    --   $    --   $    746
  Professional services and other.....   4,146    5,876    5,682     4,280     1,292      5,036
                                        ------   ------   ------   -------   -------   --------
     Total revenues...................   4,146    5,876    5,682     4,280     1,292      5,782
Costs and Expenses:
  Application management services.....      --       --       --        --        --      6,297
  Professional services and other.....   1,817    2,311    2,521     2,185     1,039      7,755
  Research and development............      --       --       --        --        93      3,192
  Sales and marketing.................      --       --       --        --       461     11,930
  General and administrative..........   1,936    3,727    3,011     3,437     2,092     10,416
  Amortization of deferred stock-based
     compensation.....................      --       --       --        --         7      8,524
  Amortization of intangibles.........      --       --       --        --       730      2,190
                                        ------   ------   ------   -------   -------   --------
     Total operating expenses.........   3,753    6,038    5,532     5,622     4,422     50,304
Income (loss) from operations.........     393     (162)     150    (1,342)   (3,130)   (44,522)
Interest and other income.............      52      145      107        76         7        541
Interest and other expense............      (4)     (34)    (180)     (189)      (78)    (1,019)
                                        ------   ------   ------   -------   -------   --------
Net income (loss) before income tax
  provision...........................     441      (51)      77    (1,455)   (3,201)   (45,000)
Income taxes..........................     176       --       --        --        --         --
                                        ------   ------   ------   -------   -------   --------
Net income (loss).....................  $  265   $  (51)  $   77   $(1,455)  $(3,201)  $(45,000)
                                        ======   ======   ======   =======   =======   ========
Basic and diluted net loss per
  share...............................                                       $ (3.89)  $ (38.96)
                                                                             =======   ========
Shares used in computation, basic and
  diluted.............................                                           823      1,155
                                                                             =======   ========

                                                          DSCI(1)                DECEMBER 31,
                                                ---------------------------   ------------------
                                                1996(4)   1997(4)   1998(5)    1998       1999
                                                -------   -------   -------   -------   --------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents.....................  $  699    $  284    $   501   $ 1,019   $ 37,177
Total assets..................................   1,035       966        986    10,006     61,596
Notes payable and capital lease obligations,
  less current portion........................      --        --         --     1,586      7,335
Total stockholders' equity (deficit)..........     178       256     (1,200)    3,069     36,484

---------------
(1) On September 4, 1998, we acquired all of the outstanding common stock of DSCI. Due to the application of purchase accounting, the accounts of DSCI prior to the acquisition are not comparable to those of Corio.
(2) Period from October 1, 1997 to September 4, 1998 (date of acquisition).
(3) Period from September 1, 1998 (date of inception) to December 31, 1998.
(4) As of September 30.
(5) As of September 4 (date of acquisition).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We were established in September 1998 to provide integrated, best-of-breed software applications that meet companies' evolving information technology, or IT, requirements. Since inception, we have devoted our efforts to developing our service architecture, creating our corporate infrastructure, building technical, operations and sales organizations and establishing strategic business relationships.

    DSCI

     In September 1998, we acquired all of the capital stock of Data Systems Connectors, Inc., or DSCI, a predecessor company of ours that provided professional services. As of December 31, 1999, we had substantially completed the contracts originally entered into by DSCI.

    REVENUES

     Our revenues consist of Corio application management services revenues and professional services revenues. In addition to including revenues from our professional services activities, professional services revenues include revenues from DSCI consulting services and resale of software and related maintenance by DSCI, or DSCI activities.

     APPLICATION MANAGEMENT SERVICES REVENUES. Revenues from application management services consist of monthly fees from ongoing services and are recognized ratably as earned over the contract term, which is typically three to five years. We also recognize customer prepayments for application management services revenues over the contract term. We price our application management services based on various factors, such as the number and type of applications being licensed, the number of users covered by a contract and the frequency of access to our applications. The monthly fee for our application management services is typically fixed for the life of the contract, subject to increases in the event a customer requires additional applications, increases its number of users or increases frequency of use. Application management services revenues comprised 13% of our total revenues for the year ended December 31, 1999.

     PROFESSIONAL SERVICES AND OTHER REVENUES. Revenues from professional services consist of fees derived from providing implementation, consulting, training and related services for our customers, as well as DSCI activities. We generally recognize revenues from the delivery of professional services using the percentage-of-completion method of contract accounting as we perform the services. We typically perform these professional services pursuant to fixed fee contracts for consulting, training and implementation of applications. We record losses resulting from fixed-fee contracts at the time the losses become known. Professional services and other revenues comprised 87% of our total revenues for the year ended December 31, 1999.

     We anticipate that, for the foreseeable future, professional services revenues will constitute the majority of our total revenues. We also anticipate that revenues from our application management services will grow as a percentage of revenues as our customer base grows.

     We record payments received in advance of revenue recognition as deferred revenues. Our deferred revenues were $1.9 million at December 31, 1999 and were $286,000 at December 31,

1998. Deferred revenues at December 31, 1999 included $992,000 of professional services revenues that will be recognized under the percentage-of-completion method of contract accounting and $896,000 of prepaid application management services revenues that will be recognized ratably as earned over the term of the contract.

     E&Y CONSULTING

     In April 2000, we entered into a strategic alliance with Ernst & Young, on behalf of its consulting division, E&Y Consulting, whereby E&Y Consulting will exclusively offer our services to its emerging high-growth and middle-market customers in the Americas who might benefit from our application management services and will provide systems integration and support services to our customers. As part of this agreement, we have issued to E&Y Consulting four warrants to purchase up to 7,000,000 shares of our common stock at an exercise price of $6.50 per share. E&Y Consulting may exercise the first of these warrants to acquire 4,666,666 shares of our common stock during the 90 day period following this offering. The second, third and fourth warrants become exercisable, respectively, upon the occurrence of specified events following our 2000, 2001 and 2002 fiscal years. Depending upon the amount of our revenues that are attributable to E&Y Consulting referrals in each of our 2000, 2001 and 2002 fiscal years, the second, third and fourth warrants may be exercised to acquire up to 933,333, 933,333 and 466,667 shares of our common stock, respectively. The warrants are subject to cancellation or repurchase in whole or in part under circumstances such as if E&Y Consulting breaches a material provision of the agreement. These warrants and other expenses related to the strategic alliance with E&Y Consulting are likely to result in substantial expenses throughout the term of our agreement with E&Y Consulting. Because of the accounting policies applicable to these warrants, the charges associated with the warrants will be measured in part upon the changes in the fair value of our stock. Accordingly, significant increases in our stock price could result in non-cash accounting charges amounting to hundreds of millions of dollars. We will calculate and record these charges quarterly as sales and marketing expenses based on the fair value of the warrants using a Black-Scholes option pricing model.

     In February 2000, Ernst & Young announced that it had reached an agreement to sell substantially all of E&Y Consulting to Cap Gemini S.A., a leading European management consulting and information technology services group. In the event that this sale is consummated, Ernst & Young is entitled to assign its rights and obligations pursuant to our strategic alliance to Cap Gemini. We expect that Cap Gemini will assume all of such rights and obligations. If Cap Gemini fails to do so, we may terminate our agreement and cancel the warrants.

     STOCK-BASED COMPENSATION

     We have granted stock options to our officers and employees at prices deemed to be below the estimated fair value of the underlying stock. As a result, we recorded deferred stock-based compensation of $23.5 million for the year ended December 31, 1999. Such amount represents, for employee stock options, the difference at the grant date between the exercise price of each stock option granted and the fair market value of the underlying common stock. This amount is being amortized, using the graded vesting method, over the vesting period of the granted options.

     INVESTMENT IN OPERATIONS

     We have incurred substantial costs since inception in all areas of our business, including application management services, professional services and other, research and development, sales and marketing and general and administrative activities, in order to support our long-term growth strategy. Our full-time employees increased from 58 at December 31, 1998 to 279 at December 31, 1999. As a result of these investments, we have incurred net losses in each fiscal quarter since inception in September 1998 and, as of December 31, 1999, we had an accumulated deficit of $48.2 million. We expect to continue to invest significantly in our operations organization to support the application management services we provide to our existing and future customers and in research and development to enhance current services and to expand our service offerings. We also plan to continue to grow our professional services organization and sales force and to spend significant funds in marketing to promote our company and our services. We expect to continue to hire additional personnel in all other areas of our company in order to support our anticipated growth. In addition, we expect to continue to rapidly expand our base of customers, and, for the foreseeable future, we expect to incur significant fixed and other costs associated with customer acquisition and with the implementation and configuration of the software applications they license from us. As a result of all of these factors, to achieve operating profitability, excluding non-cash charges, we will need to increase our customer base, to decrease our overall costs of providing services, including the costs of our technology and the costs of customer acquisition, and to increase our number of users and revenues per customer.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, our statement of operations data as a percentage of total revenues.

                                                 DSCI                            CORIO
                                    ------------------------------    ----------------------------
                                              YEAR ENDED                       YEAR ENDED
                                    ------------------------------    ----------------------------
                                    SEPTEMBER 30,                                     DECEMBER 31,
                                        1997            1998(1)         1998(2)           1999
                                    -------------    -------------    ------------    ------------
Revenues:
  Application management
     services.....................        --               --               --              13%
  Professional services and
     other........................       100%             100%             100%             87
                                         ---              ---             ----            ----
     Total revenues...............       100              100              100             100
                                         ---              ---             ----            ----
Costs and Expenses:
  Application management
     services.....................        --               --               --             109
  Professional services and
     other........................        44               51               80             134
  Research and development........        --               --                7              55
  Sales and marketing.............        --               --               36             206
  General and administrative......        53               80              162             180
  Amortization of deferred stock-
     based compensation...........        --               --                1             147
  Amortization of intangibles.....        --               --               57              38
                                         ---              ---             ----            ----
     Total operating expenses.....        97              131              343             869
                                         ---              ---             ----            ----
Income (loss) from operations.....         3              (31)            (243)           (769)
Interest and other income.........         1                2                1               9
Interest and other expense........        (3)              (5)              (6)            (18)
                                         ---              ---             ----            ----
Net income (loss).................         1%             (34)%           (248)%          (778)%
                                         ===              ===             ====            ====

---------------
(1) Period from October 1, 1997 to September 4, 1998 (date of acquisition).
(2) Period from September 1, 1998 (date of inception) to December 31, 1998.

     The increases in revenues and expenses discussed below for the year ended December 31, 1999 as compared to the period from September 1, 1998 through December 31, 1998 are attributable, in part, to the fact that we are comparing a twelve month period to a four month period.

      REVENUES

     Total revenues increased to $5.8 million for the year ended December 31, 1999 from $1.3 million for the period from September 1, 1998 through December 31, 1998. For the year ended December 31, 1999, one customer accounted for 19% of total revenues and a second customer accounted for 18% of total revenues. For the period from September 1, 1998 through December 31, 1998, one customer accounted for 43% of our total revenues and a second customer accounted for 11% of total revenues.

     DSCI revenues were $4.3 million for the period from October 1, 1997 through September 4, 1998 and $5.7 million for the year ended September 30, 1997. For the period from October 1, 1997 through September 4, 1998, one customer accounted for 33% of total revenues, and a second customer accounted for 32% of total revenues. For the year ended September 30, 1997, one customer accounted for 40% of total revenues, and a second customer accounted for 24% of total revenues.

     APPLICATION MANAGEMENT SERVICES REVENUES. Revenues from our application management services, which commenced in January 1999, were $746,000 for the year ended December 31, 1999. At December 31, 1999, we had a balance of $896,000 for deferred application management services revenues from a customer who prepaid a portion of its contract. These deferred revenues will be recognized as the related services are provided over the life of the contract.

     PROFESSIONAL SERVICES AND OTHER REVENUES. Revenues from our professional services and other were $5.0 million for the year ended December 31, 1999 and $1.3 million for the period from September 1, 1998 through December 31, 1998. At December 31, 1999, we had a balance of $992,000 for deferred professional services revenues resulting from customer deposits that we typically require in advance of commencing work on professional services engagements.

      COSTS AND EXPENSES

     APPLICATION MANAGEMENT SERVICES EXPENSES. Expenses for application management services consist primarily of personnel costs associated with application management and client services activities, third-party license and support fees, costs of our data center and network providers and depreciation and lease costs for equipment. Application management services expenses also include amortization of deferred costs associated with warrants issued to a service provider.

     Application management services expenses, excluding non-cash stock-based compensation of $229,000, were $6.3 million for the year ended December 31, 1999. Amortization of deferred costs for warrants issued to a service provider in 1999 were $52,000 and will be $210,000 in 2000 for these warrants. Application management services expenses have exceeded our application management services revenues as we have invested in this portion of our business in anticipation of future increases in contract volume. We anticipate that this trend will continue for the foreseeable future.

     PROFESSIONAL SERVICES AND OTHER EXPENSES. Expenses for professional services and other expenses consist of compensation and related overhead costs for personnel engaged in providing implementation, consulting, training and related services as well as costs for third parties contracted to provide such services. In addition, for all periods through September 4, 1998, there were software royalty expenses related to the distribution of software products to DSCI's customers.

     Professional services and other expenses, excluding non-cash stock-based charges of $427,000, were $7.8 million for the year ended December 31, 1999 and $1.0 million for the period from September 1, 1998 through December 31, 1998. Of the total professional services expenses for 1999, approximately $4.0 million were for personnel costs and $1.9 million were for subcontractors to perform services under professional services engagements. There were 69 professional services employees at December 31, 1999. Professional services expenses have exceeded our professional services revenues, as we have invested in our consulting organization in anticipation of future increases in contract volume. We expect to continue making significant investments to expand our professional services infrastructure. We anticipate that professional services margins will fluctuate from period to period due to fluctuations in professional services revenues, since many of the costs of providing professional services do not vary proportionately with the associated revenues. Professional services revenues will fluctuate due to a number of factors, such as the degree to which our customers use independent systems integrators instead of our professional services for implementation, consulting and training. In addition, since we implement our services on a fixed fee basis, if we incur more costs than we expect in implementations, our profitability will suffer. In the past, for example, some of our early fixed fee engagements required more resources than we initially anticipated at the time we entered into the contracts.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist of compensation and related personnel costs, fees associated with contractors and other costs related to the design, development, testing and enhancement of our services. Research and development expenses, excluding stock-based compensation of $923,000, increased to $3.2 million for the year ended December 31, 1999 from $93,000 for the period from September 1, 1998 through December 31, 1998. Research and development expenses as a percentage of total revenues were 55% for 1999 and 7% for the period from September 1, 1998 through December 31, 1998. The increase in research and development expenses largely reflects growth in the number of research and development personnel from 2 at December 31, 1998 to 44 at December 31, 1999. The increase in research and development expenses also reflects our continuing efforts to add enhancements to our existing service offerings and to develop new technologies for integrating applications. We expect that the absolute dollar amount of research and development expenses will continue to increase as we make additional investments in our technology and service capabilities and increase the level of integration of our service offerings.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, including commissions and marketing program costs, and other related expenses and amortization of costs associated with warrants issued to a software vendor in connection with a remarketing agreement. Sales and marketing expenses, excluding stock-based compensation of $2.8 million, increased to $11.9 million for the year ended December 31, 1999 from $461,000 for the period from September 1, 1998 through December 31, 1998. Sales and marketing expenses, as a percentage of total revenues were 206% for the year ended December 31, 1999 and 36% for the period from September 1, 1998 through December 31, 1998. The increase in sales and marketing expenses in 1999 was attributable to increased compensation, commissions and other related costs associated with hiring additional sales representatives, sales and marketing management and marketing personnel. The number of employees in sales and marketing increased from 10 at December 31, 1998 to 80 at December 31, 1999. Increased spending on new customer lead generation activities, advertising and tradeshows, and on market research and collateral items also contributed to the increase in sales and marketing expenses. In addition, the year ended December 31, 1999 includes $127,000 related to amortization of costs associated with warrants issued to a software vendor. For the year 2000, charges for amortization of these warrants will depend, in part, on the software vendor's achievement of specified performance milestones. We expect that the absolute dollar amount of sales and marketing expenses will continue to increase as we expand our sales force and marketing efforts to capitalize on the growth of our market and as we continue to increase and expand our operations. In addition, we anticipate recognizing substantial sales and marketing expenses associated with our strategic alliance with E&Y Consulting entered into in April 2000, as well as potentially significant sales and marketing charges associated with the warrants issued to E&Y Consulting.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of compensation and related costs for general and administrative personnel, as well as amortization of deferred costs associated with fees paid to one of our software vendors. General and administrative expenses, excluding stock-based compensation of $4.2 million, increased to $10.4 million for the year ended December 31, 1999 from $2.1 million for the period from September 1, 1998 through December 31, 1998. General and administrative expenses as a percentage of total revenues were 180% for the year ended December 31, 1999 and 162% for the period from September 1, 1998 through December 31, 1998. General and administrative expenses include costs related to our internal information technology and systems architecture, finance, executive management, human resources, legal and training activities. In addition, the year ended December 31, 1999 includes approximately $1.8 million of expenses related to amortization of fees paid to a software vendor for a non-competition agreement and preferred partner status. There may be similar charges for this relationship in the year 2000. We expect that the absolute dollar amount of general and administrative expenses will continue to increase as we expand our operations and incur the incremental costs associated with being a public company.

     AMORTIZATION OF DEFERRED STOCK-BASED COMPENSATION. We granted stock options to our officers and employees at prices deemed to be below the fair value of the underlying stock. The difference between the fair value of the underlying stock at the date the options were granted and the exercise price of the granted options was $23.5 million at December 31, 1999. This amount is being amortized, using the graded vesting method, over the vesting period of the granted options. Accordingly, our results from operations will include a non-cash compensation expense at least through 2003. We recognized $8.5 million of this expense during the year ended December 31, 1999.

     AMORTIZATION OF INTANGIBLES. In September 1998, we acquired DSCI at a price in excess of the fair value of the net tangible assets acquired, resulting in goodwill and other intangibles totaling $6.6 million. Such intangibles are being amortized over a 36-month period, which resulted in amortization expense of $2.2 million for the year ended December 31, 1999 and $730,000 for the period from September 1, 1998 through December 31, 1998.

     INTEREST AND OTHER EXPENSE. Net interest and other expense was $478,000 for the year ended December 31, 1999 and $71,000 for the period from September 1, 1998 through December 31, 1998. Net interest and other expense for the year ended December 31, 1999 resulted primarily from the interest expense from our subordinated debt facility and capital equipment loans and leases offset by interest generated from funds raised in private placements of our preferred stock in 1999. Net interest and other expense for the period from September 1, 1998 through December 31, 1998 resulted primarily from interest expense from a loan payable to a stockholder and capital equipment lease obligations offset by interest earned on the proceeds from the September 1998 private placements of our preferred stock.

     INCOME TAXES. Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any material tax provision or benefit. As of December 31, 1999, we had net operating loss carryforwards of approximately $33.0 million for federal income tax purposes and approximately $16.5 million for state income tax purposes, which expire in varying amounts beginning in 2018 for federal tax purposes and 2004 for state tax purposes. Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of an ownership change, as defined in Section 382 of the Internal Revenue Code. See Note 7 of the notes to our financial statements for additional information regarding these carryforwards. We have placed a valuation allowance against our net deferred tax assets due to the uncertainty of the realization of these assets.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited statement of operations data for the four quarters ended December 31, 1999, as well as application management and professional services and other revenues expressed as a percentage of total revenues for the periods indicated. The unaudited quarterly financial statements have been prepared on the same basis as the audited financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we considered necessary for a fair presentation of the information when read together with our audited financial statements and related notes. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                               QUARTER ENDED
                                           ------------------------------------------------------
                                           MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                             1999         1999          1999             1999
                                           ---------    --------    -------------    ------------
                                                               (IN THOUSANDS)
Revenues:
  Application management services........   $    35     $    50       $    128         $    533
  Professional services and other........       826       1,104            898            2,208
                                            -------     -------       --------         --------
     Total revenues......................       861       1,154          1,026            2,741
                                            -------     -------       --------         --------

Costs and Expenses:
  Application management services........       868       1,152          1,446            2,831
  Professional services and other........       928       1,014          2,288            3,525
  Research and development...............       267         429            894            1,602
  Sales and marketing....................       600       1,251          4,150            5,929
  General and administrative.............     1,783       2,158          2,703            3,772
  Amortization of deferred stock-based
     compensation........................       144         624          3,218            4,538
  Amortization of intangibles............       547         547            548              548
                                            -------     -------       --------         --------
     Total operating expenses............     5,137       7,175         15,247           22,745
                                            -------     -------       --------         --------
Loss from operations.....................    (4,276)     (6,021)       (14,221)         (20,004)
Interest and other income................        68         110            109              254
Interest and other expense...............      (165)       (243)          (285)            (326)
                                            -------     -------       --------         --------
Net loss.................................   $(4,373)    $(6,154)      $(14,397)        $(20,076)
                                            =======     =======       ========         ========

                                                                QUARTER ENDED
                                            ------------------------------------------------------
                                            MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                              1999         1999          1999             1999
                                            ---------    --------    -------------    ------------
Revenues:
  Application management services.........       4%          4%            12%             19%
  Professional services and other.........      96          96             88              81
                                               ---         ---            ---             ---
     Total revenues.......................     100%        100%           100%            100%
                                               ===         ===            ===             ===

     The general trends discussed in the comparisons of operating results for the year ended December 31, 1999 apply to the comparison of results of operations for our four most recent quarters ended December 31, 1999. The significant increases in both application management and professional services revenues from September 30, 1999 to December 31, 1999 were due to additional customers and increased revenues from some of our pre-existing customers. The increase in amortization of stock based compensation from June 30, 1999 to September 30, 1999 was due to options granted to new personnel during the quarter ended September 30, 1999.

     You should not rely on quarter-to-quarter comparisons of our results of operations as indicators of future performance due to our limited operating history, the early stage of our market and the factors discussed in the section entitled "Risk Factors" above. In particular, because our base of customers and the number of new customers in each quarter are still relatively small, the loss of a few key customers in any quarter could result in a significant decrease in revenues for that quarter.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations and funded our capital expenditures since inception through the private sale of equity securities, supplemented by loan facilities and equipment leases. Aggregate net proceeds to date from private equity financings total $124.6 million. As of December 31, 1999, we had $37.2 million in cash and cash equivalents, and $24.4 million in working capital. Net cash used in operating activities was $20.4 million in the year ended December 31, 1999 and $776,000 for the period from September 1, 1998 through December 31, 1998. For those periods, net cash used in operating activities was primarily used to fund ongoing operations including increases in accounts receivable offset by increases in accounts payable, accrued liabilities and deferred revenues. Net cash used in investing activities was $12.2 million in 1999 and $2.2 million in 1998. Investing activities consisted primarily of the purchase of DSCI in 1998 along with capital expenditures in 1998 and 1999. Net cash provided by financing activities was $68.8 million in 1999 and $4.0 million in 1998, and consisted primarily of proceeds from the issuance of preferred stock and proceeds from loans offset by repayments on loans and capital leases. In 1998, we raised $4.0 million through the private sale of our series A preferred stock and in 1999, we raised $66.1 million in proceeds through the private sale of our series B and C preferred stock. In April 2000, we raised $54.5 million in gross proceeds through the private sale of our senior series E mandatorily redeemable preferred stock.

     In December 1998, we entered into a $4.0 million financing arrangement with Comdisco, Inc. These borrowings bear an average annual interest rate of approximately 11.5% and are payable in 42 monthly installments through 2003. We have also entered into capital lease agreements with Comdisco to finance up to $4.0 million of capital expenditures. Interest accrues under the terms of these agreements at an average rate of approximately 8.75% per year based on the outstanding utilized capital lease line. Borrowings under the capital lease are payable in 42 monthly installments through 2003. As of December 31, 1999, we had drawn $4.0 million under the loan agreement and approximately $3.3 million under the capital lease agreement. In connection with these financings, in December 1998 we issued to Comdisco warrants to purchase a total of 655,713 shares of our series A preferred stock at an exercise price of $1.24 per share.

     In December 1998, we also entered into a three-year guarantee subordinated loan and security agreement with Comdisco in the amount of $350,000. The purpose of this agreement was to provide a lease guarantee to the lessor of our principal facility. In the event of a draw down under the guarantee by lessor, the loan shall become payable in 24 equal monthly installments of principal and interest, with interest accruing at a rate of 14% per year. In connection with this agreement, we issued to Comdisco warrants to purchase 25,500 shares of our series A preferred stock at an exercise price of $1.24 per share. In December 1999, we entered into a reimbursement and security agreement with Comdisco in the amount of $7.0 million to acquire a letter of credit. This letter of credit provides a lease guarantee to the landlord of our new headquarters facilities and may be reduced if we satisfy conditions specified in the agreement. In connection with this agreement, we issued to Comdisco a warrant to purchase shares of our series C preferred stock at an exercise price of $6.50 per share. This warrant does not become exercisable unless we successfully consummate this offering, whereby the warrant is exercisable through December 2006, or 3 years from the date of the offering, whichever is earlier. Assuming we consummate this offering prior to June 30, 2000, this warrant is exercisable for 43,077 shares of series C preferred stock.

     During 1999, we entered into a revolving loan agreement with a commercial bank for an amount not to exceed 80% of eligible accounts receivable or $3.0 million. There were no borrowings under this agreement, which expired on January 31, 2000.

     In March 2000, we entered into a volume purchase agreement to purchase up to $6.0 million of equipment through September 2001.

     In April 2000, we sold 5,450,000 shares of senior series E mandatorily redeemable preferred stock at a price of $10 per share, for aggregate gross proceeds to us of $54.5 million. Assuming we consummate this offering prior to December 31, 2000, the senior series E mandatorily redeemable preferred stock converts to common stock upon this offering at 73% of the price per share of our common stock in this offering. We expect to record a significant beneficial conversion adjustment which will increase net loss to derive net loss attributable to common stockholders in connection with the issuance of these securities. The beneficial conversion adjustment will be recorded in the period during which we consummate this offering. Also in April 2000, we entered into an equipment lease line of credit for up to $5.0 million with Finova Capital Corporation. In connection with this line of credit, we issued to Finova a warrant to purchase up to $100,000 of our common stock at a price per share equal to 90% of the price per share of our common stock in this offering.

     We have executed a ten year build-to-suit lease for a facility in San Carlos, California that will require minimum payments of $2.2 million in 2000 and $3.5 million in 2001.

     As we execute our strategy, we expect significant increases in our operating expenses, especially in application management services, professional services, sales and marketing and research and development. We expect that our current cash balances and existing debt arrangements, together with the proceeds from this offering, will be sufficient to meet our cash requirements for the next 18 months. We may be required to raise additional funds in order to support more rapid expansion, develop new or enhanced services or technologies, respond to competitive pressures, acquire complementary businesses or respond to unanticipated requirements. We cannot be sure that additional funding, if needed, will be available on acceptable terms or at all. If adequate funds are not available, we may be required to curtail significantly or defer one or more of our operating goals or programs. If we succeed in raising additional funds through the issuance of equity securities, the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these securities could also impose restrictions on our operations.

FOREIGN CURRENCY AND MARKET RISK

     We develop and market our services primarily in the United States. As we expand our operations outside of the United States, our financial results could be affected by factors such as changes in foreign currency rates or weak economic conditions in foreign markets. Because all of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our services less competitive in international markets.

INTEREST RATE RISK

     We have an investment portfolio of money market funds. In view of the nature and mix of our total portfolio, a 10% movement in market interest rates would not have a significant impact on the total value of our portfolio as of December 31, 1999. Our interest expense is not sensitive to changes in the general level of U.S. interest rates because all of our debt arrangements are based on fixed rates of interest.

ACCOUNTING DEVELOPMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after

June 15, 2000. We plan to adopt SFAS No. 133 during fiscal 2001. To date, we have not engaged in any derivative or hedging activities.

     In December 1999, the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin, or SAB, No. 101. SAB No. 101 summarized certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101, and any resulting change in accounting principles that a registrant would have to report, is effective no later than our fiscal quarter ending June 30, 2000. We do not expect the application of SAB No. 101 to have a material effect on our financial position or results of operations.

     In December 1999, the SEC wrote a letter to the FASB requesting that the Emerging Issues Task Force, or EITF, address the issue of accounting for multiple-element revenue arrangements. In general, these arrangements are defined as the delivery of substantive products, services, or rights at the outset of the arrangement and generally involve either a fixed fee or a fixed fee combined with a continuing payment stream. The continuing payment stream generally corresponds to the continuing performance and may be fixed, variable based upon future performance, or a combination of fixed and variable payments. This issue is applicable only to the portion of the fee that is fixed or determinable because only that portion is eligible for current revenue recognition. The SEC requested that the EITF provide technical accounting guidance on the following two issues relating to the accounting for multiple-element revenue arrangements:

     - what causes the arrangement to be treated as a multiple element arrangement and when is it appropriate to segment the elements for purposes of revenue recognition; and

     - even if a deliverable is deemed to be a separate component for which separate revenue recognition would normally be appropriate, are there conditions that should preclude recognition of revenue allocable to a delivered component of an arrangement until other undelivered components are delivered or performed.

     It is our understanding that the EITF will deliberate upon these issues at a future meeting. We believe our current revenue recognition policies and practices are consistent with existing industry practice. Any changes in technical accounting guidance resulting from these EITF deliberations could result in substantial changes in the timing of our recognition of future revenues.

                                    BUSINESS

OVERVIEW

     We are a leading enterprise application service provider, or ASP. We implement, integrate and manage the Corio Intelligent Enterprise, a suite of scalable, best-of-breed enterprise software applications from leading vendors, which we offer to our customers over a secure network. This suite of applications is designed to accommodate the requirements of rapidly growing as well as larger, more mature companies. We enable our customers to avoid the significant upfront licensing, implementation and integration costs and the unpredictable and often greater ongoing application management costs usually associated with internally-operated enterprise application systems. Following the rapid implementation of applications, usually performed for a fixed fee, our customers pay a predictable monthly service fee based largely on the number of applications hosted and total users. By providing application implementation, integration, management and various upgrade services and related hardware and network infrastructure, we reduce the information technology, or IT, burdens of our customers, enabling them to focus on their core businesses and react quickly to dynamic market conditions.

     We offer software applications from PeopleSoft and SAP for enterprise resource planning, Siebel Systems for customer relationship management, BroadVision, Commerce One and Moai for e-commerce and Changepoint, Cognos, E.piphany and Portal Software for business intelligence and industry-specific solutions. We leverage the capabilities of companies such as Concentric Network to provide our customers leading data center and network infrastructure technologies.

INDUSTRY BACKGROUND

     We believe the application software industry is being transformed by three fundamental forces:

     - the emergence of secure Internet Protocol, or IP, networks and increased bandwidth to enable a new model for delivering software applications;

     - the proliferation of emerging high-growth and middle-market companies that require rapid and cost-effective deployment of IT infrastructure and business processes; and

     - new e-commerce business models that are driving the need for rapid deployment of e-commerce applications in both established and emerging businesses.

     Traditionally, organizations have installed, operated and maintained enterprise software applications internally. The initial cost of these applications is typically significant, and the time required to implement and customize them is often lengthy. According to the Standish Group, the implementation of enterprise software applications often takes twice as long as planned. Moreover, the ongoing costs of operating these applications, including upgrading, training and management expenses, are often significantly greater than the original capital outlay and may increase over time. Emerging high-growth and middle-market companies have had difficulty purchasing these systems because of the costs and time associated with implementing and managing enterprise software applications. The emergence of the Internet, the increased communications bandwidth and the re-writing of enterprise software to be delivered over IP networks are transforming the way enterprise software applications are being provided to customers. Instead of in-house installations, these applications are beginning to be hosted over the Internet as a service. These new technologies and the resulting shift in the delivery model are reducing the total cost of ownership and implementation times of enterprise software applications, facilitating access to best-of-breed applications for emerging high-growth and middle-market companies.

     We believe that the recent proliferation of emerging high-growth and middle-market companies has created a significant market opportunity for Internet-hosted software applications. For many of these companies, particularly those engaged in e-commerce activities, minimizing the cost of business applications and accelerating their implementation time are considered necessary for success. The IT infrastructure and business processes of emerging high-growth and middle-market companies are generally more standardized than those of larger companies, allowing these companies to accept software functionality without extensive customizations. In addition, competitive pressures have led to a renewed focus on core competencies, with many businesses concluding that IT capabilities are not among them. In response to these factors, emerging high-growth and middle-market companies are adopting hosted applications rather than performing in-house installations.

     Finally, new e-commerce business models have increased demand for e-commerce software applications. E-commerce applications range from electronic store fronts and electronic procurement systems to business-to-business exchanges connecting communities of buyers and sellers across entire supply chains. These applications are designed to be Internet-hosted and may be deployed quickly. The appeal of these e-commerce applications has extended beyond emerging high-growth and middle-market companies to larger enterprises, as enterprises of all sizes recognize the need to adopt and rapidly deploy e-commerce applications for their businesses.

     The application service provider, or ASP, industry arose recently as a result of the changing forces in the application software industry. Gartner Group estimates that the ASP market will grow from $900 million in 1998 to $23 billion by 2003. The initial ASP model offers a simple value proposition -- access to an application over a network for a monthly fee. Customers need only pay for the use of the applications, while the ASP assumes responsibility for implementing and managing the applications. Using an ASP, businesses can thus avoid the significant up-front costs and risks of deploying sophisticated packaged software applications, and can access experienced IT personnel that they would otherwise need to recruit and retain themselves.

     The ASP industry is less than two years old but is already evolving. Although first generation ASPs relieve companies of some of the burden and expense of deploying and maintaining stand-alone software applications, companies still experience protracted implementation times, difficulties customizing and integrating software applications and costly upgrade and maintenance cycles. First generation ASPs simply outsource the existing application process with little innovation, merely shifting the process of integrating, implementing and managing enterprise applications from the customer to a third party. In addition, by hosting applications in their own data centers, first generation ASPs have limited ability to scale their business rapidly and respond quickly to the needs of their customers for additional network requirements. We believe that there is a significant opportunity for a company that provides the benefits of the initial ASP model while addressing these shortcomings, including lack of integration, excessive customization and the high cost of application management, by providing improved business processes for customers and a more compelling customer value proposition.

THE CORIO SOLUTION

     We provide integrated, best-of-breed software applications over a secure network for a monthly fee. Our services provide customers the following compelling business benefits:

     BUSINESS PROCESS INTEGRATION. Through Orion, our technology platform, we integrate and implement a suite of software applications, such as e-commerce, customer relationship management and enterprise resource planning applications. Orion also allows us to offer our integrated suite of applications on a hosted basis and to integrate these applications with customers' existing applications. By enabling business process integration, our solution helps companies quickly streamline both their internal processes and their exchanges with suppliers, partners and customers.

     LOWER AND MORE PREDICTABLE COSTS. Our customers gain access to best-of-breed applications hosted over a secure network without the significant up-front costs and unpredictable follow-on software upgrade and support costs associated with internally-operated IT systems. Following rapid implementation of our applications, typically for a fixed fee, our customers pay a predictable monthly fee. Our customers only pay for the services they need and can modify these services as their needs change, allowing them flexibility and scalability in addressing their evolving IT requirements. Compared with the cost of implementing and maintaining enterprise applications in-house, we project that our customers can achieve a 30% or greater total cost of ownership reduction over the term of their contract with us.

     ACCESS TO SCALABLE, BEST-OF-BREED APPLICATIONS. Through our relationships with our third-party software providers, we provide our customers access to sophisticated enterprise applications. We offer software from leading vendors such as BroadVision, Commerce One, Moai, PeopleSoft, SAP and Siebel Systems. The applications we offer from these vendors are designed to accommodate the requirements of rapidly growing companies and to address the needs of larger, more mature companies. By gaining rapid access to these best-of-breed applications, our customers are able to avoid the risks and costs associated with replacing less sophisticated applications as they outgrow them.

     ACCELERATED TIME TO BENEFIT. We can typically complete a standard implementation of our services in 2 to 14 weeks. This allows our customers to avoid the longer implementation times frequently experienced with installing and integrating customized, sophisticated applications. Our services enable customers to achieve their desired benefits quickly by reducing the time required to establish or augment their IT capabilities.

     FOCUS ON CORE BUSINESS. We reduce the IT burdens of companies by providing application implementation, management and various upgrade services and related hardware and network infrastructure. By providing our customers with software, hardware and network management capabilities, we enable companies to focus on their core business.

     OUTSTANDING SERVICE AND SUPPORT. We are dedicated to providing our customers industry-leading customer service and support. Our highly-talented IT professionals manage our services and provide support to our customers. We assign to each customer a support team composed of software application experts, network engineers, hardware engineers and customer support specialists. We also assign a member of our senior management team to each customer to ensure high levels of customer satisfaction.

THE CORIO STRATEGY

     Our objective is to be the leading enterprise ASP worldwide. Key elements of our strategy include:

     OFFER A COMPELLING VALUE PROPOSITION. We will continue to offer to current and potential customers an opportunity to host their application and e-commerce needs on a cost-effective basis. As part of our sales process, we work with prospective customers to develop a total cost of ownership analysis specific to that customer. We believe that we will be able to continue to grow our customer base by offering a quantified, compelling value proposition of reduced and more predictable IT costs and an accelerated time to benefit.

     LEVERAGE OUR "ONE-TO-MANY" BUSINESS MODEL. Our business is based on providing an array of standardized services to numerous customers. We believe that we will be able to achieve the economies of scale inherent in this "one-to-many" model by being able to reduce the costs we incur in delivering our services. We intend to continue to develop implementation templates, innovative application management tools and integration models that can be used for numerous applications across a variety of companies and industries. We believe this strategy enables us to leverage our IT resources to deliver cost-effectively high standards of service and support. By continually reducing our costs of providing service, we believe we can build a profitable business over the long term.

     MAINTAIN OUR TECHNOLOGY LEADERSHIP POSITION. We believe we have established a technology leadership position in the ASP market, and we intend to maintain this position by continuing to enhance our technology platform. We will continue to invest in research and development to bring new services to market, to develop new application functionalities and to enhance our automation and integration technology.

     WORK WITH LEADING DATA CENTER MANAGEMENT AND NETWORK SERVICES PROVIDERS. We intend to continue to outsource our data center management and a portion of our network service needs to leading providers. We currently engage Concentric Network and others to provide these services. We believe this is a key competitive differentiator for us, enabling us to focus on our core business while providing our customers access to leading, dynamic and scalable data centers and networks. By engaging data center management and network service providers, we are able to forego the significant fixed capital costs associated with building data centers and managing network infrastructure.

     LEVERAGE OUR STRATEGIC RELATIONSHIPS. We intend to leverage our current strategic relationships, and to enter into new strategic relationships, in order to expand our customer base and scale our services. In April 2000, we entered into a strategic alliance with E&Y Consulting whereby E&Y Consulting will refer its customers to us and engage in joint-marketing and sales activities. In addition, we have established co-marketing and sales arrangements with other systems integrators and with our software vendors. As our customer base grows, we intend to expand and strengthen our relationships with systems integrators and other service providers in order to expand our service offerings and to increase our implementation capacity.

     BROADEN OUR SERVICE OFFERINGS. We believe that we can increase customer demand for our services by expanding our service offerings. We continue to invest in developing and integrating additional services that address the evolving IT needs of our customers. We intend to broaden our relationships with our existing software vendors and to establish new relationships with additional software application providers. In addition, based on our knowledge of the application needs of different markets, we have developed and intend to further develop standard application suites for specific markets. By expanding our service offerings and addressing industry-specific needs of our customers, we believe we will attract new customers and deepen our relationships with existing customers.

     CONTINUE OUR COMMITMENT TO CUSTOMER SATISFACTION. We are committed to customer satisfaction throughout our organization, and we endeavor to provide our customers with the highest quality service offerings. In order to accomplish this, we expect to invest substantial time and effort in enhancing our services. Our commitment to customer satisfaction enables us to leverage existing customers to serve as reference accounts for prospective customers.

SERVICES

     Our service offerings consist of application management services and professional services. Application management services are ongoing services we provide our customers in connection with the operation of the Corio Intelligent Enterprise, a suite of scalable, best-of-breed software applications that is available over a secure network. Our professional services include our implementation of the Corio Intelligent Enterprise and other consulting and training services.

APPLICATION MANAGEMENT SERVICES

     Our application management services consist of hosting services for our hosted applications. As of March 31, 2000, our application management services team consisted of 91 employees. We price our application management services based on various factors, such as the number and type of applications being licensed, the number of users covered by a contract and the frequency of access to our applications. The monthly fee for our application management services is typically fixed for the life of the contract, subject to increases in the event a customer requires additional applications, increases its number of users or increases frequency of use. Most of our customer agreements have three to five year terms.

                             BUSINESS INTELLIGENCE
                                  & INDUSTRY-
                               SPECIFIC SOLUTIONS
                                   E-COMMERCE
                             CUSTOMER RELATIONSHIP
                                   MANAGEMENT
                          ENTERPRISE RESOURCE PLANNING

    Hosted Applications

     We provide our services through our Corio Intelligent Enterprise which is designed to provide our customers enterprise resource planning, customer relationship management and e-commerce capabilities as well as industry-specific applications. Set forth below are the services we offer through the Corio Intelligent Enterprise, the software vendors from whom we obtain the constituent applications and the functionality each application provides.

           -------------------------------------------------------------------------------------------------------
                CORIO SERVICES          SOFTWARE VENDORS                         FUNCTIONALITY
------------------------------------------------------------------------------------------------------------------
           Corio Financials           PeopleSoft SAP         Provides general ledger, accounts receivable,
                                                             accounts payable, employee expense, projects, asset
                                                             management, cash management, investment management,
                                                             fund management, enterprise management and management
                                                             accounting.
           -------------------------------------------------------------------------------------------------------
           Corio Human Resources      PeopleSoft SAP         Enables benefit and personnel administration,
                                                             compensation management, employee training and event
                                                             management, human resources cost controls, employee
                                                             development and evaluation, recruiting and staffing
                                                             capabilities.
           -------------------------------------------------------------------------------------------------------
           Corio Manufacturing        SAP                    Provides sales and operations planning, materials
                                                             requirements planning, demand management, production
                                                             control, production costing and quality management.
           -------------------------------------------------------------------------------------------------------
           Corio Distribution         PeopleSoft SAP         Provides sales support, order management, service
                                                             management, billing, materials management,
                                                             requisitions, purchasing, inventory management,
                                                             shipping and warehouse management functionality.
------------------------------------------------------------------------------------------------------------------
           Siebel Sales               Siebel Systems         Provides opportunity management, sales and pipeline
                                                             analysis, and account and activity management
                                                             capabilities.
           -------------------------------------------------------------------------------------------------------
           Siebel Product             Siebel Systems         Facilitates sales force processes, including product
           Configurator                                      configuration, price quoting and availability
                                                             information.
           -------------------------------------------------------------------------------------------------------
           Siebel Service             Siebel Systems         Automates and facilitates customer service processes
                                                             for inbound transactions.
           -------------------------------------------------------------------------------------------------------
           Siebel Call Center         Siebel Systems         Automates and facilitates personnel management
                                                             processes for all inbound and outbound telephonic
                                                             sales, service and marketing needs.
------------------------------------------------------------------------------------------------------------------
           Corio e-Store              BroadVision            Enables personalized Internet shopping, with support
                                                             for product catalog, dynamic pricing, quote
                                                             generation, shopping cart, configuration, payment and
                                                             settlement.
           -------------------------------------------------------------------------------------------------------
           Corio                      Commerce One           Permits online requisitions of goods and services,
           e-Procurement                                     workflow and approval, price updates, purchase order
                                                             submissions, freight estimates and tracking and tax
                                                             capabilities.
           -------------------------------------------------------------------------------------------------------
           Corio e-Market             BroadVision            Software, services and hosting offering for
                                      Commerce One Moai      business-to- business net market makers. Includes
                                                             multi-vendor catalog aggregators, auction sites and
                                                             trading exchanges.
------------------------------------------------------------------------------------------------------------------
           Corio Business             Cognos E.piphany       Enables critical decision support capabilities
           Intelligence                                      through data access, reporting, analysis and
                                                             forecasting.
           -------------------------------------------------------------------------------------------------------
           Corio Professional         Changepoint            Automates and facilitates a variety of professional
           Services Automation                               services delivery processes, such as contact
                                                             management, resource and project management, time and
                                                             expense administration, client billing and support
                                                             management.
           -------------------------------------------------------------------------------------------------------
           Corio Billing              Portal Software        Supports Internet service usage measurement and
                                                             customer care and billing capabilities.
------------------------------------------------------------------------------------------------------------------

     To address the challenges of integrating the applications, we have developed our Orion technology platform. Orion enables us to offer our customers the Corio Intelligent Enterprise on a hosted and integrated basis, providing customized functionality enhancements and various upgrade services. We currently offer our customers integration among Corio Financials with PeopleSoft, Corio Human Resources with PeopleSoft, Corio Distribution with PeopleSoft, Corio Professional Services Automation and Siebel Systems' Customer Relationship Management software. We are in the process of developing integration capabilities among the other services we offer and have recently begun offering BroadVision, Moai and SAP.

    Hosting Services

     We host and manage each of the services that we offer through the Corio Intelligent Enterprise and are responsible to our customers for these services, regardless of whether we have developed or licensed the underlying technology. We guarantee service levels for customers of at least 99% availability, excluding scheduled downtime. To maintain this level of service, we have configured our hosted applications and infrastructure for capacity and performance and incorporated into our system a sophisticated backup recovery process. We have also engineered automated upgrade and testing tools that increase our efficiency, reduce our costs and improve our ability to scale our operations. We provide these hosting services through our application management center, which manages and supports the software applications, security infrastructure, networks, hardware and data centers which operate 24 hours a day, seven days a week.

     Our hosting services include the following:

     CUSTOMER SUPPORT. Our client services organization is the first point of contact for our customers. Within client services, our customer support specialists work with our experts in software applications, hardware and data center management to respond to customer inquiries. We also assign a member of our senior management team to each customer to ensure high levels of customer satisfaction.

     APPLICATION MANAGEMENT. The vendors of software applications incorporated into the Corio Intelligent Enterprise periodically release minor modifications, or patches, and upgrades for their software applications. Our application management experts use our automated tools and test scripts to review, test and assess each modification or upgrade released by our vendors to determine the compatibility and stability of each modification or upgrade, and then they incorporate appropriate changes into the Corio Intelligent Enterprise and make them available to our customers.

     SECURITY MANAGEMENT. The secure transmission of information over telecommunication networks is a key requirement for our business. We have implemented an effective information security protection program to minimize risk to the confidentiality, integrity and availability of our customers' mission critical applications and data. Our data protection program is built around a pervasive, multi-layer security model that includes: strong network perimeter defenses, aggressive real-time monitoring, detection and response capability, security enabled at the host and application levels, continuous vulnerability management, physical and operational security and the use of proven security policy management practices.

     INFRASTRUCTURE MANAGEMENT. Our customers' data resides on servers that we own, located in secure cages in the data centers we use. Our infrastructure management personnel are responsible for all aspects of our infrastructure requirements, including hardware procurement, installation and configuration. To support our "one-to-many" business model, our infrastructure management personnel can configure our servers to support multiple customers. To maintain the integrity and confidentiality of data in our shared hosting environments, we ensure rigid partitioning of each customer's information.

     DATA CENTER AND NETWORK MANAGEMENT. We engage Concentric Network and others to offer our customers state-of-the-art data centers and network management. To maximize network availability, our application management personnel has, with Concentric Network and others, designed our network architecture to ensure a redundancy of network hardware, facilities infrastructure and telecommunications circuits. Our application management center personnel also ensure that our services support multiple network models and offer our customers a number of connectivity options, including dedicated T1 lines and VPNs.

PROFESSIONAL SERVICES

     Our professional services, which include initial implementation and ongoing support services, are provided both by our professional services personnel and by third-party systems integrators. We have established a professional services team to implement the Corio Intelligent Enterprise quickly and efficiently. As of March 31, 2000, our professional services team consisted of 139 employees located throughout the United States. We organize our professional services team by geographic location and application expertise.

     We typically perform professional services pursuant to fixed fee contracts for consulting, training and implementation of applications. Our professional services team supports a number of implementation methodologies and programs:

     FASTLANE. FastLane is an implementation methodology in which a multi-disciplined team of our IT professionals works with a group of customers to implement the Corio Intelligent Enterprise. By coordinating the simultaneous implementation of our services for multiple customers, FastLane captures customer requirements early in the sales cycle and leverages our industry-specific implementation and configuration templates. The results are implementation periods of weeks rather than the months traditional implementation approaches typically require.

     EXPRESS. Express is an implementation methodology that enables us to accelerate a customer's transition from its existing, entry-level applications to the Corio Intelligent Enterprise. Using automated configuration tools, data migration accelerators and implementation templates, our Express service enables our customers to migrate from entry-level applications such as Intuit QuickBooks to Corio Financials in as little as two weeks.

     CORIO IMPLEMENTATION PARTNER PROGRAM. The Corio Implementation Partner Program, or CIPP, is a program whereby we train and certify third-party implementation experts to use our FastLane and Express methodologies. The CIPP enables us to scale our implementation capabilities through use of CIPP members. As of March 31, 2000, CIPP members included Beacon Application Services, Broadiant, Catalyst Resources, Cambridge Technology Partners, Acuent, eForce, Emerald Solutions and Optimos. Collectively, our CIPP members have over 1,600 experts capable of implementing our services.

     E&Y CONSULTING. Through our alliance with E&Y Consulting, we have access to a large and diverse consulting organization to provide implementation of the Corio Intelligent Enterprise to our customers.

     CIO SERVICES. Through our CIO Services program, our professional services team provides our application management services customers with IT consulting services in a number of strategic areas, including e-commerce. Our CIO Services program frees our customers from the difficult and costly task of hiring and retaining scarce chief information officer-level talent.

STRATEGIC RELATIONSHIPS

     A key element of our strategy is to establish and maintain a wide variety of commercially beneficial strategic relationships. Among others, we have established strategic relationships with the following third parties:

     ENTERPRISE SOFTWARE VENDORS. We have established relationships with leading software vendors to enable us to provide our customers with best-of-breed enterprise software applications. We license software applications from leading enterprise software application vendors, including BroadVision, Commerce One, Moai, PeopleSoft, SAP and Siebel Systems. In addition, we have arrangements with some of our enterprise software vendors that provide their sales people with financial incentives to promote the Corio Intelligent Enterprise.

     INFRASTRUCTURE SOFTWARE VENDORS. To assist us in providing our customers with integrated services on a secure, hosted basis, we license third-party technology from leading infrastructure software vendors such as Active Software, BMC, ChainLink Technologies, Netegrity and Verisign, for incorporation into our Orion technology platform.

     DATA CENTER / NETWORK INFRASTRUCTURE PROVIDERS. We have built relationships with leading data center and network infrastructure providers, such as Concentric Network, to enable us to focus on our core businesses and to utilize their expertise in data center management and network services provisioning.

     E&Y CONSULTING. We have entered into a strategic alliance with E&Y Consulting, whereby E&Y Consulting refers customers to us and we engage in joint marketing and sales activities. Through our relationship with E&Y Consulting, we believe we will be able to offer our services to a broader range of emerging high-growth and middle-market companies and to scale our business more rapidly.

     RESEARCH AND DEVELOPMENT RELATIONSHIPS. We have entered into a strategic relationship with Microsoft to build a joint development lab in Silicon Valley to work on ASP hosting and deployment architecture using the Microsoft Windows DNA platform. We also have a joint technology development relationship with Sun Microsystems to optimize the delivery of our service offering on Sun Microsystems' hardware platform.

TECHNOLOGY

     Our technology platform, Orion, enables integration, automation and hosted deployment of software applications and facilitates the customization of these applications.

     INTEGRATION. Orion enables integration of best-of-breed software applications and provides customers a secure, central point of entry into these applications. We are continuing to develop our technology to further enable the integration of applications hosted by us as well as the integration of these applications with those not hosted by us, such as those hosted by the customer or another ASP. This capability is designed to increase the efficiency of a wide range of our customers' business processes by combining the functionality of a number of enterprise applications.

     AUTOMATION. We continue to invest in our automation infrastructure to enable us to rapidly implement software upgrades, patching and testing. Enhanced automation will better enable us to scale the number of hosted applications we can support. We have accomplished automation for a number of processes to date.

     HOSTED DEPLOYMENT. We have developed, and continue to refine, technology that allows us to deliver software applications to our customers effectively in a multi-tenant environment over the Internet.

     CONFIGURATION MANAGEMENT. We have developed, and continue to refine, technology that allows us to track and manage modifications to the applications and the environments used in the Corio Intelligent Enterprise through a configuration management system. This system manages changes that include extensions to software applications offered through the Corio Intelligent Enterprise to meet the particular functionality requirements of our customers, customizations, configuration changes, reporting extensions and other modifications. This configuration management system allows us to retain and manage these extensions and provide them to other customers with similar customized functionality needs. By maintaining a library of these solutions, we are able to provide our customers additional functionality at a lower cost than if they were to build this customized functionality internally or through a third party.

CUSTOMERS

     As of March 31, 2000, we had 56 customers, of which 27 were operational on our system. The following is a list of our 15 customers that, as of March 31, 2000, had the largest projected application management services revenues over the life of their respective contracts with us:

BackOfficeWeb.com       LivePerson
Broadiant               LoanCity.com
Commodinet              MadeToOrder.com
Enstar Networking       Participate.com
Essential Technologies  Simplexis.com
Excite@Home             SiteSmith
Extreme Networks        ZEFER
IntraLinks

     The following case studies illustrate how selected customers are currently benefiting from our services.

    CLARENT CORPORATION

     COMPANY OVERVIEW: Clarent is a provider of IP telephone systems that enable the simultaneous transmission of voice, fax and data over the Internet and similar communications networks. Clarent has been our customer since January 1999.

     BUSINESS CHALLENGE: Clarent was quickly outgrowing its existing entry-level financial, accounting and management systems. Clarent's applications could not accommodate their growing number of users, requiring employees to share systems and causing delays in purchase order and payment processing throughout the organization. Clarent's management believed that the company required a best-of-breed, scalable solution to meet its IT infrastructure requirements, but decided the cost and resources required to purchase, implement and support these applications, as well as the disruption to management caused by a long transition period, were prohibitive.

     CORIO SOLUTION: We implemented Corio Financials, Distribution and Manufacturing, powered by PeopleSoft, in under 12 weeks. By integrating multiple services, we enabled the automation and streamlining of Clarent's business processes. The applications we implemented are scalable, allowing Clarent to add both users and functionality as Clarent's business grows and becomes more complex. Clarent estimates that our solution will result in a total cost of ownership savings of 46% over the life of the contract compared to an internally-operated, less sophisticated solution that would have required an upgrade to a best-of-breed application within two years.

    EXCITE@HOME

     COMPANY OVERVIEW: At Home Corporation, or Excite@Home, is a global media company offering broadband Internet connectivity, personalized, web-based content and targeted advertising services. Excite has been our customer since November 1998. Excite@Home became a Corio customer in 2 phases:

     Phase 1: Excite, Inc.

     BUSINESS CHALLENGE: In January 1998, prior to its merger with @Home, Excite acquired MatchLogic, an online advertising service. Excite needed to integrate the two companies' accounting systems and decided that its own enterprise software would soon be inadequate.

     CORIO SOLUTION: We implemented Corio Financials, powered by PeopleSoft, in 13 weeks. This quickly integrated Excite's and MatchLogic's accounting systems and gave Excite scalability that its former systems did not provide.

     Phase 2: Excite@Home

     BUSINESS CHALLENGE: Within 2 months of the completed Excite and MatchLogic implementation, Excite announced its planned merger with @Home. After the merger, Excite@Home's management focused on combining the merged company's internal processes to more fully realize synergies. Excite@Home wanted to minimize the integration challenges associated with its financial and human resources applications, concentrate on its core operations and establish a scalable and flexible software applications platform that could support future growth. In addition, the company had difficulty finding talented IT personnel in the very competitive Silicon Valley market necessary to implement, support and maintain such a solution internally.

     CORIO SOLUTION: After Excite's merger with @Home, we implemented Corio Financials and Human Resources, powered by PeopleSoft, in 16 weeks. Our monthly user-based pricing contract with Excite@Home provides Excite@Home with a predictable yet flexible solution for addressing future growth opportunities. Excite@Home estimates that our solution will result in a total cost of ownership savings of at least 30% over the life of the contract compared to an internally-operated, best-of-breed solution. In addition, Excite@Home recently requested us to host Siebel Sales.

    VERTICAL NETWORKS

     COMPANY OVERVIEW: Vertical Networks is a leading developer of integrated communications platforms, a new class of voice and data solutions designed to simplify communications for branch offices and small businesses worldwide. Vertical Networks has been our customer since March 1998.

     BUSINESS CHALLENGE: Vertical Networks did not have an IT platform that could support its growth and allow easy automation of its business processes. Vertical Networks also relied on Flextronics, a contract manufacturer with whom we have a strategic relationship, for the manufacturing of its products. The combination of disparate internal software applications and an outsourced manufacturing capability resulted in inefficiencies in order fulfillment and bill processing for Vertical Networks and Flextronics.

     CORIO SOLUTION: In under 10 weeks, we implemented Corio Financials and Distribution, powered by PeopleSoft, and integrated these solutions into Flextronics' manufacturing system. The implementation allowed Vertical Networks to automate business processes ranging from order entry to invoicing. The integration with Flextronics demonstrated the ability of our Orion platform to integrate Corio-hosted and third-party-hosted applications successfully. Vertical Networks estimates the total cost of ownership savings from our solution over the life of the contract to be in excess of 60% compared to an internally-operated solution.

SALES AND MARKETING

     We sell and market our services primarily through a direct sales force. Many of our software vendors and systems integrators also pass sales leads on to us. In 1999, we spent $11.9 million on sales and marketing activities, excluding stock-based compensation. As of March 31, 2000, we had 101 sales and marketing employees. Our sales organization is segmented by application expertise and geographical location. We plan to establish regional offices staffed with our IT experts to support our sales force. We intend to expand our direct sales organization into all major U.S. markets and to expand our joint-sales efforts with third parties. We also intend to extend our sales activities into international markets through our direct sales force and through third parties.

     We focus our marketing efforts on achieving brand recognition, market awareness and lead generation. We market our services through magazine and billboard advertising, directed advertising and targeted events, including tradeshows, conferences and seminars. Our current customers provide references and we feature customer recommendations in our magazine and billboard advertising and other promotional activities.

RESEARCH AND DEVELOPMENT

     In 1999, we spent $3.2 million, excluding stock-based compensation, on research and development. As of March 31, 2000, we had 65 employees in our research and development team. Research and development capabilities are essential to our strategy to enhance and expand the capabilities of our services. We have invested significant resources in creating a structured process for undertaking all our research and development and have recruited engineers and software developers with relevant industry experience. When appropriate, we also use third-party development firms to expand capacity and to provide additional technical expertise. We have entered into a strategic relationship with Microsoft to build a joint development lab in Silicon Valley to work on ASP hosting and deployment architecture using the Microsoft Windows DNA platform. We also have a joint technology development relationship with Sun Microsystems to optimize the delivery of our service offering on Sun Microsystems' hardware platform.

COMPETITION

     We compete primarily on the basis of software functionality, total cost of ownership, performance, service quality and security. Our current and potential competitors primarily include:

     - application service providers and business process outsourcers, such as Applicast, AristaSoft, Breakaway Solutions, NaviSite, Qwest Cyber.Solutions, ReSourcePhoenix.com and USinternetworking;

     - systems integrators, such as Andersen Consulting, Breakaway Solutions, Electronic Data Systems and PricewaterhouseCoopers;

     - Internet service providers and web hosting companies, such as Concentric Network, DIGEX, Exodus Communications, Frontier Corporation, GTE Internetworking, MCI Worldcom and PSINet;

     - software vendors, including J.D. Edwards, Microsoft, Oracle Corporation, PeopleSoft, SAP, and Siebel Systems;

     - major technology providers, such as Cisco Systems, IBM, Intel Corporation and Nortel Networks;

     - Internet portals, such as AOL, Excite@Home and Yahoo; and

     - telecommunications companies.

     The companies listed above may form strategic relationships with each other to compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements and may increase our competitors' ability to address customer needs with their product and service offerings. In addition, we believe that there is likely to be consolidation in our markets, which could lead to increased price competition and other forms of competition.

     It is possible that new competitors or alliances may emerge and gain market share. These competitors could materially affect our ability to obtain new contracts. Further, competitive pressure could require us to reduce the price of our products and services, thus affecting our business, financial condition and results of operations.

PROPRIETARY RIGHTS

     Our principal proprietary rights relate to our Orion technology platform and our trademarks. We also have developed and are developing applications and application extensions for use internally and to offer to customers. We also have trade secrets relating to our business processes and other confidential and proprietary information.

     We rely on a combination of copyright, trademark and trade secret protection, confidentiality and nondisclosure agreements and licensing arrangements to establish and protect our intellectual property rights. The license agreements with our customers limit their rights to the technologies that we offer and develop for our customers. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements and restricting access to such information. We have applied for the registration of the following trademarks: Corio, Express, e-Hours and Orion. To date, we have not secured registration of any of our marks. In addition, we currently have no patents and no patent applications pending.

EMPLOYEES

     As of March 31, 2000, we had 456 employees, including 101 in sales and marketing, 65 in research and development, 91 in application management services, 139 in professional services and 60 in general and administration. None of our employees is represented by a labor union. We have never experienced a work stoppage and believe our relationship with our employees is good.

FACILITIES

     Our headquarters includes approximately 77,000 square feet in San Carlos, California pursuant to a lease that expires in April 2010. We also sublease approximately 36,000 square feet in Redwood City, California pursuant to a sublease which expires with respect to 15,000 square feet in August 2000 and with respect to the remainder in March 2002. We also have regional offices in other U.S. locations.

     We believe that our existing facilities are adequate to meet current requirements and that additional or substitute space will be available as needed to accommodate any expansion of operations.

LEGAL PROCEEDINGS

     Although we are not currently a party to any litigation, we may from time to time become involved in litigation arising in the ordinary course of our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The names, ages and positions of our directors and executive officers as of March 31, 2000 are as follows:

                  NAME                    AGE                      POSITION
                  ----                    ---                      --------
George Kadifa...........................  40     President, Chief Executive Officer and
                                                 Director
Jonathan J. Lee.........................  40     Founder, Chief Strategy Officer and Director
Eric J. Keller..........................  47     Executive Vice President, Chief Financial
                                                 Officer
John B. Ottman..........................  42     Executive Vice President of Worldwide Markets
Vinod Khosla(1).........................  45     Director
Aneel Bhusri(1).........................  34     Director
Ted E. Schlein(2).......................  36     Director
Roger S. Siboni(2)......................  46     Director
George J. Still, Jr.(2).................  42     Director

------------------------
(1) Member of the compensation committee.
(2) Member of the audit committee.

     GEORGE KADIFA has served as our President, Chief Executive Officer and as a director since August 1999. Prior to joining us, from August 1992 to August 1999, Mr. Kadifa was Group Vice President and later Senior Vice President of Industrial Sector Worldwide at Oracle Corporation, a supplier of software for information management. Mr. Kadifa holds a B.S. in Electrical Engineering from the American University of Beirut, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from the Graduate School of Business at the University of Chicago.

     JONATHAN J. LEE is our founder and has served as our Chief Strategy Officer since August 1999 and as a director since September 1998. Mr. Lee served as our President from September 1998 to August 1999 and as our Chief Executive Officer from September 1998 to February 1999. From October 1989 to September 1998, Mr. Lee served as Chief Executive Officer and founder of DSCI, a provider of enterprise resource planning applications and our predecessor company. Mr. Lee holds a B.S. in Accounting and Marketing from the University of California at Berkeley and a B.S. in Information Management Systems from the University of California at San Francisco. He is also an alumnus of the Executive Program at the Graduate School of Business at Stanford University.

     ERIC J. KELLER has served as our Chief Financial Officer since February 2000. Prior to joining us, from January 1996 to June 1999, Mr. Keller served as Chief Financial Officer at Aspect Communications Corporation, a provider of customer relationship portals, and from June 1999 to February 2000 as an executive advisor of Aspect. From June 1993 to January 1996, Mr. Keller served as Chief Financial Officer of Ventritex, Inc. a manufacturer of medical devices. Mr. Keller holds a B.S. in Industrial Relations from Cornell University and an M.B.A. from the University of California at Berkeley.

     JOHN B. OTTMAN has served as Executive Vice President of Worldwide Markets since December 1999. Prior to joining us, from November 1989 to November 1999, Mr. Ottman held various key management positions at Oracle Corporation, most recently as Group Vice President of the Industrial Sector. Mr. Ottman's other management positions at Oracle included Vice President, Global Alliances, Regional Manager and Area Manager. Mr. Ottman holds a B.A. in History from Denison University.

     ANEEL BHUSRI has served as a director since April 1999. Mr. Bhusri is a general partner at Greylock Management, a venture capital firm, which he joined in April 1999. Mr. Bhusri has been affiliated with PeopleSoft since August 1993, initially as the company's Senior Vice President responsible for product strategy, business development and marketing, and most recently as Vice

Chairman. He serves on the board of directors of PeopleSoft, Guru.com, HelloAsia and Cameraworld.com. Mr. Bhusri holds a B.S. in Electrical Engineering from Brown University and an M.B.A. from the Graduate School of Business at Stanford University.

     VINOD KHOSLA has served as a director since September 1998. Mr. Khosla is a general partner at Kleiner Perkins Caufield & Byers, a venture capital firm, which he joined in 1987. Mr. Khosla co-founded Daisy Systems. Mr. Khosla founded and served as Chief Executive Officer at Sun Microsystems, Inc. Mr. Khosla serves on the board of directors of Cerent Corporation, Concentric Network, Excite Inc., Juniper Networks, Microprose, Nova Telecommunications, Total Entertainment Network and Qwest Communications. Mr. Khosla holds a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology, an M.S. in Biomedical Engineering from Carnegie Mellon University and an M.B.A. from the Graduate School of Business at Stanford University.

     TED E. SCHLEIN has served as a director since September 1998. Mr. Schlein is a general partner at Kleiner Perkins Caufield & Byers, which he joined in November 1996. From June 1986 to October 1996, Mr. Schlein served in a variety of executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, most recently as Vice President, Enterprise Products. Mr. Schlein serves on the board of directors of Extensity, Inc. and also serves on the board of directors of several private companies, including weservehomes.com, Portera, Angara, Linuxcare, WineShopper.com, Nonstop Solutions and Iron Planet. Mr. Schlein holds a B.S. in economics from the University of Pennsylvania.

     ROGER S. SIBONI has served as a director since July 1999. Mr. Siboni has served as President, Chief Executive Officer and as a member of the board of directors of E.piphany, a software company, since August 1998. Prior to joining E.piphany, Mr. Siboni served, from October 1996 to July 1998, as Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting organization. Mr. Siboni also served as National Managing Partner of KPMG's information and communications practice from June 1993 to October 1996. He serves on the board of directors of Cadence Design Systems, Inc., FileNET, Inc., Active Software and Pivotal Corporation. Mr. Siboni holds a B.S. in Business Administration from the University of California at Berkeley and is a Certified Public Accountant in New York and California.

     GEORGE J. STILL, JR. has served as a director since May 1999. Mr. Still is a general partner at Norwest Venture Partners, a venture capital firm, which he joined in October 1989, and is a managing partner of several partnerships of Norwest Venture Partners. Norwest was the sole venture investor in PeopleSoft, for which Mr. Still currently serves on the board of directors. Mr. Still was a co-founder of PeopleMan and Verio. Mr. Still also serves as a director of several private companies including Software Technologies Corp., Embark.com, MetaPath Software International, Market-Touch, Rates.com, eForce, Inc. and Website Pros, Inc. Mr. Still received a B.S. from Pennsylvania State University and an M.B.A. from the Amos Tuck School at Dartmouth College.

CLASSIFIED BOARD OF DIRECTORS

     Our board of directors currently consists of seven directors. Upon the completion of this offering, our board of directors will be divided into three classes of directors who will serve in staggered three-year terms. As a result, approximately one-third of the members of the board of directors will be elected each year. Provisions in our bylaws and certificate of incorporation allow the board of directors to fill vacancies on or increase the size of the board of directors. These provisions, along with having a classified board of directors, may make it difficult for our stockholders to remove incumbent directors and fill vacancies with their own nominees to gain control of the board of directors.

     Messrs. Bhusri, Lee and Still will serve as Class I Directors, whose initial term will expire at the 2001 annual meeting of stockholders. Messrs. Kadifa and Schlein will serve as Class II Directors, whose initial term will expire at the 2002 annual meeting of stockholders. Messrs. Khosla and Siboni will serve as Class III Directors, whose initial term will expire at the 2003 annual meeting of stockholders.

BOARD COMMITTEES

     In January 2000, our board designated a compensation committee and an audit committee. Prior thereto, there were no such committees of the board. The compensation committee, which consists of Messrs. Bhusri and Khosla, makes recommendations to the board concerning the compensation of our officers and directors and the administration of our 1998 Stock Plan and Employee Stock Purchase Plan 2000. The audit committee, which consists of Messrs. Schlein, Siboni and Still, reviews our financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our internal accounting controls and financial affairs.

DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation from us for their services as members of our board of directors, although members are reimbursed for expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in our 1998 Stock Plan. In July 1999, Roger Siboni was granted the right to purchase 25,000 shares of common stock and to early exercise 100,000 stock options granted to him in January 1999. Option grants to directors are at our discretion, and we have no specific plans regarding the amounts to be granted to our directors in the future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee currently consists of Messrs. Bhusri and Khosla. Prior to the formation of the compensation committee, the board of directors performed the functions typically assigned to a compensation committee. No member of the compensation committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

EXECUTIVE COMPENSATION

     The following table sets forth in summary form information concerning the compensation paid by us during the fiscal year ended December 31, 1999 to our Chief Executive Officer and another executive officer, who earned more than $100,000 during the fiscal year. In this prospectus, these individuals are referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                    COMPENSATION AWARDS
                                                              ANNUAL COMPENSATION   -------------------
                                                              -------------------       SECURITIES
                     NAME AND POSITION                         SALARY     BONUS     UNDERLYING OPTIONS
                     -----------------                        --------   --------   -------------------
George Kadifa...............................................  $125,000   $      0        2,209,975
  President and Chief Executive Officer
Jonathan J. Lee.............................................  $200,000   $100,000                0
  Chief Strategy Officer

     Mr. Kadifa joined us as our President and Chief Executive Officer in August 1999 at an annualized base salary of $300,000 and a performance bonus of up to $100,000. In addition to the executive officers discussed above, Ronald Clarke joined us as our Chief Executive Officer in February 1999 and resigned in March 1999. We paid Mr. Clark $53,320 in salary and granted him an option to purchase 2,000,766 shares of our common stock. At the time Mr. Clarke resigned, however, his options were cancelled pursuant to the terms of our 1998 Stock Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth, as to George Kadifa, the only named executive officer to receive option grants in fiscal 1999, information concerning stock options granted during the fiscal year ended December 31, 1999.

     The information regarding options granted as a percentage of total options granted in the fiscal year is based upon options to purchase an aggregate of 10,527,391 shares of common stock that were granted, including to Mr. Kadifa, in the fiscal year ended December 31, 1999.

                                                 INDIVIDUAL GRANTS
                                 --------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                 NUMBER OF                                                ASSUMED ANNUAL RATE OF
                                 SECURITIES    PERCENT OF     EXERCISE                 STOCK PRICE APPRECIATION FOR
                                 UNDERLYING   TOTAL OPTIONS    PRICE                           OPTION TERM
                                  OPTIONS      GRANTED IN       PER      EXPIRATION   ------------------------------
                                  GRANTED      FISCAL YEAR     SHARE        DATE           5%              10%
                                 ----------   -------------   --------   ----------   -------------   --------------
George Kadifa..................  2,209,975        20.99%       $0.40      08/02/09     $               $

     The potential realizable value is calculated based on the term of the option at the time of grant, which is ten years, and the assumed initial public
offering price of $     . The assumed rates of appreciation are prescribed by
the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the initial public offering price appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at its appreciated price.

     Mr. Kadifa's options have a ten year term and vest as to 25% of the shares one year from the vesting commencement date and as to 1/48 of the shares at the end of each month thereafter, subject to continued service as an employee or consultant. In the event Mr. Kadifa is terminated involuntarily and without cause during his first year of employment, 1/48 of the shares subject to his option vest for each month he was employed with us. There were no option exercises or unexercised options by our named executive officers for the year ended December 31, 1999.

COMPENSATION PLANS

    1998 Stock Plan

     Our 1998 Stock Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights, or SPRs. The board of directors and the stockholders approved the 1998 Stock Plan in September 1998. Unless terminated sooner, the 1998 Stock Plan will automatically terminate in 2008. There are currently 18,500,000 shares reserved for issuance under the plan. In addition, the 1998 Stock Plan provides for automatic annual increases in the number of shares reserved for issuance under the plan, in an amount each year equal to the lesser of:

     - 6% of the outstanding shares on such date;

     - 6,000,000 shares; and

     - such lesser amount as may be determined by the board.

     The 1998 Stock Plan may be administered by our board of directors or a committee of the board, referred to as the administrator, which shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the board of directors has the authority to amend, suspend or terminate the 1998 Stock Plan, provided that no such action may impair the rights of any holder of an outstanding option or SPR granted under the 1998 Stock Plan unless mutually agreed by the holder and the administrator.

     Options and SPRs granted under the 1998 Stock Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by the optionee. Vested options granted under the 1998 Stock Plan must generally be exercised within three months of the end of an optionee's status as an employee or consultant of us, or within twelve months after an optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's services with us for any reason including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the administrator. The exercise price of all incentive stock options granted under the 1998 Stock Plan must be no less than 110% of the fair market value per share on the date of the grant for employees who own stock representing more than 10% of the voting power of all classes of our stock, and for all other employees the exercise price must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1998 Stock Plan is determined by the administrator. With respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be no less than 110% of the fair market value per share on the date of the grant for service providers who own stock representing more than 10% of the voting power of all classes of our stock, and for all other service providers the exercise price must be no less than 85% of the fair market value of the common stock on the date of grant. The term of incentive stock options granted to any participant who owns stock representing more than 10% of the voting power of all classes of our stock must not exceed five years. The term of all other options granted under the 1998 Stock Plan may not exceed ten years.

     The 1998 Stock Plan provides that in the event of a merger with or into another corporation or a sale of substantially all of our assets, each option or right shall be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, the administrator shall notify the optionee that the option or SPR will be fully exercisable as to all of the optioned stock, including shares as to which it would not otherwise be exercisable for a period of at least 15 days from the date of notice, and that the option or SPR will terminate upon the expiration of such period.

    Employee Stock Purchase Plan 2000

     Our board and stockholders adopted our Employee Stock Purchase Plan 2000, or the Purchase Plan, in February 2000, and the Purchase Plan will become effective upon the closing of this offering. A total of 1,000,000 shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan provides for automatic annual increases in the number of shares reserved for issuance under the Purchase Plan, in an amount each year equal to the lesser of:

     - 2.5% of the outstanding shares on such date;

     - 2,500,000 shares; and

     - such lesser amount as may be determined by the board.

     The Purchase Plan, which is intended to qualify under Section 423 of the Code, generally contains six month offering periods, during which an option granted under the Purchase Plan may be exercised. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first such offering period. The first offering period commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before January 31, 2001.

     Employees are eligible to participate in the Purchase Plan if they are customarily employed by us for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after a grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year may be not be granted an option to purchase stock under the Purchase Plan. The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's total compensation including base straight time gross earnings, bonuses and commissions, overtime, shift premium payments, incentive payments and other compensation. The maximum aggregate number of shares that may be issued to employees during the first offering period is 2% of the then outstanding shares of capital stock on the first day of such period; thereafter, the maximum number of shares that may be issued to employees during a single offering period is 1.5% of the outstanding shares of capital stock on the first day of the offering period.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the Purchase Plan is generally 85% of the lower of the fair market value of the common stock at the beginning or the end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan. The Purchase Plan provides that, in the event of a merger with or into another corporation or a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The Purchase Plan will terminate in 2010. The Purchase Plan is administered by the board of directors or a committee of the board, and the board of directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for any liability arising with respect to:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - any transaction from which the director derived an improper personal benefit; or

     - unlawful payments of dividends or unlawful stock repurchases or recissions.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recission.

     Our certificate of incorporation further provides that we are authorized to indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our certificate of incorporation covers negligence and gross negligence on the part of indemnified parties. Our bylaws permit us to secure insurance on behalf of any officer, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether we would have the power to indemnify him or her under Delaware law.

     In addition to indemnification provided for in our certificate of incorporation, we have entered into agreements to indemnify our directors and officers. These agreements, among other things, require us to indemnify these directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by these persons in any action or proceeding, including any action by or in our right, arising out of that person's services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for such indemnification. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

                              CERTAIN TRANSACTIONS

PREFERRED STOCK SALES

     SERIES A PREFERRED STOCK. In September 1998, we completed a number of transactions which included, among other things, the following:

     - Jonathan Lee, through a trust for which he is a trustee, contributed all of the outstanding stock of DSCI, a predecessor to us, in exchange for:

          - 3,492,000 shares of our series A preferred stock at a price of $0.4706 per share, of which 1,746,000 shares were subject to a repurchase right in favor of us that lapses over three years;

          - a promissory note in the aggregate principal amount of approximately $2.3 million; and

          - an aggregate of $1.6 million in cash;

     - Entities affiliated with Kleiner, Perkins, Caufield & Byers, or KPC&B, purchased 8,500,000 shares of series A preferred stock at a price of $0.4706 per share;

     - Jonathan Lee, through a trust of which he is a trustee, granted KPC&B a call option to purchase 1,600,000 shares of series A preferred stock at an aggregate purchase price of $5.0 million, as more fully described below; and

     - The holders of our series A preferred stock were allocated rights to three seats on our board of directors, currently filled by Vinod Khosla and Ted Schlein, in connection with the investment by KPC&B, and by Jonathan Lee. These rights expire upon the closing of this offering.

     CALL OPTION AGREEMENT. In September 1998, we entered into a call option agreement with KPC&B and Jonathan Lee, through a trust of which he is a trustee. Under the call option agreement, Mr. Lee's trust granted KPC&B a call option to purchase up to 1,600,000 shares of our series A preferred stock held by Mr. Lee's trust at an aggregate exercise price of $5.0 million. This option required us to release in part our right to repurchase shares if KPC&B exercised its call option to buy those shares within a specified period of time following the date of the call option agreement. On February 17, 2000, KPC&B exercised its call option for the entire 1,600,000 shares of series A preferred stock, and we released from our repurchase right 422,400 shares of series A preferred stock held by Mr. Lee's trust.

     SERIES B PREFERRED STOCK. In April 1999 and May 1999, we sold 10,639,842 shares of our series B preferred stock at a price of $2.00 per share, to raise capital to finance our operations. The holders of our series B preferred stock were allotted two seats on our board of directors, currently filled by George J. Still, Jr. and Aneel Bhusri.

     SERIES C PREFERRED STOCK. In October, November and December 1999, we sold 7,104,621 shares of our series C preferred stock at a price of $6.50 per share to raise capital to finance our operations. Concurrent with this transaction, indebtedness aggregating $1.0 million in principal amount previously due to Mr. Lee from us pursuant to the note referenced above was converted by Mr. Lee into 153,846 shares of our series C preferred stock. In October 1999, we issued warrants to purchase 307,692 shares of our series C preferred stock at an exercise price of $6.50 per share. In December 1999, we also issued warrants to purchase 43,077 shares of our series C preferred stock, assuming this offering is consummated on or before June 30, 2000, at an exercise price of $6.50 per share.

     The following 5% stockholders purchased shares in the following preferred stock financings:

                                  NO. OF         NO. OF         NO. OF
                                SHARES OF      SHARES OF      SHARES OF
                                 SERIES A       SERIES B       SERIES C                         AGGREGATE
          PURCHASER             PREFERRED      PREFERRED      PREFERRED      TOTAL SHARES     CONSIDERATION
          ---------            ------------   ------------   ------------   ---------------   -------------
Funds affiliated with Kleiner
  Perkins Caufield & Byers:
  KPCB Java Fund.............   4,250,000        500,000       212,308         4,962,308       $4,380,011
  Kleiner Perkins Caufield &
     Byers VIII, L.P. .......   3,816,500        449,000       200,674         4,466,174        3,998,388
  KPCB VIII Founders Fund
     L.P. ...................     221,000         26,000        11,634           258,634          231,621
  KPCB Information Sciences
     Zaibatsu Fund II,
     L.P.....................     212,500         25,000                         237,500          150,000
Jonathan and Su Lee as
  Trustees of the Lee
  Revocable Trust............   3,492,000             --       153,846         3,645,846        2,643,335
Norwest Venture Partners
  VII........................          --      4,000,000       198,462         4,198,462        9,290,003
Greylock IX Limited
  Partnership................          --      2,500,000       124,615         2,624,615        5,809,998

     In connection with the above transactions, we entered into agreements with the investors providing for registration rights with respect to these shares. For more information regarding this agreement, see "Description of Capital Stock -- Registration Rights."

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with officers and directors containing provisions which may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors. See "Management -- Limitation of Liability and Indemnification Matters" for more information regarding indemnification of our officers and directors.

EXECUTIVE OFFICER EMPLOYMENT ARRANGEMENTS

     In June 1999, we entered into an offer letter with George Kadifa, our President and Chief Executive Officer, pursuant to which we agreed to pay Mr. Kadifa an initial annual salary of $300,000 and a performance bonus of up to $100,000 to be paid on the achievement of agreed-upon milestones. Mr. Kadifa's employment with us is on an at-will basis. Pursuant to a separate change in control agreement between Corio and Mr. Kadifa, in the event that we terminate Mr. Kadifa's employment within one year following a change in control, Mr. Kadifa is entitled to an additional year of vesting of his options.

     In September 1998, we entered into an employment agreement with Jonathan Lee, our founder and Chief Strategy Officer, pursuant to which we agreed to pay Mr. Lee an annual salary of $200,000 and an annualized performance bonus, paid quarterly, of up to $100,000 based upon achievement of agreed-upon milestones. Mr. Lee's employment with us is on an at-will basis. Under the employment agreement, if Mr. Lee is terminated involuntarily for any reason other than for cause or Mr. Lee voluntarily terminates his employment with us for good reason, Mr. Lee is entitled to receive a severance payment equal to nine months' base salary as then in effect, plus continuing health payments for nine months. Also under the employment agreement, in the event that Mr. Lee voluntarily terminates his employment with us within six months following a change in control, our repurchase option in respect of any unvested shares of our common stock shall lapse in full and Mr. Lee shall become fully vested as to such shares.

     In February 2000, we entered into an offer letter with Eric Keller, our Executive Vice President and Chief Financial Officer, pursuant to which we agreed to pay Mr. Keller an annual salary of $200,000 and an annual bonus of up to $60,000. Mr. Keller's employment with us is on an at-will basis. Pursuant to a separate change in control agreement between Corio and Mr. Keller, in the event that we terminate Mr. Keller's employment within one year following a change in control, Mr. Keller is entitled to an additional year of vesting of his options.

     In November 1999, we entered into an offer letter with John Ottman, our Executive Vice President of Worldwide Markets, pursuant to which we agreed to pay Mr. Ottman an annual salary of $200,000 and a bonus of up to $100,000. Mr. Ottman's employment with us is on an at-will basis. Pursuant to a separate change in control agreement between Corio and Mr. Ottman, in the event that we terminate Mr. Ottman's employment within one year following a change in control, Mr. Ottman is entitled to an additional year of vesting of his options.

PEOPLESOFT AGREEMENTS

     In January 1999, we entered into an outsourcer alliance agreement with PeopleSoft for a software license to offer PeopleSoft software to our customers and for other rights, and in March 1999, we entered into a software license and services agreement with PeopleSoft for a license to use PeopleSoft software internally. Two of our directors, Aneel Bhusri and George Still, are also members of the board of directors of PeopleSoft. Pursuant to the agreements, we paid a total of approximately $7.5 million to PeopleSoft in 1999, and as of December 31, 1999 we had an accrued liability to PeopleSoft pursuant to these agreements of approximately $1.8 million.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2000 for:

     - each person who we know to beneficially own more than 5% of our common stock,

     - each of our directors;

     - each of the named executive officers; and

     - all directors and executive officers as a group.

                                                                                  PERCENTAGE
                                                                                  OF SHARES
                                                                                OUTSTANDING(2)
                                                         NUMBER OF SHARES    --------------------
                                                           BENEFICIALLY       BEFORE      AFTER
                   NAME AND ADDRESS                          OWNED(1)        OFFERING    OFFERING
                   ----------------                      ----------------    --------    --------
Entities affiliated with Kleiner Perkins Caufield &
  Byers, Vinod Khosla and Ted Schlein(3)...............     11,524,616         35.3
  2750 Sand Hill Road
  Menlo Park, CA 94025
Norwest Venture Partners VII and George J. Still,
  Jr.(4)...............................................      4,198,462         12.9
  245 Lytton Avenue, Suite 250
  Palo Alto, CA 94301-1426
Greylock IX Limited Partnership and Aneel Bhusri(5)....      2,624,615          8.1
  755 Page Mill Road
  Building A, Suite 100
  Palo Alto, CA 94304
George Kadifa..........................................        109,231            *            *
Jonathan and Su Lee as trustees of the Lee Revocable
  Trust and Jonathan Lee(6)............................      2,045,846          6.3
Roger Siboni(7)........................................        125,000            *            *
All executive officers and directors as a group (9
  persons)(8)..........................................      2,408,648          7.4

---------------
 *  Less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2000 are deemed outstanding. Those shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Percentage ownership is based on 34,194,024 shares of common stock outstanding at March 31, 2000, assuming the conversion of all outstanding shares of preferred stock into common stock.

(2) Assumes no exercise of the underwriters' over-allotment option.

(3) Consists of 5,762,308 shares held by KPCB Java Fund, L.P., 5,184,574 shares held by Kleiner Perkins Caufield & Byers VIII, L.P., 300,234 shares held by KPCB VIII Founders Fund, L.P. and 277,500 shares held by KPCB Information Sciences Fund Zaibatsu Fund II, L.P. Both Vinod Khosla and Ted Schlein are members of our board of directors and general partners of Kleiner Perkins Caufield & Byers. Mr. Khosla and Mr. Schlein disclaim beneficial ownership of the shares held by the funds affiliated with Kleiner Perkins Caufield & Byers except to the extent of their pecuniary interest therein. The following natural persons exercise voting and/or dispositive powers for the shares held by KPCB Information Science Zaibatsu Fund II, L.P.: Brook Byers,

John Doerr, Vinod Khosla, Joseph Lacob, Kevin Compton, W.S. McKinsey and William Hearst. The following natural persons exercise voting rights and/or dispositive powers for the shares held by the KPCB Java Fund, L.P., Kleiner Perkins Caufield
     & Byers VIII, L.P. and Kleiner Perkins Caufield & Byers Founders Fund,
     L.P.: Brook Byers, John Doerr, James Lally, Floyd Kvamme, Vinod Khosla, Joseph Lacob, Bernard Lacroute, Kevin Compton, W.S. McKinsey and William Hearst.

(4) Consists of 4,198,462 shares held by Norwest Venture Partners VII. George J. Still, Jr. is a member of our board of directors and a general partner of Norwest Venture Partners. Mr. Still disclaims beneficial ownership of the shares held by the funds affiliated with Norwest Venture Partners except to the extent of his pecuniary interest therein. The following natural persons exercise voting and/or dispositive powers for the shares held by Norwest Venture Partners: George Still, Jr. and Promod Hague.

(5) Consists of 2,624,615 shares held by Greylock IX Limited Partnership. Aneel Bhusri is a member of our board of directors and a general partner of Greylock. Mr. Bhusri disclaims beneficial ownership of the shares held by the funds affiliated with Greylock except to the extent of his pecuniary interest therein. The following natural persons exercise voting and/or dispositive powers for the shares held by Greylock IX Limited Partnership:
    Aneel Bhusri, Howard E. Cox, Jr., Roger L. Evans, Charles M. Hazard, Jr., William W. Helman, William S. Kaiser, Henry F. McCance and David N. Strohm.

(6) Consists of 2,045,846 shares held by the Jonathan and Su Lee Revocable Trust. Jonathan Lee is a member of our board of directors and our Chief Strategy Officer. Includes 450,600 subject to a right of repurchase in our favor which lapses over a period of time.

(7) Consists of 125,000 shares held by Roger Siboni. Roger Siboni is a member of our board of directors. Includes 88,542 subject to a right of repurchase in our favor which lapses over a period of time.

(8) Includes 667,713 shares subject to a right of repurchase in our favor which lapses over a period of time.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Our authorized capital stock as of March 31, 2000 consisted of 50,000,000 shares of common stock, and 33,127,000 shares of preferred stock. As of March 31, 2000, there were outstanding 2,640,195 shares of common stock and 29,964,795 shares of preferred stock. These shares were held of record by a total of 101 stockholders.

     Upon the closing of this offering:

     - our certificate of incorporation will be amended and restated to provide for total authorized capital consisting of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock; and

     - all shares of preferred stock will convert into common stock, and a total
       of           shares of common stock and no shares of preferred stock will be outstanding, assuming no exercise of the underwriters' over-allotment option.

    Common Stock

     The holders of our common stock are entitled to receive dividends as may be declared by our board of directors and paid out of legally available funds. Holders of shares of common stock are entitled to one vote per share upon all matters upon which stockholders have the right to vote. Cumulative voting of shares is not permitted. In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive and share ratably in all assets remaining available for distribution to stockholders after payment of any preferential amounts to which the holders of preferred stock may be entitled. Our common stock has no preemptive rights and is not redeemable, assessable or entitled to the benefits of any sinking fund. Shares of our common stock are not convertible into any other security. All outstanding shares of our common stock are, and the common stock to be issued in this offering will be, validly issued, fully paid and nonassessable.

    Preferred Stock

     Upon the closing of this offering, each outstanding share of preferred stock will automatically convert into one share of common stock, except for the outstanding shares of senior series E mandatorily redeemable preferred stock. The outstanding shares of senior series E mandatorily redeemable preferred stock will, assuming this offering closes before the end of this year, convert into shares of common stock at a discount of 27% to the per share offering price. In certain circumstances, if we close a private equity financing prior to the consummation of this offering, the senior series E mandatorily redeemable preferred stock will be convertible into shares of series D preferred stock at a discount to the per share offering price in the private equity financing.

     Pursuant to an amended and restated certificate of incorporation to be filed upon the closing date, a total of 10,000,000 shares of preferred stock will be authorized for issuance, none of which has been designated in any series. Our board of directors is authorized, without further stockholder action, to authorize and issue any of the 10,000,000 undesignated shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, preemption rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences of such shares of our preferred stock. The issuance of any class or series of preferred stock could adversely affect the rights of the holders of common stock by restricting dividends on, diluting the power of, impairing the liquidation rights of common stock, or delaying, deferring or preventing a change in control of us. We have no present plans to issue any additional preferred stock.

WARRANTS

     In connection with debt arrangements, we issued to Comdisco warrants to purchase a total of 681,213 shares of series A preferred stock at an exercise price of $1.24 per share on December 21, 1998. Following the closing of this offering, the warrants automatically will become exercisable for a similar number of shares of common stock at the same exercise price per share. Comdisco may exercise this warrant by means of a cash payment in an amount equal to the exercise price or, in the event the common stock is publicly traded, a net issue exercise whereby Comdisco would receive shares equal to the value of the warrant. The warrants expire upon the earlier to occur of:

     - December 21, 2005;

     - 3 years after the effective date of our initial public offering; or

     - a change in control of Corio.

     In connection with the lease for our new headquarters, we issued to Spieker Properties, L.P. a warrant to purchase a total of 50,000 shares of common stock at an exercise price of $6.50 per share on October 15, 1999. Following the closing of this offering, the warrants automatically will become exercisable for a similar number of shares of common stock at the same exercise price per share. Spieker Properties, L.P. may exercise this warrant by means of a cash payment in an amount equal to the exercise price or in the event the common stock is publicly traded, a net issue exercise whereby Spieker Properties, L.P. would receive shares equal to the value of the warrant. The warrants expire upon the earlier to occur of December 31, 2001 or change in control of Corio.

     In connection with a hosting agreement, we issued to Concentric Network a warrant to purchase a total of 153,846 shares of series C preferred stock at an exercise price of $6.50 per share on October 29, 1999. Following the closing of this offering, the warrants automatically will become exercisable for a similar number of shares of common stock at the same exercise price per share. Concentric Network may exercise such warrant by means of a cash payment in an amount equal to the exercise price or in the event the common stock is publicly traded, a net issue exercise whereby Concentric Network would receive shares equal to the value of the warrant. The warrants expire upon the earlier to occur of October 29, 2001 or change in control of Corio.

     In connection with a hosting license agreement, we issued to Siebel Systems, Inc. a warrant to purchase a total of 153,846 shares of series C preferred stock at an exercise price of $6.50 per share on October 29, 1999. Following the closing of this offering, the warrants automatically will become exercisable for a similar number of shares of common stock at the same exercise price per share. Siebel Systems, Inc. may exercise this warrant by means of a cash payment in an amount equal to the exercise price or in the event the common stock is publicly traded, a net issue exercise whereby Siebel Systems, Inc. would receive shares equal to the value of the warrant. The warrants expire upon the earlier to occur of October 29, 2002 or change in control of Corio.

     In connection with a guarantee for our new headquarters, we issued to Comdisco a warrant to purchase up to a certain percentage of $7,000,000 divided by the exercise price of $6.50 per share of series C preferred stock on December 27, 1999. Following the closing of this offering, the warrants automatically will become exercisable for a similar number of shares of common stock at the same exercise price per share. Comdisco may exercise this warrant by means of a cash payment in an amount equal to the exercise price or in the event the common stock is publicly traded, a net issue exercise whereby Comdisco would receive shares equal to the value of the warrant. The warrants expire upon the earlier to occur of:

     - December 27, 2006;

     - 3 years after the effective date of our initial public offering; or

     - a change in control of Corio.

     As part of our strategic alliance with Ernst & Young, on behalf of its consulting division, E&Y Consulting, we have issued to E&Y Consulting warrants to purchase up to 7,000,000 shares of our common stock at an exercise price of $6.50 per share. E&Y Consulting may exercise the first of these warrants to acquire 4,666,666 shares of our common stock during the 90 day period following this offering. The second, third and fourth warrants become exercisable, respectively, upon the occurrence of specified events following our 2000, 2001 and 2002 fiscal years. Depending upon the amount of our revenues that are attributable to E&Y Consulting referrals in each of our 2000, 2001 and 2002 fiscal years, the second, third and fourth warrants may be exercised to acquire up to 933,333, 933,333 and 466,667 shares of our common stock, respectively. The warrants are subject to cancellation or repurchase in whole or in part under circumstances such as E&Y Consulting breaching a material provision of the agreement.

     In connection with our equipment lease line of credit with Finova Capital Corporation, we issued Finova a warrant to purchase $100,000 of common stock at an exercise price per share equal to 90% of the price per share of our common stock in this offering. Finova may exercise this amount in whole or in part at any time and from time to time after this offering by means of cash payment in an amount equal to the exercise price or by means of a net issue exercise whereby Finova would receive shares equal to the value of the warrant. The warrant expires in April 2005.

REGISTRATION RIGHTS

     The holders of approximately           shares of outstanding common stock,
assuming an initial public offering price of $     per share and the conversion
of all outstanding preferred stock and warrants to purchase preferred stock convertible into 1,031,982 shares of our common stock, will have certain registration rights under the Securities Act with respect to their shares of common stock. Under the terms of the Amended and Restated Investor Rights Agreement dated April 20, 2000, if we propose to register any of our common stock under the Securities Act, the holders of the registrable securities are entitled to notice of the registration and have the right to include their registrable securities in the registration. However, the underwriters have certain rights to limit the number of shares included in any registration. Beginning 180 days after the closing of the offering, the holders of at least 40% of the registrable securities have the right to require us on no more than two occasions, to file a registration statement under the Securities Act in order to register all or any part of their registrable securities, subject to conditions and limitations. We may in certain circumstances defer these registrations, and the underwriters have the right to limit, and in the case of our initial public offering, to exclude entirely, the number of shares included in these registrations. Further, the holders of registrable securities may require us to register all or any portion of their registrable securities on Form S-3, when such form becomes available to us, subject to conditions and limitations.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, AND BYLAWS AND OF DELAWARE LAW

     Provisions of our certificate of incorporation, bylaws and Delaware law, described below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

    Certificate of Incorporation and Bylaws

     Our certificate of incorporation permits our board to issue up to 10,000,000 shares of preferred stock without stockholder approval. The issuance of a substantial number of shares of preferred stock could delay or prevent an acquisition. Additional provisions of our certificate of incorporation that may delay or prevent an acquisition include a staggered board, advance notice procedures for stockholders to nominate candidates for election as directors, authorization of our board to alter the number of directors without stockholder approval and lack of cumulative voting. Our bylaws limit the ability of our stockholders to call a special meeting and do not permit the stockholders to act by written consent. These provisions of our certificate of incorporation and bylaws are designed to enhance the likelihood of continuity and stability of our board of directors. Accordingly, these provisions may have the effect of preventing, discouraging or delaying any potential acquisition proposals or changes in the control of us and of preventing changes in our management.

    Effect of Delaware Anti-Takeover Statute

     We are subject to Section 203 of the Delaware General Corporation Law which, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

     - the transaction is approved by the board of directors prior to the date the interested stockholder attained such status;

     - upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Norwest Shareowner Services.

LISTING

     We have applied to list our common stock on the Nasdaq National Market under the symbol "CRIO".

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have                shares of
common stock outstanding. Of these shares, the                shares sold in
this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Substantially all shares of our stock outstanding prior to this offering are subject to 180-day lock-up agreements with the underwriters, and may not be sold in the public market prior to the expiration of the lock-up agreements except in specified circumstances. The 180-day restriction will terminate as to 15% of the shares subject to the restriction after 90 days and 20% of the shares subject to the restriction after 120 days after the date of this prospectus, subject to delays as a result of the timing of our earnings releases and compliance with our insider trading policies, in the event that, at such dates, the reported last sale price of our common stock on the Nasdaq National Market is at least twice the initial public offering price specified in this prospectus for a certain period of time ending on such dates. In addition, Goldman, Sachs & Co. may, at its discretion, release the shares subject to the lock-up agreements in whole or in part at any time without prior public notice. However, Goldman, Sachs & Co. has no current plans to effect such a release.

NUMBER OF SHARES
ELIGIBLE FOR SALE                             COMMENT
-----------------                             -------
            0       After the date of this prospectus, freely tradable shares
                    sold in this offering and shares saleable under Rule 144(k)
                    that are not subject to the 180-day lock-up.
    3,523,027       After 90 days from the date of this prospectus, the lock-up may, in certain circumstances, terminate in part, resulting in these shares becoming saleable under Rule 144 (subject in some cases to volume limitations), Rule 144(k) or Rule 701
                    (subject in some cases to a right of repurchase by Corio).
    4,697,370       After 120 days from the date of this prospectus, the lock-up may, in certain circumstances, terminate in part, resulting in these shares becoming saleable under Rule 144 (subject in some cases to volume limitations), Rule 144(k), or Rule 701
                    (subject in some cases to a right of repurchase by Corio).
   23,486,848       After 180 days from the date of this prospectus, the 180-day lock-up terminates in its entirety and these shares are
                    saleable under Rule 144 (subject in some cases to volume
                    limitations), Rule 144(k) or Rule 701 (subject in some cases to a right of repurchase by Corio).
   19,121,276       After 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144.

RULE 144

     In general, under Rule 144 a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of

     - 1% of the then outstanding shares of our common stock, or approximately shares immediately after this offering, or

     - the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to the sale.

     A person, or persons whose shares are aggregated, who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

     We cannot estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock.

LOCK-UP AGREEMENTS

     We and our officers, directors and stockholders have agreed, subject to specified exceptions, not to, without the prior written consent of Goldman, Sachs & Co., offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of our common stock or options to acquire shares of our common stock during the 180-day period following the date of this offering. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting."

     The 180-day restriction will terminate as to 15% of the shares subject to the restriction after 90 days and 20% of the shares subject to the restriction after 120 days after the date of this prospectus, subject to delays as a result of the timing of our earnings releases and compliance with our insider trading policies, in the event that, at such dates, the reported last sale price of our common stock on the Nasdaq National Market is at least twice the initial public offering price specified in this prospectus for a certain number of days ending on such dates.

STOCK OPTIONS

     We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock that are subject to outstanding options or reserved for issuance under our 1998 Stock Plan and our Employee Stock Purchase Plan 2000 within 180 days after the date of this prospectus, thus permitting the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act.

RULE 701

     Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of March 31, 2000, the holders of options exercisable for approximately 675,206 shares of our common stock will be eligible to sell their shares in reliance upon Rule 701 or pursuant to the Form S-8 upon the expiration of the 180-day lockup period.

REGISTRATION RIGHTS

     If this offering closes before July 2000, assuming an initial offering
price of $     per share and the exercise of outstanding warrants, the holders
of             shares of our common stock will be entitled to rights with respect to registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by our affiliates. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Corio and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., FleetBoston Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Advanced Clearing, Inc. are the representatives of the underwriters.

                                                               Number
                        Underwriters                          of Shares
                        ------------                          ---------
Goldman, Sachs & Co.........................................
FleetBoston Robertson Stephens Inc..........................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................
Advanced Clearing, Inc. ....................................
                                                               ------
          Total.............................................
                                                               ======

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Corio to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Corio. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                    Paid by Corio
                                                             ----------------------------
                                                             No Exercise    Full Exercise
                                                             -----------    -------------
Per Share..................................................  $                 $
Total......................................................  $                 $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the initial offering price and the other selling terms.

     Corio and its directors, officers and stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and except in specified circumstances as described in "Shares Eligible for Future Sale." See "Shares Eligible for Future Sale" for a discussion of these transfer restrictions.

     Prior to the offering, there has been no public market for the common stock. The initial public offering price will be negotiated among Corio and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Corio's historical performance, estimates of the business potential and earnings prospects of Corio, an assessment of Corio's management and the consideration of the above factors in relation to market valuation of companies in related business.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, on the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     The underwriters have reserved for sale, at the initial public offering
price, up to        shares of the common stock offered hereby for certain
individuals designated by Corio who have expressed an interest in purchasing such shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

     Corio estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately
$            .

     Corio has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                            VALIDITY OF COMMON STOCK

     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the underwriters by Sullivan & Cromwell, Los Angeles, California. At the close of this offering, WS Investments, an investment partnership composed of some current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as individual attorneys at this firm, will beneficially own a total of 21,730 shares of our common stock.

                                    EXPERTS

     The financial statements of Corio as of December 31, 1998 and 1999 and for the period from September 1, 1998 through December 31, 1998 and the fiscal year ended December 31, 1999, and of DSCI for the fiscal year ended September 30, 1997 and for the period from October 1, 1997 through September 4, 1998 have been included in this prospectus in reliance upon the report of KPMG LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

                         CHANGE IN INDEPENDENT AUDITORS

     In March 2000, we engaged KPMG LLP to replace PricewaterhouseCoopers LLP as our independent auditors. Our board of directors and audit committee approved the decision to change independent auditors. We replaced PricewaterhouseCoopers LLP prior to the completion of their audits and as such they did not issue an auditors' report on our financial statements for any periods. We had no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference to the matter in their report if completed.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules, may be inspected without charge at the principal office of the SEC in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

     We intend to provide our stockholders annual reports containing financial statements audited by an independent public accounting firm and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                                  CORIO, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity (Deficit)................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Corio, Inc.

     We have audited the accompanying balance sheets of Corio, Inc. ("Corio" or the "Company") as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from September 1, 1998 through December 31, 1998 and for the year ended December 31, 1999, and the accompanying statements of operations, stockholders' equity (deficit) and cash flows for the year ended September 30, 1997 and for the period from October 1, 1997 through September 4, 1998 of Data Systems Connectors, Inc. ("DSCI" or the "Predecessor"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     As described in Note 1 of the notes to financial statements, the Company acquired the stock of the Predecessor on September 4, 1998 in a transaction which was accounted for as a purchase business combination. Accordingly, the financial statements of the Company are presented on a different cost basis than the financial statements of the Predecessor and therefore, are not comparable.

     In our opinion, the financial statements of Corio, Inc., referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from September 1, 1998 through December 31, 1998 and for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

     In our opinion, the financial statements of Data Systems Connectors, Inc., referred to above present fairly, in all material aspects, the results of operations and cash flows of the Predecessor for the year ended September 30, 1997 and for the period from October 1, 1997 through September 4, 1998, in conformity with generally accepted accounting principles.

                                               KPMG LLP

Mountain View, California
March 31, 2000, except as to Note 15 which is as of April 20, 2000.

                                  CORIO, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,         PRO FORMA
                                                              -------------------    DECEMBER 31,
                                                               1998        1999          1999
                                                              -------    --------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,019    $ 37,177      $ 91,677
  Accounts receivable, net of allowance of $138 and $233 in
    1998 and 1999, respectively.............................      361       2,941         2,941
  Prepaid expenses and other current assets.................      583       2,107         2,107
                                                              -------    --------      --------
    Total current assets....................................    1,963      42,225        96,725
Property and equipment, net.................................    1,342      14,380        14,380
Intangibles, net............................................    5,837       3,647         3,647
Other assets................................................      864       1,344         1,344
                                                              -------    --------      --------
    Total assets............................................  $10,006    $ 61,596      $116,096
                                                              =======    ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,331    $  5,017      $  5,017
  Accrued liabilities.......................................    1,911       8,163         8,163
  Deferred revenue..........................................      286       1,888         1,888
  Current portion of notes payable..........................       --       1,002         1,002
  Current portion of notes payable -- related party.........    1,360         250           250
  Current portion of capital lease obligations..............      127       1,457         1,457
                                                              -------    --------      --------
    Total current liabilities...............................    5,015      17,777        17,777
Notes payable, less current portion.........................       --       2,998         2,998
Notes payable -- related party, less current portion........    1,218          --            --
Capital lease obligations, less current portion.............      368       4,337         4,337
Other liabilities...........................................      336          --            --
                                                              -------    --------      --------
    Total liabilities.......................................    6,937      25,112        25,112
                                                              -------    --------      --------
Commitments
Stockholders' equity:
  Preferred stock: $0.001 par value; 33,127,000 shares
    authorized; 12,127,000 and 29,964,795 shares issued and
    outstanding at December 31, 1998 and December 31, 1999,
    respectively, and          shares authorized, none
    outstanding on a pro forma basis as of December 31, 1999
    (liquidation value: $73,210)............................       12          30            --
  Common stock: $0.001 par value; 50,000,000 shares
    authorized; 873,002 and 1,574,584 shares issued and
    outstanding at December 31, 1998 and December 31, 1999,
    respectively;          shares authorized, 31,539,379
    shares issued and outstanding on a pro forma basis as of
    December 31, 1999.......................................        1           2
  Additional paid-in capital................................    6,289      99,649
  Note receivable from stockholder..........................       --         (15)          (15)
  Deferred stock-based compensation.........................      (32)    (14,981)      (14,981)
  Accumulated deficit.......................................   (3,201)    (48,201)
                                                              -------    --------      --------
    Total stockholders' equity..............................    3,069      36,484        90,984
                                                              -------    --------      --------
    Total liabilities and stockholders' equity..............  $10,006    $ 61,596      $116,096
                                                              =======    ========      ========

See accompanying notes to financial statements.

                                  CORIO, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             DSCI                            CORIO
                                                ------------------------------   -----------------------------
                                                                   FOR THE          FOR THE
                                                                 PERIOD FROM      PERIOD FROM
                                                                  OCTOBER 1,      SEPTEMBER 1,
                                                                   1997 TO       1998 (DATE OF
                                                 YEAR ENDED      SEPTEMBER 4,    INCEPTION) TO     YEAR ENDED
                                                SEPTEMBER 30,   1998 (DATE OF     DECEMBER 31,    DECEMBER 31,
                                                    1997         ACQUISITION)         1998            1999
                                                -------------   --------------   --------------   ------------
REVENUES:
  Application management services.............     $   --          $    --          $    --         $    746
  Professional services and other.............      5,682            4,280            1,292            5,036
                                                   ------          -------          -------         --------
    Total revenues............................      5,682            4,280            1,292            5,782
COSTS AND EXPENSES:
  Application management services.............         --               --               --            6,297
  Professional services and other.............      2,521            2,185            1,039            7,755
  Research and development....................         --               --               93            3,192
  Sales and marketing.........................         --               --              461           11,930
  General and administrative..................      3,011            3,437            2,092           10,416
  Amortization of deferred stock-based
    compensation..............................         --               --                7            8,524
  Amortization of intangibles.................         --               --              730            2,190
                                                   ------          -------          -------         --------
    Total operating expenses..................      5,532            5,622            4,422           50,304
                                                   ------          -------          -------         --------
Income (loss) from operations.................        150           (1,342)          (3,130)         (44,522)
Interest and other income.....................        107               76                7              541
Interest and other expense....................       (180)            (189)             (78)          (1,019)
                                                   ------          -------          -------         --------
Net income (loss).............................     $   77          $(1,455)         $(3,201)        $(45,000)
                                                   ======          =======          =======         ========
Basic and diluted net loss per share..........                                      $ (3.89)        $ (38.96)
                                                                                    =======         ========
Shares used in computation -- basic and
  diluted.....................................                                          823            1,155
                                                                                    =======         ========

Pro forma (unaudited):
  Basic and diluted net loss per share......................     $
                                                                 ======
  Shares used in computation -- basic and diluted...........
                                                                 ======

See accompanying notes to financial statements.

                                  CORIO, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                         NOTE
                                     PREFERRED STOCK    COMMON STOCK     ADDITIONAL   RECEIVABLE      DEFERRED     RETAINED
                                     ---------------   ---------------    PAID-IN        FROM       STOCK-BASED    EARNINGS
                                     SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     STOCKHOLDER   COMPENSATION   (DEFICIT)
                                     ------   ------   ------   ------   ----------   -----------   ------------   ---------
DSCI PERIOD:
Balance at October 1, 1996.........      --    $--        50     $10      $    --        $ --         $     --     $    294
Net income.........................      --     --        --      --           --          --               --           77
                                     ------    ---     -----     ---      -------        ----         --------     --------
Balance at September 30, 1997......      --     --        50      10           --          --               --          371
Net loss...........................      --     --        --      --           --          --               --       (1,455)
                                     ------    ---     -----     ---      -------        ----         --------     --------
Balance at September 4, 1998.......      --    $--        50     $10      $    --        $ --         $     --     $ (1,084)
                                     ======    ===     =====     ===      =======        ====         ========     ========
CORIO PERIOD:
Balance at September 1, 1998.......      --    $--        --     $--      $    --        $ --         $     --     $     --
Issuance of series A preferred
  stock, net of issuance costs of
  $26..............................   8,500      9        --      --        3,965          --               --           --
Issuance of series A preferred
  stock in connection with
  DSCI acquisition.................   3,492      3        --      --        1,640          --               --           --
Issuance of series A preferred
  stock in exchange for services...     135     --        --      --           63          --               --           --
Issuance of preferred stock
  warrants.........................      --     --        --      --          539          --               --           --
Issuance of common stock...........      --     --       873       1           43          --               --           --
Deferred stock-based
  compensation.....................      --     --        --      --           39          --              (39)          --
Amortization of deferred
  stock-based compensation.........      --     --        --      --           --          --                7           --
Net loss...........................      --     --        --      --           --          --               --       (3,201)
                                     ------    ---     -----     ---      -------        ----         --------     --------
Balance at December 31, 1998.......  12,127     12       873       1        6,289          --              (32)      (3,201)
Issuance of series A preferred
  stock in exchange for services...      93     --        --      --          373          --               --           --
Issuance of series B preferred
  stock, net of issuance costs of
  $46..............................  10,513     11        --      --       20,968          --               --           --
Issuance of series B preferred
  stock in exchange for notes
  payable-related party............     127     --        --      --          254          --               --           --
Issuance of series C preferred
  stock, net of issuance costs of
  $79..............................   6,951      7        --      --       45,094          --               --           --
Issuance of series C preferred
  stock in exchange for notes
  payable-related party............     154     --        --      --        1,000          --               --           --
Issuance of preferred stock
  warrants.........................      --     --        --      --        1,404                           --           --
Issuance of common stock...........      --     --       375      --          574         (10)              --           --
Issuance of common stock upon
  exercise of stock options........      --     --       527       1           37          (5)              --           --
Repurchase of common stock.........      --     --      (200)     --          (10)                          --           --
Issuance of common stock warrant...      --     --        --      --          136          --               --           --
Issuance of stock options to
  non-employees....................      --     --        --      --           57          --               --           --
Deferred stock-based
  compensation.....................      --     --        --      --       23,473          --          (23,473)          --
Amortization of deferred
  stock-based compensation.........      --     --        --      --           --          --            8,524           --
Net loss...........................      --     --        --      --           --                           --      (45,000)
                                     ------    ---     -----     ---      -------        ----         --------     --------
Balance at December 31, 1999.......  29,965    $30     1,575     $ 2      $99,649        $(15)        $(14,981)    $(48,201)
                                     ======    ===     =====     ===      =======        ====         ========     ========


                                          TOTAL
                                      STOCKHOLDERS'
                                     EQUITY (DEFICIT)
                                     ----------------
DSCI PERIOD:
Balance at October 1, 1996.........      $    304
Net income.........................            77
                                         --------
Balance at September 30, 1997......           381
Net loss...........................        (1,455)
                                         --------
Balance at September 4, 1998.......      $ (1,074)
                                         ========
CORIO PERIOD:
Balance at September 1, 1998.......      $     --
Issuance of series A preferred
  stock, net of issuance costs of
  $26..............................         3,974
Issuance of series A preferred
  stock in connection with
  DSCI acquisition.................         1,643
Issuance of series A preferred
  stock in exchange for services...            63
Issuance of preferred stock
  warrants.........................           539
Issuance of common stock...........            44
Deferred stock-based
  compensation.....................            --
Amortization of deferred
  stock-based compensation.........             7
Net loss...........................        (3,201)
                                         --------
Balance at December 31, 1998.......         3,069
Issuance of series A preferred
  stock in exchange for services...           373
Issuance of series B preferred
  stock, net of issuance costs of
  $46..............................        20,979
Issuance of series B preferred
  stock in exchange for notes
  payable-related party............           254
Issuance of series C preferred
  stock, net of issuance costs of
  $79..............................        45,101
Issuance of series C preferred
  stock in exchange for notes
  payable-related party............         1,000
Issuance of preferred stock
  warrants.........................         1,404
Issuance of common stock...........           564
Issuance of common stock upon
  exercise of stock options........            33
Repurchase of common stock.........           (10)
Issuance of common stock warrant...           136
Issuance of stock options to
  non-employees....................            57
Deferred stock-based
  compensation.....................            --
Amortization of deferred
  stock-based compensation.........         8,524
Net loss...........................       (45,000)
                                         --------
Balance at December 31, 1999.......      $ 36,484
                                         ========

See accompanying notes to financial statements.

                                  CORIO, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                           DSCI                              CORIO
                                                              -------------------------------   -------------------------------
                                                                              FOR THE PERIOD     FOR THE PERIOD
                                                                              FROM OCTOBER 1,    FROM SEPTEMBER
                                                                                  1997 TO        1, 1998 (DATE
                                                               YEAR ENDED      SEPTEMBER 4,     OF INCEPTION) TO    YEAR ENDED
                                                              SEPTEMBER 30,    1998 (DATE OF      DECEMBER 31,     DECEMBER 31,
                                                                  1997         ACQUISITION)           1998             1999
                                                              -------------   ---------------   ----------------   ------------
Cash flows from operating activities:
  Net income (loss).........................................      $  77           $(1,455)           $(3,201)        $(45,000)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................         29                32                 19            4,668
    Amortization of intangibles.............................         --                --                730            2,190
    Amortization of deferred stock-based compensation.......         --                --                  7            8,524
    Compensation for grants of stock, options and warrants
      in exchange for services..............................         --                 3                313            1,439
    Changes in assets and liabilities:
      Accounts receivable...................................       (443)              207                (44)          (2,580)
      Prepaid expenses and other current assets.............        133               (63)              (512)            (889)
      Accounts payable......................................       (108)               29              1,164            3,686
      Accrued liabilities...................................         50             1,178                343            6,288
      Deferred revenue......................................        202               268                 69            1,602
      Other liabilities.....................................       (290)               --                336             (336)
                                                                  -----           -------            -------         --------
        Net cash (used in) provided by operating
          activities........................................       (350)              199               (776)         (20,408)
Cash flows from investing activities:
  Purchase of property and equipment........................        (46)              (11)              (798)         (12,424)
  Acquisition of DSCI, net of cash acquired.................         --                --             (1,106)              --
  Other assets..............................................        (19)               29               (319)             232
                                                                  -----           -------            -------         --------
        Net cash (used in) provided by investing
          activities........................................        (65)               18             (2,223)         (12,192)
Cash flows from financing activities:
  Proceeds from issuance of preferred stock, net............         --                --              3,974           66,080
  Proceeds from sale of common stock and exercise of stock
    options.................................................         --                --                 44               48
  Payments on capital lease obligations.....................         --                --                 --             (260)
  Borrowings on notes payable...............................         --                --                 --            4,000
  Repayment of notes payable -- related party...............         --                --                 --           (1,110)
                                                                  -----           -------            -------         --------
        Net cash provided by financing activities...........         --                --              4,018           68,758
                                                                  -----           -------            -------         --------
Net increase (decrease) in cash and cash equivalents........       (415)              217              1,019           36,158
Cash and cash equivalents, beginning of period..............        699               284                 --            1,019
                                                                  -----           -------            -------         --------
Cash and cash equivalents, end of period....................      $ 284           $   501            $ 1,019         $ 37,177
                                                                  =====           =======            =======         ========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................      $  --           $    --            $    --         $    693
                                                                  =====           =======            =======         ========
Supplemental non-cash investing and financing activities:
    Issuance of series A preferred stock in connection with
      DSCI acquisition......................................                                         $ 1,643         $     --
                                                                                                     =======         ========
    Issuance of note payable -- related party in connection
      with DSCI acquisition.................................                                         $ 2,328         $     --
                                                                                                     =======         ========
    Acquisition of property and equipment under capital
      leases................................................                                         $   495         $  5,305
                                                                                                     =======         ========
    Issuance of preferred stock and common stock warrants...                                         $   539         $  1,540
                                                                                                     =======         ========
    Issuance of preferred stock in exchange for notes
      payable -- related party..............................                                         $    --         $  1,254
                                                                                                     =======         ========
    Deferred stock-based compensation.......................                                         $    39         $ 23,473
                                                                                                     =======         ========
    Issuance of stock and options for services..............                                         $    63         $    969
                                                                                                     =======         ========

See accompanying notes to financial statements.

                                  CORIO, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     Corio, Inc. ("Corio" or the "Company") is a leading application service provider, or ASP. The Company makes available to its customers over a secure network for a monthly fee a suite of scalable software applications that are licensed and integrated by the Company from various software vendors. The Company also provides professional services which include initial implementation and ongoing support services. The Company was incorporated under the laws of the state of Delaware on September 1, 1998. On September 4, 1998, the Company acquired all of the outstanding common stock of Data Systems Connectors, Inc. ("DSCI" or the "Predecessor") (Note 2). The Company's operations prior to September 4, 1998 were immaterial.

BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of DSCI for the year ended September 30, 1997 and for the period from October 1, 1997 to September 4, 1998 (date of acquisition). The accompanying financial statements for the period from September 1, 1998 (date of inception) to December 31, 1998 and for the year ended December 31, 1999 include the accounts of the Company. Due to the application of purchase accounting by Corio, the accounts of DSCI prior to the acquisition are not comparable to those of Corio.

     The pro forma balance sheet as of December 31, 1999 includes the assumed automatic conversion of all outstanding shares of series A, B and C preferred stock upon the closing of the Company's planned initial public offering into 29,964,795 shares of common stock.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist principally of cash on deposit with a bank and money market accounts that are stated at cost, which approximate fair value.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents and accounts receivable. The Company places its cash with two high quality financial institutions. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of the Company's financial instruments, which includes accounts receivable, accounts payable, accrued liabilities and debt obligations approximate their fair values at December 31, 1999 and 1998.

                                  CORIO, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term.

     In 1999, the Company adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires the capitalization of direct costs incurred in connection with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to an internal-use software development project. During the year ended December 31, 1999, the Company capitalized $355,000 of costs related to the implementation of internal-use software which is included in computer software in property and equipment at December 31, 1999.

INCOME TAXES

     The Company accounts for its income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the Company's stock and the exercise price. Deferred compensation is amortized and expensed in accordance with the graded vesting approach provided for in Financial Accounting Standards Board ("FASB") Interpretation No. 28. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." The Company uses the Black-Scholes option pricing model to value options granted to non-employees. The related expense is recorded over the period in which the related services are received.

INTANGIBLES

     Goodwill and other intangibles were recorded in connection with the acquisition of DSCI. Intangibles are being amortized on a straight-line basis over three years.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its long-lived assets, including goodwill and other intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be

                                  CORIO, INC.

recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

REVENUE RECOGNITION

     The Company generates revenue from application management services, professional services and other revenues.

     Application management services revenue consists of monthly recurring fees for hosting services and is recognized as the services are performed. Our application management services provide customers rights to access applications, hardware for the application access, customer service, and rights to upgrades and updates as provided to the Company under contract with the original software vendor. Contracts for application management services include monthly or quarterly minimum volume commitments by the Company's customers and fees for actual volume usage. Minimum volume customer commitments are recognized as they become due and payable. Actual volume usage that exceed designated minimums are recognized as revenues when amounts due are earned by the Company.

     Professional services and other revenues include revenues from consulting services, training, resale of software, and post-contract support. Revenue from consulting services is recognized using the percentage-of-completion method for fixed-fee arrangements or as the services are provided for time-and-materials arrangements. Losses resulting from fixed-fee contracts are recorded at the time such losses are known. Revenue from customer training and education are recognized at the date the services are performed. Revenue from post-contract support, i.e., unspecified upgrades and telephone support, is recognized ratably over the period the support is provided. Revenues associated with the resale of software are recognized ratably over the post-contract support period. Such revenues from resale of software and maintenance and support have been immaterial.

     The Company provides limited services warranty rights to its customers, which are accounted for in accordance with SFAS No. 5, "Accounting for Contingencies". To date, the estimated warranty obligations have not been considered significant.

ADVERTISING COSTS

     Advertising costs are expensed as incurred and totaled $1,193,000 for the year ended December 31, 1999. There were no advertising costs prior to the year ended December 31, 1999 for the Company or Predecessor.

COMPREHENSIVE INCOME

     In 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The Company's and Predecessor's comprehensive loss was equal to its net loss for all periods presented.

STOCK SPLIT

     In July 1999, the Company's board of directors approved a 2-for-1 stock split of common stock, preferred stock, options and warrants. Accordingly, all share and per share amounts, including stock option, warrant and net loss per share information have been restated in the financial statements to retroactively reflect the stock split.

                                  CORIO, INC.

NET LOSS PER SHARE

     Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period (excluding shares subject to repurchase). Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock and potentially dilutive common securities outstanding during the period. Potentially dilutive common shares are excluded from the computation in loss periods as their effect would be antidilutive.

     The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                            FOR THE PERIOD
                                                           FROM SEPTEMBER 1,
                                                             1998 (DATE OF          YEAR ENDED
                                                             INCEPTION) TO         DECEMBER 31,
                                                           DECEMBER 31, 1998           1999
                                                          -------------------   -------------------
Numerator:
  Net loss..............................................        $(3,201)             $(45,000)
                                                                =======              ========
Denominator:
  Weighted average shares of common stock...............            823                 1,155
                                                                =======              ========
Net loss per share:
  Basic and diluted.....................................        $ (3.89)             $ (38.96)
                                                                =======              ========

     The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above as their effect would have been antidilutive for the periods indicated (in thousands):

                                                         FOR THE PERIOD
                                                        FROM SEPTEMBER 1,
                                                          1998 (DATE OF      YEAR ENDED
                                                          INCEPTION) TO     DECEMBER 31,
                                                        DECEMBER 31, 1998       1999
                                                        -----------------   ------------
Series A preferred stock..............................       12,127            12,220
Series B preferred stock..............................           --            10,640
Series C preferred stock..............................           --             7,105
Preferred stock warrants..............................        1,788               989
Common stock subject to repurchase....................           --                96
Common stock options and warrants.....................        2,135             8,805

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted-average number of shares of common stock outstanding, including the pro forma effect of the automatic conversion of the Company's preferred stock and mandatorily redeemable preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering, as if such conversion occurred on January 1, 1999, or at the date of issuance, if later. Pro forma common equivalents, consisting of incremental common stock issuance upon the exercise of stock options and warrants, as well as shares subject to repurchase agreements are not included in pro forma diluted net loss per share because they would be antidilutive.

                                  CORIO, INC.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established new standards of accounting and reporting for derivative instruments and hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 during its year ending December 31, 2001. To date, the Company has not engaged in any derivative or hedging activities.

NOTE 2 -- ACQUISITION OF DATA SYSTEMS CONNECTORS, INC.

     On September 4, 1998, the Company acquired all of the outstanding common stock of DSCI, a provider of information technology consulting services, license and other services.

     This transaction was accounted for using the purchase method of accounting. The allocation of the aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition was based on estimated fair values as determined by management. The allocation is summarized below (in thousands):

Goodwill and identifiable intangible assets.................  $6,567
Tangible net assets.........................................     491
                                                              ------
                                                              $7,058
                                                              ======

     The total purchase price of approximately $7.1 million consisted of $1,607,000 in cash, 3,492,000 shares of the Company's series A preferred stock valued at $1,643,000 issued to a stockholder of the Company (Note 14), a secured subordinated promissory note in the amount of $2,328,000 issued to the same stockholder of the Company (Note 14), assumed liabilities of $1,250,000 and transaction costs of $230,000.

     Intangibles, net, consists of the following (in thousands):

                                               DECEMBER 31, 1998    DECEMBER 31, 1999
                                               -----------------    -----------------
Intangibles..................................       $6,567               $ 6,567
Accumulated amortization.....................         (730)               (2,920)
                                                    ------               -------
                                                    $5,837               $ 3,647
                                                    ======               =======

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment, net, consists of the following (in thousands):

                                               DECEMBER 31, 1998    DECEMBER 31, 1999
                                               -----------------    -----------------
Computer equipment...........................       $  489               $ 4,985
Computer software............................           --                12,983
Furniture and fixtures.......................          673                   796
Leasehold improvements.......................          199                   207
                                                    ------               -------
                                                     1,361                18,971
Accumulated depreciation and amortization....          (19)               (4,591)
                                                    ------               -------
                                                    $1,342               $14,380
                                                    ======               =======

                                  CORIO, INC.

     Property and equipment includes assets under capital leases of $495,000 at December 31, 1998 and $5,800,000 at December 31, 1999. Accumulated depreciation of assets under capital leases totaled $781,000 at December 31, 1999. There was no accumulated depreciation at December 31, 1998.

NOTE 4 -- ACCRUED LIABILITIES

     Accrued liabilities consist of the following (in thousands):

                                                 DECEMBER 31, 1998   DECEMBER 31, 1999
                                                 -----------------   -----------------
Accrued license and technical access fees......       $   --              $4,285
Accrued compensation and related benefits......          339               1,658
Assumed liability in connection with DSCI
  acquisition..................................        1,250               1,250
Other..........................................          322                 970
                                                      ------              ------
                                                      $1,911              $8,163
                                                      ======              ======

NOTE 5 -- BORROWING AGREEMENT

     In February 1999, the Company entered into a $3 million revolving line of credit agreement with a bank, which expired in January 2000. Borrowings were limited to 80% of certain eligible accounts receivable and bear interest at the bank's prime rate (8.5% at December 31, 1999) plus 0.25%. The line of credit agreement was collateralized by certain assets of the Company and contains financial covenants, including a minimum tangible net worth and quick ratio. There were no borrowings under this line of credit agreement.

NOTE 6 -- NOTES PAYABLE

     In December 1998, the Company entered into a loan and security agreement to borrow up to $4,000,000. Borrowings under the agreement bear interest at 11.5% per annum and are payable in 42 monthly installments. Borrowings under the agreement are collateralized by substantially all of the Company's assets. As of December 31, 1999, $4,000,000 was outstanding and is payable as follows: 2000, $1,002,000; 2001, $1,554,000; 2002, $1,185,000; and 2003, $259,000. In
connection with the loan and security agreement, the Company granted the lender warrants to purchase 469,523 shares of series A preferred stock at an exercise price of $1.24 per share (Note 9).

                                  CORIO, INC.

NOTE 7 -- INCOME TAXES

     The income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34% to pretax income as a result of the following (in thousands):

                                                 DSCI                              CORIO
                                   --------------------------------    ------------------------------
                                                                       FOR THE PERIOD
                                                                            FROM
                                                    FOR THE PERIOD      SEPTEMBER 1,
                                                    FROM OCTOBER 1,    1998 (DATE OF
                                                     1997 THROUGH        INCEPTION)
                                    YEAR ENDED       SEPTEMBER 4,         THROUGH         YEAR ENDED
                                   SEPTEMBER 30,     1998 (DATE OF      DECEMBER 31,     DECEMBER 31,
                                       1997          ACQUISITION)           1998             1999
                                   -------------    ---------------    --------------    ------------
Federal tax at statutory rate....      $ 26              $(494)           $(1,088)         $(15,299)
State taxes......................        18                  1                  1                 3
Amortization of intangibles......        --                 --                200               745
Net operating loss not
  benefited......................        --                 44                887            11,576
Nondeductible expenses...........         5                449                 --               131
Nondeductible stock
  compensation...................        --                 --                 --             2,848
Other............................       (49)                --                 --                (4)
                                       ----              -----            -------          --------
  Total income tax expense.......      $ --              $  --            $    --          $     --
                                       ====              =====            =======          ========

     The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands):

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
Deferred tax assets:
  Accruals and reserves.....................................    $   315         $  1,922
  State income taxes........................................          1                1
  Other.....................................................         13               --
  Net operating loss and credit carryforwards...............        760           12,173
                                                                -------         --------
Gross deferred tax assets...................................      1,089           14,096
Valuation allowance.........................................     (1,089)         (13,691)
                                                                -------         --------
     Total deferred tax assets..............................         --              405
Deferred tax liability:
  Property and equipment....................................         --             (405)
                                                                -------         --------
Net deferred tax assets.....................................    $    --         $     --
                                                                =======         ========

     The acquisition of DSCI was structured as a tax-free exchange of stock, therefore, the difference between the recognized fair values of acquired net assets and their historical tax bases is not deductible for tax purposes.

     Based on the available objective evidence, management believes it is not more likely than not that the net deferred tax assets will be realized, therefore, management has established a valuation allowance for the entire amount of net deferred tax assets. The net change in the total valuation allowance for the year ended December 31, 1999 was an increase of $12,602,000; there was an increase of $1,089,000 for the period from September 1, 1998 (date of inception) through December 31, 1998.

                                  CORIO, INC.

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $32,974,000 and state income tax purposes of approximately $16,493,000 available to reduce future income subject to income taxes. The difference between the federal and state net operating loss carryforward is due to the State of California 50% limitation rule for net operating loss. The federal net operating loss carryforwards expire beginning in 2018 through 2019. State net operating loss carryforwards expire beginning in 2004.

     Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting years disclosed. If an ownership change occurred, utilization of the net operating loss carryforwards could be reduced significantly on an annual basis.

NOTE 8 -- LEASES AND COMMITMENTS

     The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2010. The Company subleases to a tenant, one of its facilities under a sub-lease agreement which expires on February 15, 2000 (sublease rental income of $75,000 in fiscal year 1999 and $13,000 in fiscal year 2000). Rent expense for the Predecessor was $67,000 for the year ended September 30, 1997 and $94,000 for the period from October 1, 1997 to September 4, 1998 (date of acquisition). Rent expense for the Company was $59,000 for the period from September 1, 1998 (date of inception) to December 31, 1998 and $1,473,000 for the year ended December 31, 1999. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.

     Future minimum lease payments under noncancelable operating (net of future minimum sublease rental income) and capital leases are as follows (in thousands):

                    YEARS ENDING
                    DECEMBER 31,                      CAPITAL LEASES   OPERATING LEASES
                    ------------                      --------------   ----------------
2000................................................     $ 1,947           $ 3,392
2001................................................       2,432             4,296
2002................................................       1,990             3,919
2003................................................         363             3,660
2004................................................          --             3,749
2005 and thereafter.................................          --            21,256
                                                         -------           -------
  Total minimum lease payments......................       6,732           $40,272
                                                                           =======
Less amount representing interest...................        (938)
                                                         -------
Present value of minimum lease payments.............       5,794
Less current portion................................      (1,457)
                                                         -------
Capital lease obligations, less current portion.....     $ 4,337
                                                         =======

     In December 1998, the Company entered into a master lease agreement to purchase equipment up to an aggregate of $4,000,000. As of December 31, 1999, the Company had drawn down approximately $3,339,000 related to this agreement. Each draw against the agreement bears interest at 8.75% per annum and is payable in 42 monthly installments. In connection with the agreement, the Company granted the lessor warrants to purchase 186,190 shares of series A preferred stock at an exercise price of $1.24 per share (Note 9).

                                  CORIO, INC.

     In December 1998, the Company entered into a guarantee with a lender for $350,000 as security on a facility lease. The guarantee is collateralized by certain assets of the Company. In connection with the guarantee, the Company granted the lender warrants to purchase 25,500 shares of series A preferred stock at an exercise price of $1.24 per share (Note 9).

     In December 1999, the Company entered into another guarantee with the same lender for a maximum $7,000,000 letter of credit as security on another facility lease. The guarantee is collateralized by certain assets of the Company. In connection with the guarantee, the Company granted the lender a right to purchase shares of series C preferred stock at an exercise price of $6.50 per share (Note 9).

NOTE 9 -- PREFERRED STOCK

     The Company currently has authorized for issuance an aggregate of 33,127,000 shares of $0.001 par value preferred stock. At December 31, 1999, the following numbers of shares of each series of preferred stock were authorized and were issued and outstanding (in thousands):

                                                                     SHARES ISSUED
                                                          SHARES          AND        LIQUIDATION
                        SERIES                          AUTHORIZED    OUTSTANDING       VALUE
                        ------                          ----------   -------------   -----------
A.....................................................    14,127        12,220         $ 5,751
B.....................................................    11,000        10,640          21,279
C.....................................................     8,000         7,105          46,180
                                                          ------        ------         -------
                                                          33,127        29,965         $73,210
                                                          ======        ======         =======

     As of December 31, 1999, 1,018,500 shares of series A preferred stock were subject to repurchase from a stockholder of the Company at a price of $0.01 per share (Note 14).

     During the year ended December 31, 1999, the Company issued 93,332 shares of series A preferred stock at an exercise price of $0.50 per share in exchange for services. The fair value of the series A preferred stock of $373,000 was recorded as a general and administrative expense.

     The holders of preferred stock have various rights and preferences as follows:

VOTING

     Each share of series A, B and C preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

DIVIDENDS

     Holders of convertible preferred stock are entitled to receive noncumulative dividends at the rate of $0.0235295, $0.10 and $0.325 per share per annum for each share of series A, B and C preferred stock, respectively, when and if declared by the board of directors. The holders of preferred stock will also be entitled to participate in dividends on common stock, when and if declared by the board of directors, based on the number of shares of common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock have been declared by the board from inception through December 31, 1999.

                                  CORIO, INC.

LIQUIDATION

     In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's common stock and preferred stock own less than 51% of the resulting voting power of the surviving entity, the holders of preferred stock are entitled to receive an amount of $0.47059, $2.00 and $6.50 per share of each share of series A, series B and series C preferred stock, respectively, held, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. The remaining assets, if any, shall be distributed among the holders of preferred stock and common stock pro rata based on the equivalent number of shares of common stock held by each; provided, however, that each holder of preferred stock ceases to share in such additional distributions at such time as the holder has received total distributions in respect of such share equal to three times the original purchase price. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences of the preferred stock in full the funds will be distributed ratably among the holders of preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

CONVERSION

     Each share of preferred stock is convertible, at the option of the holder, into the number of shares of common stock as determined by the then effective conversion ratio. Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of common stock at a per share price of at least $6.50 per share, with gross proceeds of at least $33,000,000, or (2) the consent of the holders of at least a majority of the holders of the then outstanding shares of series A preferred stock, the holders of at least a majority of the then outstanding shares of series B preferred stock, and the holders of at least a majority of the then outstanding shares of series C preferred stock.

WARRANTS FOR PREFERRED STOCK

     In December 1998 and in connection with (i) the master lease agreement to purchase equipment (Note 8), (ii) the $350,000 guarantee for security on a facility lease (Note 8), and (iii) a loan and security agreement for $4,000,000 (Note 6), the Company granted warrants to purchase 186,190 shares, 25,500 shares, and 469,523 shares, respectively, of series A preferred stock at the average of the price of the series A and series B preferred stock. Series A preferred stock price was $0.47 and was known at December 31, 1998. The series B preferred stock was issued at $2.00 per share in April 1999 and was not known at December 31, 1998. The estimated value of the warrant of $539,000 was recorded in the year ended December 31, 1998. Upon issuance of series B preferred stock, the actual fair value was determined and the amount was adjusted to a total adjusted fair value of $1,016,000. As of December 31, 1999, the warrants were outstanding and exercisable and will expire in December 2005 or three years from the closing of a public offering of common stock, whichever is earlier. The following assumptions were used in the Black-Scholes fair value calculation: no dividends; contractual life of seven years; risk-free interest rate of 6.0%; and expected volatility of 60%. The fair value of the warrants is amortized over a period of 42 months.

     In October 1999, the Company granted to a software vendor in connection with a remarketing agreement a warrant to purchase 153,846 shares of series C preferred stock at $6.50 per share. This is a performance based warrant that will become exercisable in October 2000, provided that the remarketing agreement continues with the software vendor. Assuming the performance criteria are met, the warrant will expire in October 2002. The fair value of the warrant issued will be remeasured

                                  CORIO, INC.

each period using the Black-Scholes option pricing model. At December 31, 1999, the fair value of the warrant was calculated using the Black-Scholes option pricing model, using $6.50 as the fair value of the underlying preferred stock and the following weighted-average assumptions at December 31, 1999: no dividends; contractual life of 3 years; risk-free interest rate of 6.5%; and expected volatility of 70%. The fair value of the warrant of $508,000 at December 31, 1999 is being amortized over one year.

     In addition, the Company granted to a service provider a warrant to purchase 153,846 shares of series C preferred stock at $6.50 per share. As of December 31, 1999, the warrant was outstanding and exercisable and will expire in October 2001. The fair value of the warrant issued was calculated using the Black-Scholes option pricing model, using $6.50 as the fair value of the underlying preferred stock and the following weighted-average assumptions: no dividends; contractual life of 2 years; risk-free interest rate of 6.5%; and expected volatility of 70%. The fair value of the warrant of $419,000 is being amortized over two years.

     In December 1999, the Company granted a lender (Note 8) a warrant to purchase shares of series C preferred stock at $6.50 per share. The number of shares will be calculated as a percent of the $7,000,000 letter of credit. The percentages start at 4% if the Company closes a public offering of common stock, acquisition or merger on or before June 30, 2000 and increases to 80% if the Company closes a public offering of common stock, acquisition or merger on or after January 1, 2004. This warrant does not become exercisable unless the Company successfully completes an initial public offering, acquisition or merger. In the event the Company successfully completes a public offering, the warrant is exercisable through December 2006 or 3 years from the date of a public offering, whichever is earlier.

NOTE 10 -- COMMON STOCK

     The Company's certificate of incorporation authorizes the Company to issue 50,000,000 shares of $0.001 par value common stock. As of December 31, 1999, an aggregate of 1,574,584 shares were issued and outstanding, including an aggregate of 96,354 shares subject to repurchase at a weighted average price of $0.24 per share (Note 11).

     During the year ended December 31, 1999, the Company issued 50,000 shares of common stock in exchange for services. The fair value of the common stock of $189,000 was recorded as a marketing expense. In addition, the Company issued 125,000 shares of common stock to board members of the Company. The fair value of the common stock of $350,000 was recorded as a general and administrative expense.

WARRANT FOR COMMON STOCK

     In October 1999, the Company granted to a landlord a warrant to purchase 50,000 shares of the Company's common stock at an exercise price of $6.50 per share. As of December 31, 1999, the warrant was outstanding and exercisable and will expire in December 2001. The fair value of the warrant issued was calculated using the Black-Scholes pricing model, using $6.50 as the fair value of the underlying common stock and the following weighted-average assumptions: no dividends; contractual life of 2 years; risk-free interest rate of 6.5%; and expected volatility of 70%. The fair value of the warrant of $136,000 is being amortized over the term of the related lease agreement.

                                  CORIO, INC.

COMMON STOCK RESERVED

     At December 31, 1999, the Company has reserved shares of common stock for issuance as follows:

Conversion of preferred stock...............................  29,964,795
Exercise of outstanding options.............................   8,754,951
Exercise of preferred stock warrants........................     988,905
Exercise of common stock warrant............................      50,000
Additional shares available for grant under the 1998 Stock
  Plan......................................................     618,467
                                                              ----------
          Total.............................................  40,377,118
                                                              ==========

NOTE 11 -- STOCK OPTION PLAN

     Under the Company's 1998 Stock Plan (the "Plan"), the Company was authorized as of December 31, 1999 to issue up to 9,900,000 shares of common stock to directors, employees, and consultants. The Plan provides for the issuance of stock purchase rights, incentive stock options and nonstatutory stock options.

     Stock purchase rights that have been issued under the Plan are subject to a restricted stock purchase agreement, whereby the Company has the right to repurchase the stock upon the voluntary or involuntary termination of the purchaser's employment with the Company at the original issuance cost. The Company's repurchase right lapses at a rate determined by the Plan administrator, but at a minimum rate of 20% per year. Through December 31, 1999, the Company had issued 475,000 shares under restricted stock purchase agreements, of which 200,000 shares have been repurchased. As of December 31, 1999, 96,354 shares are subject to repurchase at a weighted average price of $0.24 per share.

     Under the Plan, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of grant for employees owning 10% or less of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock.

     Under the Plan, options generally expire in 10 years. However, the term of the options may be limited to 5 years if incentive stock options are granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Company's Board of Directors and generally provide for shares to vest over a four-year period.

                                  CORIO, INC.

     A summary of the status of the Company's options under the Plan is as follows:

                                                             OPTIONS OUTSTANDING
                                                         ----------------------------
                                            SHARES                        WEIGHTED
                                           AVAILABLE     NUMBER OF        AVERAGE
                                           FOR GRANT       SHARES      EXERCISE PRICE
                                          -----------    ----------    --------------
Balance, September 1, 1998
  Shares reserved for grant.............    7,000,000            --        $  --
  Granted...............................   (2,206,000)    2,206,000        $0.05
  Cancelled.............................       71,000       (71,000)       $0.05
                                          -----------    ----------
Balance, December 31, 1998..............    4,865,000     2,135,000        $0.05
  Shares reserved for grant.............    2,900,000            --
  Granted...............................  (10,527,391)   10,527,391        $0.59
  Exercised.............................           --      (526,582)       $0.07
  Cancelled.............................    3,380,858    (3,380,858)       $0.06
                                          -----------    ----------
Balance, December 31, 1999..............      618,467     8,754,951        $0.70
                                          ===========    ==========

     Weighted-average fair values per share of options granted during the following years were:

1998........................................................  $0.06
                                                              -----
1999........................................................  $2.66
                                                              -----

     The following table summarizes information concerning options outstanding as of December 31, 1999:

                        OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
               -------------------------------------   ----------------------------
                               WEIGHTED
                               AVERAGE      WEIGHTED
  RANGE OF                    REMAINING     AVERAGE                     WEIGHTED
  EXERCISE       NUMBER      CONTRACTUAL    EXERCISE     NUMBER         AVERAGE
   PRICES       OF SHARES    LIFE (YEARS)    PRICE      OF SHARES    EXERCISE PRICE
------------   -----------   ------------   --------   -----------   --------------
$0.05........   1,572,626        8.90        $0.05        62,857         $0.05
$0.20 - $0.35..  2,005,100       9.42        $0.30        28,350         $0.35
$0.40........   2,295,975        9.58        $0.40            --         $0.00
$1.50........   2,515,900        9.73        $1.50        16,000         $1.50
$2.00........     365,350        9.88        $2.00            --         $0.00
                ---------                                -------
                8,754,951        9.48        $0.70       107,207         $0.35
                =========                                =======

     As of December 31, 1998, 530,625 shares were exercisable at a weighted-average exercise price of $0.05 per share.

STOCK-BASED COMPENSATION

     In connection with stock options granted to employees to purchase common stock, the Company recorded a deferred charge for stock-based compensation of $39,000 for the period from September 1, 1998 (date of inception) to December 31, 1998 and $23,473,000 for the year ended December 31, 1999. Such amounts represent, for employee stock options, the difference at the grant date between the exercise price of each stock option granted and the fair value of the underlying common stock. The deferred charges for employee options are being amortized to expenses using the graded vesting approach through fiscal year 2003. Amortization of deferred stock-based

                                  CORIO, INC.

compensation expense was $7,000 for the period from September 1, 1998 (date of inception) to December 31, 1998 and $8,524,000 in the year ended December 31, 1999. The amortization of deferred stock-based compensation relates to the following items in the accompanying statements of operations (in thousands):

                                                FOR THE PERIOD FROM
                                                 SEPTEMBER 1, 1998
                                                (DATE OF INCEPTION)
                                                  TO DECEMBER 31,        YEAR ENDED
                                                       1998           DECEMBER 31, 1999
                                                -------------------   -----------------
Costs and expenses:
  Application management services.............          $--                $  229
  Professional services.......................            1                   427
  Research and development....................            3                   923
  Sales and marketing.........................            1                 2,769
  General and administrative..................            2                 4,176
                                                        ---                ------
                                                        $ 7                $8,524
                                                        ===                ======

     In connection with stock options granted to non-employees to purchase common stock, the Company recorded compensation of $57,000 in the year ended December 31, 1999. Such amount represents, for non-employee options, the deemed fair value of the option at the date of vesting.

ADDITIONAL STOCK PLAN INFORMATION

     If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                FOR THE PERIOD FROM
                                                 SEPTEMBER 1, 1998
                                                (DATE OF INCEPTION)
                                                  TO DECEMBER 31,        YEAR ENDED
                                                       1998           DECEMBER 31, 1999
                                                -------------------   -----------------
Net loss:
  As reported.................................        $(3,201)            $(45,000)
  Pro forma...................................        $(3,211)            $(45,749)
Basic and diluted net loss per share:
  As reported.................................        $ (3.89)            $ (38.96)
  Pro forma...................................        $ (3.90)            $ (39.61)

     The Company calculated the fair value of each option on the date of grant using the graded vesting approach with the following weighted-average assumptions: no dividends; expected option term of four years; risk free interest rates of 6.0% for the period from September 1, 1998 (date of inception) to December 31, 1998 and 6.5% for the year ended December 31, 1999; and expected volatility of 60% for the period from September 1, 1998 (date of inception) to December 31, 1998 and 70% for the year ended December 31, 1999.

                                  CORIO, INC.

NOTE 12 -- EMPLOYEE BENEFIT PLAN

     The Company sponsors a qualified 401(k) defined contribution plan (the "Plan") covering substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 25% of their earnings into the Plan. Contributions made by the Company are discretionary, and the Company has not made any contributions since inception of the Plan.

NOTE 13 -- SIGNIFICANT CUSTOMER INFORMATION AND SEGMENT REPORTING INFORMATION

     The Company has adopted SFAS No. 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required. Based on the information provided to the Company's chief operating decision maker for purposes of making decisions about allocating resources and assessing performance, the Company's operations have been classified into two operating segments (i) application management services and (ii) professional services. The operations of the Predecessor were classified in a single operating segment, professional services. Corporate expenses, including those for sales and marketing, general and administrative and research and development, are not allocated to operating segments.

     Disaggregated information is as follows (in thousands):

                                             APPLICATION
                                             MANAGEMENT    PROFESSIONAL
                                              SERVICES       SERVICES     UNALLOCATED    TOTAL
                                             -----------   ------------   -----------   --------
FOR THE PERIOD FROM SEPTEMBER 1, 1998 (DATE
  OF INCEPTION) THROUGH DECEMBER 31, 1998
Revenues...................................    $    --       $ 1,292       $     --     $  1,292
Depreciation and amortization..............    $    --       $     3       $     16     $     19
Segment profit (loss)......................    $    --       $   253       $ (3,454)    $ (3,201)
FOR THE YEAR ENDED DECEMBER 31, 1999
Revenues...................................    $   746       $ 5,036       $     --     $  5,782
Depreciation and amortization..............    $ 1,228       $   124       $  3,316     $  4,668
Segment loss...............................    $(5,551)      $(2,719)      $(36,730)    $(45,000)

     The Company does not allocate all assets to its operating segments, nor does it allocate interest revenue or interest expense. In addition, the Company has no foreign operations.

                                  CORIO, INC.

Significant customer information is as follows:

                                                                                                   PERCENT OF TOTAL
                                             PERCENT OF TOTAL REVENUE                             ACCOUNTS RECEIVABLE
                       --------------------------------------------------------------------   ---------------------------
                                     DSCI                               CORIO                            CORIO
                       ---------------------------------   --------------------------------   ---------------------------
                                        FOR THE PERIOD      FOR THE PERIOD
                                             FROM                FROM
                                        OCTOBER 1, 1997    SEPTEMBER 1, 1998
                                              TO               (DATE OF
                        YEAR ENDED     SEPTEMBER 4, 1998      INCEPTION)        YEAR ENDED
                       SEPTEMBER 30,       (DATE OF         TO DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                           1997          ACQUISITION)            1998              1999           1998           1999
                       -------------   -----------------   -----------------   ------------   ------------   ------------
Customer A...........       --                32%                 43%               19%            32%            --
Customer B...........       --                --                  11%               --             13%            --
Customer C...........       --                --                  --                18%            --             --
Customer D...........       --                --                  --                --             --             35%
Customer E...........       24%               33%                 --                --             --             --
Customer F...........       40%               --                  --                --             --             --

NOTE 14 -- RELATED PARTY TRANSACTIONS

     In connection with the acquisition of DSCI in September 1998, the Company issued a secured subordinated promissory note for $2,328,000 to a stockholder of the Company. The promissory note earned interest at 9.5% per annum and is payable in two equal payments occurring on each of the first two anniversaries of the date of issuance. During 1999, the Company made the first cash payment of $1,336,000 (including principal of $1,110,000 and interest of $226,000) and converted $1,000,000 (including principal of $968,000 and interest of $32,000) into 153,846 shares of series C preferred stock. As of December 31, 1999, the outstanding balance was $250,000, which will be repaid in fiscal year 2000.

     In addition, 3,492,000 shares of the Company's series A preferred stock, valued at $1,643,000, was issued to the same stockholder of the Company as a result of the acquisition of DSCI (Note 2). Such shares were issued under a restricted stock agreement, whereby the Company has the right to repurchase any unvested shares at a price per share of $0.01. The vesting terms are as follows:
1,746,000 shares shall vest immediately, 582,000 shares shall vest within one year, and the remaining 1,164,000 shares shall vest monthly over 36 months. As of December 31, 1999, 1,018,500 shares of series A preferred stock are subject to repurchase at a price of $0.01 per share.

     In January 1999, the Company entered into an outsourcer alliance agreement with PeopleSoft for a software license to offer PeopleSoft software to customers of the Company and for other rights, and in March 1999, the Company entered into a software license and services agreement with PeopleSoft for a license to use PeopleSoft software internally. Two directors of the Company are also members of the board of directors of PeopleSoft. Pursuant to the agreements, the Company paid a total of approximately $7.5 million to PeopleSoft in 1999, and the Company had an accrued liability to PeopleSoft pursuant to these agreements of approximately $1.8 million as of December 31, 1999.

NOTE 15 -- SUBSEQUENT EVENTS

     In January and February 2000, the board of directors approved an increase in the number of reserved shares under the 1998 Stock Plan (the "Plan") by 2,100,000 and 6,500,000 shares, respectively, for a total of 18,500,000 shares reserved for issuance under the Plan. In addition, the Plan provides for automatic annual increases in the number of shares reserved for issuance under the Plan in an amount each year equal to the lesser of 1) 6% of the outstanding amount on such date, 2) 6,000,000 shares and 3) such lesser amount as may be determined by the board of directors.

                                  CORIO, INC.

     In February 2000, the board of directors approved to reserve 1,000,000 shares for issuance under the Employee Stock Purchase Plan 2000 (the "ESPP"). In addition, the ESPP provides for automatic annual increases in the number of shares reserved for issuance under the ESPP, in an amount each year equal to the lesser of (1) 2.5% of the outstanding shares on such date, (2) 2,500,000 shares or (3) such lesser amount as may be determined by the Board of Directors.

     In February 2000, the Company released from its rights of repurchase 422,400 shares of its series A preferred stock held by a stockholder in connection with the exercise of a call option held by an investor with respect to those shares. The exercise of this call option was effected pursuant to a cash option agreement entered into by the Company, such stockholder and such investor in September 1998.

     In March 2000, the Company entered into a volume purchase agreement to purchase up to $6,000,000 of equipment through September 2001.

     In April 2000, the Company entered into an equipment lease line of credit agreement to purchase up to an aggregate of $5,000,000. In connection with the agreement, the Company issued the lender a warrant to purchase up to $100,000 of the Company's common stock at 90% of the price per share of the common stock offered in an initial public offering by the Company.

     In April 2000, the Company issued 5,450,000 shares of senior series E mandatorily redeemable preferred stock at $10.00 per share, for aggregate net proceeds of approximately $54.5 million. The senior series E mandatorily redeemable preferred stock converts to common stock upon an initial public offering at 73% of the price per share of the common stock offered in an initial public offering by the Company completed on or before December 31, 2000, or at 65% of the price per share in the event of certain transactions as defined. The Company will record a significant beneficial conversion adjustment which will increase net loss to derive net loss attributable to common stockholders. Such adjustment will be recorded in the period in which the Company completes an initial public offering.

     In April 2000, the Company entered into a strategic alliance with Ernst & Young, on behalf of its consulting division, or E&Y Consulting, whereby E&Y Consulting will exclusively offer services of the Company to its customers and will provide systems integration and support services to customers of the Company. In connection with the agreement, the Company issued E&Y Consulting warrants to purchase up to 7,000,000 shares of the Company's common stock at an exercise price of $6.50 per share. E&Y Consulting may exercise approximately 4.7 million of these warrants upon completion of an initial public offering and the remaining warrants become exercisable upon achievement of target volume revenues resulting from referrals by E&Y Consulting in the period from the date of the agreement through the end of 2002. The warrants are subject to cancellation or repurchase, in whole or in part, if E&Y Consulting breaches a material provision of the agreement or fails to achieve agreed-upon revenue referral targets. As these are performance based warrants, the fair value of the warrant issued will be remeasured each period using the Black-Scholes option pricing model and the resulting charges will be recorded as a sales and marketing expense. The Company expects to record a significant beneficial conversion adjustment to net loss to derive net loss attributable to common stockholders in connection with the issuance of these securities. The beneficial conversion adjustment will be recorded in the period during which the Company consummates an initial public offering.

     In February 2000, Ernst & Young announced that it had reached an agreement to sell almost all of E&Y Consulting to Cap Gemini S.A., a leading European management consulting and information technology services group. If this sale is consummated, Ernst & Young is entitled to assign its rights and obligations pursuant to our alliance to Cap Gemini.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                             ----------------------

                               TABLE OF CONTENTS

                                       Page
                                       ----
Prospectus Summary...................    1
Risk Factors.........................    5
Note Regarding Forward-Looking
  Statements.........................   19
Use of Proceeds......................   20
Dividend Policy......................   20
Capitalization.......................   21
Dilution.............................   22
Selected Financial Data..............   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   24
Business.............................   34
Management...........................   46
Certain Transactions.................   53
Principal Stockholders...............   56
Description of Capital Stock.........   58
Shares Eligible for Future Sale......   62
Underwriting.........................   64
Validity of Common Stock.............   65
Experts..............................   65
Change in Independent Auditors.......   66
Where You Can Find Additional
  Information........................   66
Index to Financial Statements........  F-1

                             ----------------------

     Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                                 Shares

                                  CORIO, INC.

                                  Common Stock

                             ----------------------

                                  [CORIO LOGO]

                             ----------------------
                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                               ROBERTSON STEPHENS

                                   AMERITRADE

                      Representatives of the Underwriters
------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                  AMOUNT
                                                                TO BE PAID
                                                                ----------
Registration Fee............................................     $13,200
NASD Fee....................................................       5,500
Nasdaq National Market Listing Fee..........................           *
Printing and Engraving......................................           *
Legal Fees and Expenses.....................................           *
Accounting Fees and Expenses................................           *
Blue Sky Fees and Expenses..................................      25,000
Transfer Agent Fees.........................................           *
Miscellaneous...............................................           *
                                                                 -------
     Total..................................................     $     *
                                                                 =======

---------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the Company or its stockholders. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation of the Registrant provides, inter alia, that each person who is made a party or is threatened to be made a party to or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, is authorized to be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee's heirs, executors and administrators; provided, however, that, except with respect to the proceedings brought by an indemnitee to enforce rights to indemnification (subject to certain restrictions and as more fully described in the Registrant's certificate of incorporation), the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in the Registrant's certificate of incorporation includes the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition; provided, however, that, if and to the extent that the Delaware General Corporation Law requires, such an advancement of expenses incurred by an indemnitee in his or her capacity in which service was or is rendered by such indemnitee, including, without limitation, service with respect to an employee benefit plan, shall be made only upon delivery to the Company of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Company's certificate of incorporation or otherwise.

     The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. The indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. Pursuant to the indemnity agreements, the Company will not be obligated to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the board of directors or brought to enforce a right to indemnification under such indemnity agreement, the Company's certificate of incorporation, bylaws or any statute or law, or as otherwise required under Section 145 of the Delaware General Corporation Law. Also under the indemnification agreements, the Company is not obligated to indemnify the indemnified party for (i) any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous, (ii) acts, omissions or transactions on the part of the indemnified party from which such party may not be relieved of liability under applicable law or (iii) expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Exchange Act, or any similar or successor statute.

     The indemnification provisions in the certificate of incorporation and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the 1933 Act.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
   1.1     Form of Underwriting Agreement
   3.1     Certificate of Incorporation of the Registrant
   3.2     Form of Amended and Restated Certificate of Incorporation of
           the Registrant
  10.1     Form of Indemnification Agreement entered into by the
           Registrant with each of its directors and executive officers

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following consists of information regarding all securities sold by us since September 1998:

     1. In September 1998, we issued and sold 11,992,000 shares of our series A preferred stock to a total of 5 investors at $0.47059 per share, for aggregate proceeds of $4,000,015. One consultant was issued 135,000 shares of series A preferred stock for his services in connection with our series A preferred stock Financing. The foregoing purchase and sale was exempt from Registration under the

Securities Act pursuant to Section 4(2), and Regulation D promulgated thereunder, on the basis that the investors were "accredited" as defined therein and the sale did not involve a public offering.

     2. In December 1998, we sold warrants to purchase up to 681,213 shares of series A preferred stock at an exercise price of $1.24 per share. The foregoing purchase and sale was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     3. On February 23, 1999, we issued and sold 300,000 shares of common stock to a member of our board of directors at $0.05 per share, for aggregate proceeds of $15,000. This member of our board of directors subsequently resigned from our board, after which time we purchased 200,000 of his shares under our right of repurchase. The foregoing purchase and sale was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     4. On April 9, 1999, April 16, 1999 and May 7, 1999, we issued and sold 10,639,842 shares of series B preferred stock to a total of 21 investors at $2.00 per share, for aggregate proceeds of $21,024,996. The foregoing purchase and sale was exempt from Registration under the Securities Act pursuant to
Section 4(2), and Regulation D promulgated thereunder, on the basis that the investors were "accredited" as defined therein and the sale did not involve a public offering.

     5. On July 7, 1999, we issued and sold 50,000 shares of common stock to a consultant at $0.20 per share, for aggregate proceeds of $10,000. The foregoing purchase and sale was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     6. On July 8, 1999, we issued and sold 25,000 shares of common stock to a member of the board of directors at $0.40 per share, for aggregate proceeds of $10,000. The foregoing purchase and sale was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     7. On August 2, 1999, we issued and sold 93,332 shares of series A preferred stock to a consultant at $1.00 per share in exchange for services, for aggregate proceeds of $93,332. The foregoing purchase and sale was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     8. In October 15, 1999, we issued and sold warrants to purchase 50,000 shares of common stock to Spieker Properties, L.P. at an exercise price of $6.50 per share. The foregoing purchase and sale was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     9. On October 29, 1999, November 15, 1999 and December 15, 1999, we issued and sold 7,104,621 shares of series C preferred stock to a total of 31 investors at $6.50 per share, for aggregate proceeds of $45,180,039. In October 1999, we also issued and sold warrants to Concentric Network Corporation and Siebel Systems, Inc. to purchase 307,692 shares of series C preferred stock at an exercise price of $6.50 per share. The foregoing purchases and sales were exempt from Registration under the Securities Act pursuant to Section 4(2), and Regulation D promulgated thereunder, on the basis that the investors were "accredited" as defined therein and the sale did not involve a public offering.

     10. On December 27, 1999, we issued and sold warrants to purchase 43,077 shares of series C preferred stock to Comdisco, Inc. at an exercise price of $6.50 per share, assuming this offering is completed on or before June 30, 2000. The foregoing purchase and sale was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     11. On February 17, 2000, we issued 9,716 shares of common stock to Steve Walden in connection with consulting services. The foregoing purchase and sale was exempt from Registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

     12. On April 20, 2000, we issued an aggregate of 5,450,000 shares of senior series E mandatorily redeemable preferred stock at $10.00 per share, at $10.00 per share, for aggregate net proceeds of approximately $54.5 million. The foregoing purchase and sale was exempt from Registration under the Securities Act pursuant to Section 4(2), and Regulation D promulgated thereunder, on the basis that the investors were "accredited" as defined therein and the sale did not involve a public offering.

     13. Since September 1998, we have granted stock options under our 1998 Stock Plan, covering an aggregate of 9,973,173 shares of common stock (net of expirations, exercises and cancellations) at exercise prices ranging from $0.05 to $12.00. The foregoing transactions were exempt from Registration under the Securities Act pursuant to Rule 701.

     14. Since September 1998, options to purchase 1,582,477 shares were exercised with a weighted average exercise price of approximately $0.60 a share. These transactions were exempt from Registration under the Securities Act pursuant to Rule 701.

     None of the transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access to information about us.

     In particular, the securities described in the preferred stock financings and warrant issuances pursuant to numbers 1, 2, 3, 6, 8, 9, 10 and 11 are owned in their entirety by individuals or large institutional investors who (A) represented to us that they were "accredited investors" within the definition of Rule 501 of Regulation D, familiar with investing in private companies, (B) represented to us that they understood that the securities they were purchasing were restricted and the risk of possible loss associated with their investment,
(C) represented to us that they were familiar with our history and business, (D) received our recent financial information and (E) were afforded the opportunity to ask questions of our management. Each of the investors had expressed previous interest to our officers and directors in making an investment in us when an opportunity was available, and such investors were contacted only on a one-on-one basis without any general solicitation or advertising of the investment opportunity. Accordingly, we believe that the each of the foregoing transactions was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

    EXHIBIT                        EXHIBIT DESCRIPTION
    -------                        -------------------
     1.1       Form of Underwriting Agreement
     3.1       Certificate of Incorporation of the Registrant
     3.2       Form of Amended and Restated Certificate of Incorporation of
               the Registrant
     3.3       Bylaws of the Registrant
     4.1       Form of Registrant's Common Stock Certificate
     5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding legality of the securities being issued
    10.1       Form of Indemnification Agreement entered into by and
               between the Registrant and each of its directors and
               executive officers

    EXHIBIT                        EXHIBIT DESCRIPTION
    -------                        -------------------
    10.2+      Hosting License Agreement dated June 30, 1999 between the
               Registrant and Active Software, Inc.
    10.3+      Master Agreement dated November 8, 1999 between the
               Registrant and BroadVision, Inc.
    10.4+      Reseller Agreement dated November 8, 1999 between the
               Registrant and BroadVision, Inc.
    10.5+*     License and Hosting Agreement dated October 29, 1999 between the Registrant and Commerce One, Inc.
    10.6+      Host Server Solutions Service Agreement dated January 29,
               1999 between the Registrant and Concentric Network, Inc.
    10.7+      Amendment No. 1 to Host Server Solutions Service Agreement
               dated August 23, 1999 between the Registrant and Concentric
               Network, Inc.
    10.8+*     Application Service Provider Agreement dated December 9,
               1999 between the Registrant and E.piphany, Inc.
    10.9+*     Alliance and Co-Marketing Agreement dated April 20, 2000
               between the Registrant and Ernst & Young LLP.
    10.10+*    Amended and Restated Investor Rights Agreement dated April
               20, 2000 between the Registrant and Ernst & Young LLP.
    10.11+     Outsourcer Alliance Agreement dated January 1, 1999 between the Registrant and PeopleSoft USA, Inc.
    10.12+     Marketing Alliance Agreement dated February 10, 2000 between the Registrant and SAP America, Inc.
    10.13+     Value Added Industry Remarketer Agreement dated August 13,
               1999 between the Registrant and Siebel Systems, Inc.
    10.14      Form of Change in Control Agreement entered into by and
               between the Registrant and certain of its officers.
    16.1       Letter regarding change in independent auditors
    20.1       1998 Stock Plan
    20.2       Employee Stock Purchase Plan 2000 and related agreements
    23.1*      Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
    23.2       Report on Financial Statement Schedule and Consent of
               Independent Auditors
    24.1       Power of Attorney (see page II-7)
    27.1       Financial Data Schedule

---------------
* To be filed by amendment.
+ Confidential treatment has been requested for certain portions of this exhibit.

     (b) FINANCIAL STATEMENT SCHEDULES

           Schedule II -- Valuation and Qualifying Accounts.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act, or Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on the 21st day of April, 2000.

                                          CORIO, INC.
                                          By:      /s/ GEORGE KADIFA
                                            ------------------------------------
                                                       George Kadifa,
                                             President, Chief Executive Officer
                                                        and Director

     KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints George Kadifa and Eric Keller, and each of them, as his true and lawful attorneys-in-fact and agents, each with the power of substitution, for him in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----
                  /s/ GEORGE KADIFA                       President and Chief      April 21, 2000
-----------------------------------------------------    Executive Officer and
                    George Kadifa                         Director (Principal
                                                           Executive Officer)

                 /s/ ERIC J. KELLER                     Executive Vice President   April 21, 2000
-----------------------------------------------------     and Chief Financial
                   Eric J. Keller                          Officer (Principal
                                                        Financial and Accounting
                                                                Officer)

                 /s/ JONATHAN J. LEE                   Founder and Chief Strategy  April 21, 2000
-----------------------------------------------------           Officer
                   Jonathan J. Lee

                  /s/ VINOD KHOSLA                              Director           April 21, 2000
-----------------------------------------------------
                    Vinod Khosla

                  /s/ ANEEL BHUSRI                              Director           April 21, 2000
-----------------------------------------------------
                    Aneel Bhusri

                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----
                 /s/ TED E. SCHLEIN                             Director           April 21, 2000
-----------------------------------------------------
                   Ted E. Schlein

                 /s/ ROGER S. SIBONI                            Director           April 21, 2000
-----------------------------------------------------
                   Roger S. Siboni

              /s/ GEORGE J. STILL, JR.                          Director           April 21, 2000
-----------------------------------------------------
                George J. Still, Jr.

                                  SCHEDULE II

                                  CORIO, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                              CHARGED
                                                BALANCE AT    TO COSTS    DEDUCTIONS/    BALANCE AT
                                                BEGINNING       AND         WRITE-         END OF
                 DESCRIPTION                    OF PERIOD     EXPENSES       OFFS          PERIOD
                 -----------                    ----------    --------    -----------    -----------
Accounts receivable allowances:
Predecessor:
  For the year ended September 30, 1997.......     $ --         $ --         $ --           $ --
  For the period from October 1, 1997 to
     September 4, 1998 (date of
     acquisition).............................     $ --         $ --         $ --           $ --
Company:
  For the period from September 1, 1998 (date
     of inception) to December 31, 1998.......     $ --         $138         $ --           $138
  For the year ended December 31, 1999........     $138         $125         $(30)          $233

                                 EXHIBIT INDEX

EXHIBIT                        EXHIBIT DESCRIPTION
-------                        -------------------
  1.1      Form of Underwriting Agreement
  3.1      Certificate of Incorporation of the Registrant
  3.2      Form of Amended and Restated Certificate of Incorporation of
           the Registrant
  3.3      Bylaws of the Registrant
  4.1      Form of Registrant's Common Stock Certificate
  5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding legality of the securities being issued
 10.1      Form of Indemnification Agreement entered into by and
           between the Registrant and each of its directors and
           executive officers
 10.2+     Hosting License Agreement dated June 30, 1999 between the
           Registrant and Active Software, Inc.
 10.3+     Master Agreement dated November 8, 1999 between the
           Registrant and BroadVision, Inc.
 10.4+     Reseller Agreement dated November 8, 1999 between the
           Registrant and BroadVision, Inc.
 10.5+*    License and Hosting Agreement dated October 29, 1999 between the Registrant and Commerce One, Inc.
 10.6+     Host Server Solutions Service Agreement dated January 29,
           1999 between the Registrant and Concentric Network, Inc.
 10.7+     Amendment No. 1 to Host Server Solutions Service Agreement
           dated August 23, 1999 between the Registrant and Concentric
           Network, Inc.
 10.8+*    Application Service Provider Agreement dated December 9,
           1999 between the Registrant and E.piphany, Inc.
 10.9+*    Alliance and Co-Marketing Agreement dated April 20, 2000
           between the Registrant and Ernst & Young LLP.
10.10+*    Amended and Restated Investor Rights Agreement dated April
           20, 2000 between the Registrant and Ernst & Young LLP.
 10.11+    Outsourcer Alliance Agreement dated January 1, 1999 between the Registrant and PeopleSoft USA, Inc.
 10.12+    Marketing Alliance Agreement dated February 10, 2000 between the Registrant and SAP America, Inc.
 10.13+    Value Added Industry Remarketer Agreement dated August 13,
           1999 between the Registrant and Siebel Systems, Inc.
 10.14     Form of Change in Control Agreement entered into by and
           between the Registrant and each of its executive officers.
 16.1      Letter regarding change in independent auditors
 20.1      1998 Stock Plan
 20.2      Employee Stock Purchase Plan 2000 and related agreements
 23.1*     Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
 23.2      Report on Financial Statement Schedule and Consent of
           Independent Auditors
 24.1      Power of Attorney (see page II-7)
 27.1      Financial Data Schedule

---------------
* To be filed by amendment.
+ Confidential treatment has been requested for certain portions of this exhibit.